Exhibit (a)(1)(A)

UDEMY, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING AWARDS FOR

NEW RESTRICTED STOCK UNITS

This document constitutes part of the prospectus relating to the securities that have been registered under the Securities Act of 1933, as amended.

The prospectus relates to the Udemy, Inc. 2010 Equity Incentive Plan and Udemy, Inc. 2021 Equity Incentive Plan.

July 11, 2022

UDEMY, INC.

Offer to Exchange Certain Outstanding Awards

for New RSUs

This offer and withdrawal rights will expire at 6:00 p.m., U.S. Pacific Time,

on August 6, 2022, unless we extend them.

By this offer, Udemy, Inc. (referred to as “Udemy,” the “Company,” “we,” “our” or “us”) is giving eligible employees of Udemy and of our subsidiaries (including our executive officers), as well as individuals employed through professional employment organizations, such as Globalization Partners, who are providing services to Udemy or our subsidiaries, the opportunity to exchange some or all of their options or stock appreciation rights (“SARs”) granted under our 2010 Equity Incentive Plan, as amended (the “2010 Plan”), with a per share exercise price equal to or greater than U.S. $11.13, whether vested or unvested, that are outstanding at the start of this offer and remain outstanding and unexercised through the expiration of this offer (collectively the “Eligible Awards”), for restricted stock units (“RSUs”) covering the same number of shares that were subject to the Eligible Awards exchanged immediately before being canceled in the offer. RSUs are promises by Udemy to issue shares of our common stock in the future provided that the vesting criteria are satisfied. All eligible personnel who participate in the offer will receive new equity awards entirely in the form of RSUs in exchange for their canceled Eligible Awards. The RSUs granted pursuant to this offer are referred to as “New RSUs.” Each New RSU will be granted under, and subject to, the terms and conditions of our 2021 Equity Incentive Plan (the “2021 Plan”) and an award agreement between you and Udemy thereunder.

We will grant New RSUs on the U.S. calendar day on which the offer expires, which is the same U.S. calendar day on which we will cancel the Eligible Awards that you exchange in the offer. We expect that the offer will expire on August 6, 2022. If the expiration date of the offer is extended, the date on which we grant New RSUs similarly will be delayed.

The number of shares of our common stock subject to the New RSUs you receive will be equal to the number of shares of our common stock subject to the Eligible Awards that you elect to exchange. New RSUs will be unvested as of the date they are granted, regardless of whether the Eligible Awards were vested or unvested and will be scheduled to vest based on your continued service with us or our subsidiaries through each applicable “Quarterly Vesting Date” (as defined below) in accordance with the new vesting schedule. Our Quarterly Vesting Dates occur on November 15, February 15, May 15, and August 15 of each calendar year. Your participation in this offer and the receipt of New RSUs does not provide any guarantee or promise of continued service with Udemy or any of our subsidiaries.

The new vesting schedule for New RSUs will be based on the per share exercise price of the corresponding exchanged Eligible Awards and will generally provide as follows:

•

For New RSUs exchanged for Eligible Awards with a per share exercise price of U.S. $11.13, the vesting schedule will depend on whether the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of the expiration of this offer is greater than U.S. $11.13:

•

If the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of the expiration of this offer is greater than U.S. $11.13, subject to continued service through each applicable vesting date:

•

With respect to the number of shares of our common stock subject to such Eligible Awards that are currently vested or would have vested in calendar year 2022, subject to continued service, an equal number of New RSUs will vest on the November 15, 2022 Quarterly Vesting Date;

•

With respect to the number of shares of our common stock subject to such Eligible Awards that would have vested in calendar year 2023, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of shares of our common stock subject to such Eligible Awards that would have vested in calendar year 2024, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the first 3 quarters of 2024.

•

If the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of the expiration of this offer is equal to or less than U.S. $11.13, subject to continued service through each applicable vesting date:

•

With respect to all of the shares of our common stock subject to such Eligible Awards, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 8 quarters following the exchange date.

•

For New RSUs exchanged for Eligible Awards with a per share exercise price of U.S. $11.77, the vesting schedule will depend on whether the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of the expiration of this offer is greater than U.S. $11.77:

•

If the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of the expiration of this offer is greater than U.S. $11.77, subject to continued service through each applicable vesting date:

•

With respect to the number of shares of our common stock subject to such Eligible Awards that are currently vested or would have vested in calendar year 2022, subject to continued service, an equal number of New RSUs will vest on the November 15, 2022 Quarterly Vesting Date;

•

With respect to the number of shares of our common stock subject to such Eligible Awards that would have vested in calendar year 2023, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of shares of our common stock subject to such Eligible Awards that would have vested in calendar years 2024 or 2025, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2024.

•

If the closing price of a share of our common stock on the Nasdaq Global Select Market on the date of the expiration of this offer is equal to or less than U.S. $11.77, subject to continued service through each applicable vesting date:

•

With respect to all of the shares of our common stock subject to such Eligible Awards, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 9 quarters following the exchange date.

•	For New RSUs exchanged for Eligible Awards with a per share exercise price of U.S. $23.55 or U.S. $34.14, subject to continued service through each applicable vesting date:

•

With respect to all of the shares of our common stock subject to such Eligible Awards, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 12 quarters following the exchange date.

The first vesting date of New RSUs is scheduled to occur on November 15, 2022. Our common stock is traded on the Nasdaq Global Select Market under the symbol “UDMY.” On June 30, 2022, the closing price of our common stock was U.S. $10.21 per share. You should evaluate the risks related to our business, our common stock and this offer, and review current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 13 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you want to participate in the offer, we must receive your election electronically via the Workday platform on or before the Expiration Date. You can access Workday using your standard Workday access credentials.

You will be able to access information about your Eligible Award Grants (as defined below) through your E*Trade account, a link to which will be provided in Workday. Such information will include each Eligible Award’s grant date, the per share exercise price, and the total, vested, and unvested numbers of underlying shares.

You may withdraw your election to participate in the offer at any time on or before the Expiration Date by completing and delivering the withdrawal section on a new election form via email to equity@udemy.com prior to the Expiration Date.

Your delivery of all documents regarding the offer, including election forms, is at your own risk. Only election forms that are properly completed and submitted and actually received by Udemy on or before the Expiration Date via Workday will be accepted. Election forms submitted by any other means, including hand delivery or interoffice delivery, are not permitted. We will not accept delivery of any election after expiration of this offer. It is your responsibility to confirm that we have received your election form.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state or non-U.S. securities commission has approved or disapproved of these securities or passed judgment upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

We recommend that you discuss the personal tax consequences of this offer with your financial, legal and/or tax advisers.

If you have questions about this offer or would like to receive a printed copy of this Offer to Exchange (as defined below) and other offer documents, you should post a question in the #udemy-equity Slack channel or email equity@udemy.com.

OFFER TO EXCHANGE DATED JULY 11, 2022

You should rely only on the information contained in this Offer to Exchange or documents to which we have referred you. We have not authorized anyone to provide you with different information. We are not making an offer of New RSUs in any jurisdiction in which the offer is not permitted or feasible. However, we may, at our discretion, take any actions necessary for us to make the offer to award holders in any of these jurisdictions. You should not assume that the information provided in this Offer to Exchange is accurate as of any date other than the date as of which it is shown, or if no date is indicated otherwise, the date of this offer. This Offer to Exchange summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate.

LIST OF SCHEDULES

SCHEDULE A	Information Concerning the Executive Officers and Directors of Udemy	A-1

SCHEDULE B	Summary Financial Information of Udemy	B-1

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this offer. You should read carefully this entire Offer to Exchange, the accompanying launch email from Ken Hirschman, dated July 11, 2022, announcing this offer, and the election form attached to the launch email, together with its associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Exchange and the other offer documents. We have included in this summary references to other sections in this Offer to Exchange to help you find more complete information with respect to these topics.

Q1.	What is the offer?	3

Q2.	How do I participate in this offer?	4

Q3.	What will I receive for Tendered Awards?	5

Q4.	How many New RSUs will I receive for a Tendered Award?	5

Q5.	Who may participate in this offer?	5

Q6.	Am I required to participate in this offer?	5

Q7.	Why is Udemy making this offer?	6

Q8.	Which of my awards are eligible?	6

Q9.	Are my options and SARs with a per Share exercise price below U.S. $11.13 Eligible Awards?	6

Q10.	Are there circumstances under which I would not be granted New RSUs for an Eligible Award Grant that I elect to exchange in the offer?	6

Q11.	Are you making any recommendation as to whether I should exchange my Eligible Awards?	7

Q12.	Do I have to pay for my New RSUs?	7

Q13.	When will my New RSUs vest?	7

Q14.	If I participate in this offer, do I have to exchange all of my Eligible Award Grants?	9

Q15.	What happens if I have an Eligible Award Grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?	10

Q16.	When will my Tendered Awards be canceled?	10

Q17.	When will my New RSUs be granted and when will I receive my New RSUs?	10

Q18.	Once my Tendered Awards are canceled pursuant to the offer, is there anything I must do to receive the New RSUs?	11

Q19.	Do I need to exercise my New RSUs in order to receive Shares?	11

Q20.	May I exchange Udemy Common Stock that I acquired upon a prior exercise of Udemy options?	11

Q21.	Will I be required to give up all of my rights under the Tendered Awards?	11

Q22.	Will the terms and conditions of my New RSUs be the same as my Tendered Awards?	11

Q23.	What happens to my awards if I choose not to participate or if my Eligible Awards are not accepted for exchange?	11

Q24.	How does Udemy determine whether an award has been properly tendered?	12

Q25.	Will I have to pay taxes if I participate in the offer?	12

Q26.	What if Udemy is acquired by another company?	12

Q27.	Will I receive a New RSU agreement?	13

Q28.	Are there any conditions to this offer?	13

Q29.	If you extend or change the offer, how will you notify me?	13

Q30.	Can I change my mind about which Eligible Award Grants I want to exchange, or withdraw from this offer completely?	13

Q31.	How do I change my election to withdraw all of my Eligible Award Grants?	13

Q32.	What if I withdraw my election and then decide that I do want to participate in this offer?	14

Q33.	Will my decision to participate in the offer have an impact on my ability to receive options or other equity awards in the future?	14

Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	14

Q1.	What is the offer?

A1.

This offer is a one-time voluntary opportunity for Eligible Participants (defined below) to exchange for New RSUs certain outstanding stock options and SARs with per Share exercise prices of U.S. $11.13 and greater.

The following are some of the terms that are frequently used in this Offer to Exchange.

Terms Used in This Offer to Exchange

•	“2010 Plan” refers to the Udemy, Inc. 2010 Equity Incentive Plan, as amended, including any sub-plans thereunder, as may be amended from time to time.

•	“2021 Plan” refers to the Udemy, Inc. 2021 Equity Incentive Plan, as amended, including any sub-plans thereunder, as may be amended from time to time.

•

“Cancellation Date” refers to the U.S. calendar date on which Tendered Awards will be canceled. Tendered Awards will be canceled on the same U.S. calendar day as the Expiration Date and the New RSU Grant Date. This cancellation of Tendered Awards will occur after expiration of the offer and before the grant of New RSUs. We expect that the Cancellation Date will be August 6, 2022. If the Expiration Date of the offer is extended, then the Cancellation Date similarly will be delayed.

•	“Common Stock” refers to Udemy, Inc. common stock.

•

“Eligible Award Grant” refers collectively to all of the Eligible Awards that are part of the same award grant and subject to the same award agreement. For example, if an individual has been granted Eligible Awards consisting of options to purchase a total of 1,000 Shares under the 2010 Plan subject to an award agreement under the 2010 Plan, the Eligible Award Grant refers to the entire Eligible Award of options to purchase 1,000 Shares. If the individual has exercised 600 Shares subject to that award, the Eligible Award Grant refers to the options to purchase the 400 Shares that remain subject to the Eligible Award.

•

“Eligible Awards” refers to stock options to purchase Shares of our Common Stock (each an “option”) and stock appreciation rights covering Shares of our Common Stock (each a “SAR”) granted under the 2010 Plan with a per Share exercise price equal to or greater than U.S. $11.13 that are outstanding as of the start of the Offering Period and remain outstanding and unexercised as of the Expiration Date.

•

“Eligible Participant” refers to an active employee of Udemy, Inc. or any of its subsidiaries (including our executive officers) who remains employed by Udemy or any of its subsidiaries through the Expiration Date, and an individual employed through a professional employment organization, such as Globalization Partners, who provides services to Udemy or any of its subsidiaries and who continues to provide such services through the Expiration Date.

•	“Eligible Award Price Band” refers to each group of Eligible Awards granted with a per share exercise price of (a) U.S. $11.13; (b) U.S. $11.77; (c) U.S. $23.55; or (d) U.S. $34.14, respectively.

•	“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

•

“Expiration Date” refers to the time and date that this offer expires. We expect that the Expiration Date will be August 6, 2022, at 6:00 p.m., U.S. Pacific Time. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires.

•	“First Quarterly Vesting Date” means November 15, 2022 (unless the Offer Period is extended).

•	“Nasdaq” means the Nasdaq Global Select Market.

•

“New RSUs” refers to new awards of RSUs granted pursuant to this offer. New RSUs granted in connection with this offer will be granted on the New RSU Grant Date under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy thereunder, including any applicable sub-plans, appendices or addenda thereto.

•

“New RSU Grant Date” refers to the U.S. calendar date on which RSUs will be granted pursuant to this offer. The New RSU Grant Date will be the same U.S. calendar date as the Expiration Date and the Cancellation Date. New RSUs will be granted immediately following the expiration of this offer and cancellation of the Tendered Awards. We expect that the New RSU Grant Date will be August 6, 2022. If the Expiration Date is extended, then the New RSU Grant Date will be similarly extended.

•

“Offer Period” or “Offering Period” refers to the period from the launch of this offer to the Expiration Date. This period will commence on July 11, 2022, and we expect that it will end at 6:00 p.m., U.S. Pacific Time, on August 6, 2022.

•	“Offer to Exchange” refers to this Offer to Exchange Eligible Awards for New RSUs.

•	“Plans” refers to the 2010 Plan and 2021 Plan. Each is referred to as a “Plan.”

•	“Quarterly Vesting Date” refers to Udemy’s regularly scheduled quarterly vesting dates, which occur on November 15, February 15, May 15, and August 15 of each year.

•	“RSU Grant” refers collectively to all RSUs that are part of the same grant and subject to the same RSU agreement.

•

“Restricted Stock Units” or “RSUs” refers to the restricted stock units of Udemy. RSUs are promises by Udemy to issue Shares of our Common Stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the New RSU Grant Date under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy thereunder, including any applicable sub-plans, appendices or addenda thereto.

•	“Securities Act” means the U.S. Securities Act of 1933, as amended.

•	“Share” means a share of our Common Stock.

•	“Tendered Awards” refers to Eligible Awards that are exchanged pursuant to this offer.

•	“Tendered Award Grant” refers to an Eligible Award Grant that is exchanged pursuant to this offer.

Q2.	How do I participate in this offer?

A2.

Participation in this offer is voluntary. If you are an Eligible Participant, at the start of the offer you will have received a launch email from Ken Hirschman, dated July 11, 2022, announcing this offer. If you want to participate in the offer, you must make an election via the process outlined below on or before the Expiration Date, currently expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022. If you do not want to participate, then no action is necessary.

Elections via Workday

1.

If you are an Eligible Participant, to submit an election via Workday, visit the Workday website as instructed in the launch email you received from Ken Hirschman, dated July 11, 2022, announcing the offer.

2.	After logging in to Workday, you will be provided a link to your E*Trade account. Your E*Trade account will contain personalized information regarding each Eligible Award Grant you hold, including:

•	the grant date of the Eligible Award Grant;

•	the per Share exercise price of the Eligible Award Grant; and

•	the total, vested, and unvested numbers of underlying Shares subject to the Eligible Award Grant.

3.	Proceed through Workday by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. Then submit your election.

We must receive your properly completed and submitted election on or before the Expiration Date. The Expiration Date will be 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless we extend the offer.

If you elect to exchange any Eligible Award Grant in this offer, you must elect to exchange all Eligible Awards in the same Eligible Award Price Band. You may not select individual Eligible Awards to exchange. To help you recall your Eligible Award Grants and give you the information necessary to make an informed decision, please refer to the personalized information regarding each Eligible Award Grant you hold available via E*Trade which lists: the grant date of the Eligible Award Grant; the per Share exercise price of the Eligible Award Grant; and the total, vested, and unvested numbers of underlying Shares.

If you need an election form or other offer documents or are unable to access your personalized information regarding each Eligible Award Grant you hold, please contact the Company by posting a question in the #udemy-equity Slack channel or via email at equity@udemy.com.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any election to exchange awards that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Awards promptly after the expiration of this offer. (See Section 4, “Procedures for electing to exchange Eligible Awards,” below.)

We may extend the Offering Period. If we extend the Offering Period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., U.S. Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Only elections that are properly completed and submitted and actually received by Udemy on or before the Expiration Date via Workday will be accepted. Elections submitted by any other means, including hand delivery or interoffice delivery are not permitted. We will not accept delivery of any election after expiration of this offer. (See Section 4, “Procedures for electing to exchange Eligible Awards,” below.)

Q3.	What will I receive for Tendered Awards?

A3.

All Eligible Participants who properly tender an Eligible Award Grant pursuant to this offer that we accept will receive New RSUs. RSUs are promises by Udemy to issue Shares of Common Stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to Udemy to receive your RSUs or Shares of Common Stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the RSUs and issuance of Shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the 2021 Plan and the award agreement between you and Udemy thereunder governing your RSU Grant, including any applicable sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New RSUs” below.)

Q4.	How many New RSUs will I receive for a Tendered Award?

A4.

This offer is a one-for-one exchange of your Eligible Awards for New RSUs. Each Eligible Award surrendered pursuant to the offer will be canceled and exchanged for New RSUs in the offer covering the same number of Shares as were subject to the Eligible Award.

Assume that you are an Eligible Participant and that you hold an Eligible Award Grant covering 3,000 Shares with an exercise price of U.S. $23.55 per Share. If you exchange this Eligible Award Grant pursuant to the offer, then on the New RSU Grant Date you will receive an RSU Grant covering 3,000 Shares.

Q5.	Who may participate in this offer?

A5.

You may participate in this offer if you are an Eligible Participant who holds Eligible Awards and remain an Eligible Participant through the Exchange Date. As defined in Q&A 1, an Eligible Participant is an active employee of Udemy or any of its subsidiaries (including our executive officers) or an individual employed through a professional employment organization, such as Globalization Partners, who provides services to Udemy or any of its subsidiaries. (See Section 1, “Eligibility,” below.)

Q6.	Am I required to participate in this offer?

A6.	No. Participation in this offer is completely voluntary. (See Section 2, “Number of New RSUs; Expiration Date,” below.)

Q7.	Why is Udemy making this offer?

A7.

We believe that this offer will foster retention of valuable employees of Udemy and its subsidiaries and individuals employed through a professional employment organization who provide services to Udemy and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value.

Equity awards are an essential component of our long-term incentive compensation program because they allow us to provide competitive employee compensation and incentives, which enable us to recruit the talented employees necessary to successfully develop and market our products. During the year leading up to our IPO, the exercise prices of stock options and SARs we granted under the 2010 Plan were set by an independent valuation firm at levels ranging from U.S. $11.13 up to U.S. $34.14. In October 2021, our IPO debuted at U.S. $29.00, and while our stock briefly traded above that price, it has declined substantially over the past several months and has been trading in the range of U.S. $10.00 to U.S. $12.00 lately. As a result of our stock price decline, a large number of our employees hold equity awards that are substantially “underwater” (which means that the per Share exercise prices of the options and SARs are higher than the current market price of our Common Stock) or close to being underwater, and as a result have little or no perceived value. As of June 30, 2022, the weighted average exercise price per Share of options and SARs held by our employees was U.S. $9.82, while the closing price for our Common Stock was U.S. $10.21. As of that date, approximately 41.6% of the outstanding options and SARs held by our employees were underwater or close to being underwater. These underwater and low-value options and SARs have reduced retention and incentive value to our employees but continue to contribute to equity award overhang by approximately 7.5 million Shares. In addition, under applicable accounting rules, we must continue to recognize compensation expense related to these options and SARs while they are outstanding, even if they are never exercised.

Competition for highly skilled employees is intense. Equity awards are an important part of our employees’ total compensation and are key to our ability to recruit and retain them. For options and SARs to serve their intended purposes, they need to have value. Options and SARs with little or no value do not provide sufficient employee retention and motivation. Failing to address this issue in the near term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our business, results of operations and future stock price could be adversely affected. We believe that offering to replace such options and SARs with new RSUs will aid in both retaining and motivating employees because the new RSUs will be more likely to deliver value to our employees.

Q8.	Which of my awards are eligible?

A8.

Your Eligible Awards are those options to purchase Shares of Common Stock, and those SARs covering Shares of Common Stock, whether vested or unvested, granted under the 2010 Plan that have a per Share exercise price equal to or greater than U.S. $11.13, that are outstanding as of the start of the Offering Period and remain outstanding and unexercised as of the Expiration Date, currently expected to occur on August 6, 2022.

To help you recall your Eligible Award Grants and give you the information necessary to make an informed decision, please refer to the personalized information regarding each Eligible Award Grant you hold available via E*Trade that lists: the grant date of the Eligible Award Grant; the per Share exercise price of the Eligible Award Grant; the total, vested, and unvested numbers of underlying Shares. The number of Shares subject to the New RSU Grant that would be granted in exchange for the Eligible Award Grant is equal to the number of outstanding Shares underlying such Eligible Award Grant. If you are unable to access your personalized information regarding each Eligible Award Grant you hold, you may email equity@udemy.com. (See Section 2, “Number of New RSUs; Expiration Date,” below.)

Q9.	Are my options and SARs with a per Share exercise price below U.S. $11.13 Eligible Awards?

A9.

No. Only options and SARs that have a per Share exercise price equal to or greater than U.S. $11.13 are Eligible Awards. Accordingly, any options and SARs that have a per Share exercise price less than U.S. $11.13 are not Eligible Awards and therefore are not eligible to be exchanged in the offer.

Q10.	Are there circumstances under which I would not be granted New RSUs for an Eligible Award Grant that I elect to exchange in the offer?

A10.

Yes. If, for any reason, you are no longer an Eligible Participant on the New RSU Grant Date, then you will not be eligible to participate in the offer. As a result, you will not receive any New RSUs. Instead, you will keep your current Eligible Awards and those awards will vest and expire in accordance with their original terms. Except as provided by applicable law and/or any employment agreement between you and Udemy or its subsidiaries, your employment with Udemy or its subsidiaries will remain “at-will” regardless of your participation in the offer and can be terminated by you or your employer at any time with or without cause or notice. (See Section 1, “Eligibility,” below.)

Moreover, even if we accept your Eligible Awards, we will not grant New RSUs to you if we are prohibited from doing so by applicable laws. For example, we could become prohibited from granting New RSUs as a result of changes in SEC or Nasdaq Global Select Market rules. We do not anticipate any such prohibitions at this time. (See Section 13, “Legal matters; regulatory approvals,” below.)

Q11.	Are you making any recommendation as to whether I should exchange my Eligible Awards?

A11.

No. We are not making any recommendation as to whether you should accept this offer. We understand that the decision whether or not to exchange your Eligible Awards in this offer may require consideration of various factors for many employees. The program does carry risk (see “Risks of Participating in the Offer” beginning on page 13 for information regarding some of these risks), and there are no guarantees regarding whether you ultimately would receive greater value from your Eligible Awards or from the New RSUs you will receive in exchange. You must make your own decision as to whether or not to participate in this offer. For questions regarding personal tax implications or other investment-related questions, you should talk to your personal legal counsel, accountant, and/or financial adviser. (See Section 3, “Purposes of the offer,” below.)

Q12.	Do I have to pay for my New RSUs?

A12.

You do not have to make any cash payment to Udemy to receive your RSUs or the Shares of Common Stock upon the vesting of your RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation with respect to RSUs, the tax withholding obligations will be satisfied in the manner specified in the 2021 Plan and the award agreement thereunder governing your RSU Grant, including any applicable sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

Q13.	When will my New RSUs vest?

A13.

Each New RSU will represent a right to receive one Share of Common stock on a specified future date, if such New RSU vests according to the following vesting schedule, but only if you remain an employee or other service provider of Udemy or its subsidiaries through each relevant vesting date:

•

With respect to Tendered Award Grants with a per Share exercise price of U.S. $11.13, the vesting schedule will depend on whether the closing price of a Share of Common stock on Nasdaq on the Expiration Date is greater than $11.13:

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.13:

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that are currently vested or would have vested in calendar year 2022 subject to continued service, an equal number of New RSUs will vest on the First Quarterly Vesting Date;

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2023 subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2024 subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the first 3 quarters of 2024.

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is equal to or less than U.S. $11.13:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 8 quarters following the New RSU Grant Date.

•

With respect to Tendered Awards Grants with a per Share exercise price of U.S. $11.77, the vesting schedule will depend on whether the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.77:

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.77:

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that are currently vested or would have vested in calendar year 2022 subject to continued service, an equal number of New RSUs will vest on the First Quarterly Vesting Date;

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2023, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar years 2024 and 2025, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2024.

•	If the closing price of a Share of Common stock on Nasdaq on the Expiration Date is equal to or less than U.S. $11.77:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 9 quarters following the New RSU Grant Date.

•	With respect to Tendered Awards with a per Share exercise price of U.S. $23.55 or U.S. $34.14:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 12 quarters following the New RSU Grant Date.

The first vesting date under the New RSUs is scheduled to occur on the First Quarterly Vesting Date.

•

Upon the termination of your service with us or our subsidiaries for any reason, any unvested part of your New RSU Grant will be forfeited, and you will not be entitled to the Shares of Common Stock underlying the unvested portion of the New RSU Grant. (See Section 1, “Eligibility,” and Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

•

We will make minor modifications to the vesting schedule of any New RSU Grant to eliminate fractional vesting (such that a whole number of Shares subject to the New RSU Grant will vest on each vesting date). As a result, subject to your continued service with Udemy or its subsidiaries through each relevant vesting date, (i) the number of Shares that vest on each vesting date will be rounded down to the nearest whole number of Shares as of the first vesting date on which a fractional Share otherwise will vest, and (ii) fractional Shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional Shares equals or exceeds one whole Share and will vest as an additional whole Share on such vesting date, with any fractional Share remaining thereafter accumulated again.

Example 1 – Eligible Award Grant with a per Share exercise price of U.S. $11.13; Closing price per Share greater than U.S. $11.13 on Expiration Date

For illustrative purposes only, assume that an Eligible Participant holds, and timely elects to exchange in the offer, an Eligible Award Grant covering 10,000 Shares with a per Share exercise price of U.S. $11.13, and of which no Shares subject to the Eligible Award Grant have been exercised. Assume that the Eligible Award Grant is scheduled to vest 25% on June 14, 2021, the first anniversary of the Eligible Participant’s employment commencement date, and then in equal monthly installments thereafter for the following 36 months. Assume also that the Expiration Date, Cancellation Date, and New RSU Grant Date occur on August 6, 2022, and accordingly, the Eligible Participant’s Eligible Award Grant is canceled on that date pursuant to the offer. Finally, assume that on the Expiration Date, the closing price of a Share of Common Stock on Nasdaq is greater than U.S. $11.13.

•	The Eligible Participant will receive a New RSU Grant covering 10,000 Shares.

•

Unlike Eligible Awards, which would be partially vested as of the New RSU Grant Date, the New RSUs will be entirely unvested at the time of grant. Rather, the New RSUs will vest as follows, subject to the Eligible Participant’s continued service with Udemy or its subsidiaries through each vesting date: (i) 6,250 New RSUs, equal to all of the shares subject to the Eligible Award Grant that would have vested through 2022, will vest on November 15, 2022 (the First Quarterly Vesting Date); (ii) 2,500 New RSUs, equal to all of the shares subject to the Eligible Award Grant that would have vested in 2023, will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and (iii) 1,250 New RSUs, equal to all of the shares subject to the Eligible Award Grant that would have vested in 2024, will vest ratably in equal installments on the Quarterly Vesting Dates over the first 3 quarters of 2024.

Example 2 – Eligible Award Grant with a per Share exercise price of U.S. $11.13; Closing price per Share equal to or less than U.S. $11.13 on Expiration Date

For illustrative purposes only, assume the same facts as in Example 1, above, except that on the Expiration Date, the closing price of a Share of Common Stock on Nasdaq is equal to or less than U.S. $11.13.

The Eligible Participant will receive a New RSU Grant covering 10,000 Shares.

•

Unlike Eligible Awards, which would be partially vested as of the New RSU Grant Date, the New RSUs will be entirely unvested at the time of grant. Rather, the New RSUs will vest as follows, subject to the Eligible Participant’s continued service with Udemy or its subsidiaries through each vesting date: 10,000 New RSUs, equal to all of the shares subject to the Eligible Award Grant, will vest ratably in equal installments on the Quarterly Vesting Dates over the 8 quarters following the New RSU Grant Date, with the first such Quarterly Vesting Date being November 15, 2022.

Example 3 – Eligible Award Grant with a per Share exercise price of U.S. $23.55

For illustrative purposes only, assume that an Eligible Participant holds, and timely elects to exchange in the offer, an Eligible Award Grant covering 10,000 Shares with a per Share exercise price of U.S. $23.55, and of which no Shares subject to the Eligible Award Grant have been exercised. Assume that the Eligible Award Grant is scheduled to vest 25% on June 14, 2022, the first anniversary of the Eligible Participant’s employment commencement date, and then in equal monthly installments thereafter for the following 36 months. Assume also that the Expiration Date, Cancellation Date, and New RSU Grant Date occur on August 6, 2022, and accordingly, the Eligible Participant’s Eligible Award Grant is canceled on that date pursuant to the offer.

The Eligible Participant will receive a New RSU Grant covering 10,000 Shares.

•

Unlike Eligible Awards, which would be partially vested as of the New RSU Grant Date, the New RSUs will be entirely unvested at the time of grant. Rather, the New RSUs will vest as follows, subject to the Eligible Participant’s continued service with Udemy or its subsidiaries through each vesting date: 10,000 New RSUs, equal to all of the shares subject to the Eligible Award Grant, will vest ratably in equal installments on the Quarterly Vesting Dates over the 12 quarters following the New RSU Grant Date, with the first such Quarterly Vesting Date being November 15, 2022.

•

The closing price of a Share of Common Stock on Nasdaq on the Expiration Date does not affect the vesting schedule of the New RSU Grant if the corresponding Eligible Award Grant had a per Share exercise price of U.S. $23.55 or U.S. $34.14.

New RSUs that do not vest will be forfeited. (See Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

Q14.	If I participate in this offer, do I have to exchange all of my Eligible Award Grants?

A14.

No. You may pick and choose which Eligible Award Price Bands you wish to exchange (which are grouped based on the exercise price of such Eligible Awards), if you hold more than one Eligible Award Grant. You may not pick and choose individual Eligible Award Grants to exchange, and all Eligible Awards within an Eligible Award Price Band must be exchanged or not exchanged. If you decide to participate in this offer and to exchange Eligible Award Grants within an Eligible Award Price Band, you must elect to exchange all of the Eligible Award Grants within such Eligible Award Price Band.

For example, if you hold (1) an Eligible Award Grant covering 1,000 Shares with an exercise price of U.S. $11.77, 700 of which you have already exercised, (2) an Eligible Award Grant covering 1,000 Shares with an exercise price of U.S. $23.55, and (3) an Eligible Award Grant covering 3,000 Shares with an exercise price of U.S. $23.55, you may choose to exchange all three Eligible Award Grants, either the first Eligible Award Grant or the second and third Eligible Award Grants, or none at all. You may not elect to exchange only one of either the second Eligible Award Grant or the third Eligible Award Grant, as both such Eligible Award Grants are within the same Eligible Award Price Band.

You should note that we are not accepting partial tenders of Eligible Award Grants, except that you may elect to exchange the entire remaining portion of an Eligible Award Grant that you previously partially exercised. You otherwise may not elect to exchange only some of the Eligible Awards subject to any particular Eligible Award Grant. For example, you may not elect to exchange only the unvested portion of an Eligible Award Grant or elect to exchange your Eligible Award Grant only with respect to 150 Eligible Awards of the remaining 300 Eligible Awards under the first Eligible Award Grant, in the example above. However, your previous exercise of 700 Shares under the Eligible Award Grant does not mean you cannot exchange the remaining 300 Shares. (See Section 2, “Number of New RSUs; Expiration Date,” below.)

Q15.	What happens if I have an Eligible Award Grant that is subject to a domestic relations order or comparable legal document as the result of the end of a marriage?

A15.

If you have an Eligible Award that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Award Grant, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Award Grant as long as you are the legal owner of the Eligible Award. As described in Q&A 14, we will not accept partial tenders of award grants, so you may not accept this offer with respect to a portion of an Eligible Award Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Awards, we will respect an election to exchange such Eligible Award Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Award Grant for any action taken by you with respect to such Eligible Award Grant.

For example, if you are an Eligible Participant and you hold an Eligible Award Grant covering 3,000 Shares that is subject to a domestic relations order, one-third (1/3) of which are beneficially owned by your former spouse (that is, the portion covering 1,000 Shares), and you have exercised 600 of the remaining 2,000 Shares subject to the Eligible Award Grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your Eligible Award Grant covering 2,400 Shares, including the portion covering the 1,000 Shares beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this Eligible Award Grant. These are your only choices with respect to this Eligible Award. (See Section 2, “Number of New RSUs; Expiration Date,” below.)

Q16.	When will my Tendered Awards be canceled?

A16.

Your Tendered Awards will be canceled following the expiration of the offer on the same U.S. calendar day as the Expiration Date and the Cancellation Date, which we expect will be August 6, 2022, unless the Offer Period is extended. (See Section 6, “Acceptance of awards for exchange and issuance of New RSUs,” below.)

Q17.	When will my New RSUs be granted and when will I receive my New RSUs?

A17.

We will grant the New RSUs on the New RSU Grant Date. The New RSU Grant Date will be the same U.S. calendar day as the Expiration Date and Cancellation Date. We expect the New RSU Grant Date will be August 6, 2022. If the Expiration Date of the offer is extended, the New RSU Grant Date similarly will be delayed. You will receive your New RSU agreement under the 2021 Plan, including any applicable sub-plans, appendices or addenda thereto, promptly after the expiration of the offer. (See Section 6, “Acceptance of awards for exchange and issuance of New RSUs,” below.)

You will receive the Shares subject to the RSUs if and when your RSUs vest. New RSUs will be granted under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy under the 2021 Plan, including any applicable sub-plans, appendices or addenda thereto.

Q18.	Once my Tendered Awards are canceled pursuant to the offer, is there anything I must do to receive the New RSU?

A18.

No. Once your Tendered Awards have been canceled, there is nothing that you must do to receive your New RSU. In order to vest in the Shares subject to your New RSU, you will need to remain an employee or other service provider to Udemy or its subsidiaries through the applicable vesting dates, as described in Question and Answer 16. (See Section 1, “Eligibility,” and Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

Q19.	Do I need to exercise my New RSUs in order to receive Shares?

A19.

RSUs do not need to be exercised in order to receive Shares. If your RSUs vest in accordance with the vesting schedule set forth in your RSU award agreement, you automatically will receive the Shares subject to the RSUs promptly thereafter in accordance with the terms and conditions of our 2021 Plan and an award agreement between you and Udemy thereunder governing your New RSU Grant, including any applicable country-specific sub-plans, appendices or addenda thereto (less any Shares sold or withheld to satisfy any applicable tax withholding). RSUs that do not vest will be forfeited and you will receive no payment for them. (See Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

Q20.	May I exchange Udemy Common Stock that I acquired upon a prior exercise of Udemy options?

A20.

No. This offer relates only to certain outstanding options to purchase Common Stock and SARs covering Common Stock. You may not exchange in this offer any Common Stock that you acquired upon a prior exercise of options or SARs. (See Section 2, “Number of New RSUs; Expiration Date,” below.)

Q21.	Will I be required to give up all of my rights under the Tendered Awards?

A21.

Yes. Once we have accepted your Tendered Awards, your Tendered Awards will be canceled and you no longer will have any rights under those awards. We intend to cancel all Tendered Awards on the Cancellation Date. We expect that the Cancellation Date will be August 6, 2022. (See Section 6, “Acceptance of awards for exchange and issuance of New RSUs,” below.)

Q22.	Will the terms and conditions of my New RSUs be the same as my Tendered Awards?

A22.

RSUs are a different type of equity award from options or SARs. Therefore, when you are issued RSUs the terms and conditions of your RSUs necessarily will be different from your Tendered Awards. Your RSUs will be granted under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto. The forms of New RSU agreements under the 2021 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

The vesting of any New RSU Grants, will differ significantly from the corresponding Tendered Award Grant. Among other things, no New RSUs will be scheduled to vest prior to the First Quarterly Vesting Date, even if the applicable Tendered Award Grant previously was partially or fully vested. You will not have any of the rights or privileges of a stockholder of Udemy as to the Shares associated with your New RSUs until you are issued the Shares. Shares subject to the New RSU will be issued if and when the applicable portion of the New RSU Grant vests and. Once you have been issued the Shares of Common Stock, you will have all of the rights and privileges of a stockholder with respect to those Shares, including the right to vote and to receive dividends, if any.

The tax treatment of the RSUs will differ significantly from the tax treatment of your Eligible Awards. Please see Q&A 25 and the remainder of this Offer to Exchange for further details. (See Section 9, “Source and amount of consideration; terms of New RSUs,” Section 14, “Material income tax consequences,” and Section 15, “Material income tax consequences and certain other considerations for Eligible Participants who reside outside the U.S.”.)

Q23.	What happens to my awards if I choose not to participate or if my Eligible Awards are not accepted for exchange?

A23.

If you choose not to participate or your Eligible Awards are not accepted for exchange, your existing awards will (a) remain outstanding until they are exercised or canceled or they expire by their existing terms, (b) retain their current exercise price, (c) retain their current vesting schedule, and (d) retain all of the other terms and conditions as set forth in the relevant agreement, including any applicable country-specific sub-plan and/or appendix, related to such award grant. (See Section 6, “Acceptance of awards for exchange and issuance of New RSUs,” below.)

Q24.	How does Udemy determine whether an award has been properly tendered?

A24.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any award tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered Eligible Awards that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular awards or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and Tendered Awards in a uniform and nondiscriminatory manner. No tender of awards will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. For example, and in no way limiting the Company’s ability to reject a form that it determines is not appropriate, if you fail to fully complete, or alter in any way, the election or any of the related documents, the Company has the right to reject your election. (See Section 4, “Procedures for electing to exchange Eligible Awards,” below.)

Q25.	Will I have to pay taxes if I participate in the offer?

A25.

If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the New RSU Grant Date. With respect to RSUs, you normally will have taxable income when the Shares underlying your RSUs vest and are issued to you. If you are an Eligible Participant, Udemy (or its applicable subsidiary) also typically will have a tax withholding obligation at the time of vesting of the RSUs. You also may have a taxable capital gain when you sell the Shares issued to you pursuant to the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your Eligible Awards and, as a result of participating in the offer, your tax liability could be higher than if you had kept your Eligible Awards. We will satisfy tax withholding obligations, if applicable, in accordance with the terms and conditions of our 2021 Plan and your award agreement between you and Udemy governing your RSU Grant, including any applicable sub-plans, appendices or addenda thereto, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of Shares. (See the “Risks of Participating in the Offer,” Section 14, “Material income tax consequences,” and Section 15, “Material income tax consequences and certain other considerations for Eligible Participants who reside outside the U.S.,” below.)

If you are a citizen or tax resident of a country other than the U.S., the tax consequences of participating in this offer may be different for you.

In addition, if you are an Eligible Participant, you should consult with your own tax adviser to determine the personal tax consequences to you of participating in this offer. If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country you should be aware that there may be additional or different income tax and social insurance consequences that may apply to you. You should consult with your own tax adviser to discuss these consequences if you have transferred employment or service status and/or your residence between two or more tax jurisdictions.

Q26.	What if Udemy is acquired by another company?

A26.

Although we currently are not anticipating a merger or acquisition, if prior to the expiration of the offer, we merge or consolidate with or are acquired by another entity, you may choose to withdraw any awards that you tendered for exchange and your awards will be treated in accordance with the 2010 Plan under which they were granted and the relevant award agreements. Further, if Udemy is acquired before the expiration of the offer, we reserve the right to withdraw the offer, in which case your awards and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no New RSUs in exchange for them. If Udemy is acquired before the Expiration Date but does not withdraw the offer before the Expiration Date, we (or the successor entity) will notify you of any material changes to the terms of the offer or the New RSUs, including any adjustments to the number of shares that will be subject to the New RSUs. Under such circumstances, the number of shares subject to your New RSUs would be adjusted based on the consideration per Share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive New RSUs covering more or fewer shares of the acquirer’s stock than the number of Shares subject to the Eligible Awards that you tendered for exchange or than the number you would have received pursuant to the New RSUs if no acquisition had occurred.

If we are acquired after your Tendered Awards have been accepted, canceled, and exchanged for New RSUs, your New RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2021 Plan and the award agreement between you and Udemy governing the New RSU, including any applicable country sub-plans, appendices or addenda thereto. (See the “Risks of Participating in the Offer” which begins on page 13 and Section 7, Conditions of the offer, and Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

Q27.	Will I receive a New RSU agreement?

A27.

Yes. All New RSUs will be granted under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy under the 2021 Plan, including any applicable sub-plans, appendices or addenda thereto. The forms of New RSU agreements under the 2021 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. In addition, a copy of the 2021 Plan is available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

Q28.	Are there any conditions to this offer?

A28.

Yes. The completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Exchange. If any of these conditions is not satisfied, we will not be obligated to accept and exchange properly tendered Eligible Awards, though we may do so at our discretion. (See Section 2, “Number of New RSUs; Expiration Date,” and Section 7, “Conditions of the offer,” below.)

Q29.	If you extend or change the offer, how will you notify me?

A29.

If we extend or change this offer, we will issue a press release, email or other form of communication disclosing the extension or change no later than 6:00 a.m., U.S. Pacific Time, on the next U.S. business day following the previously scheduled Expiration Date or the date on which we change the offer, as applicable. (See Section 2, “Number of New RSUs; Expiration Date,” and Section 16, “Extension of offer; termination; amendment,” below.)

Q30.	Can I change my mind about which Eligible Award Grants I want to exchange, or withdraw from this offer completely?

A30.

You may withdraw from the offer completely after submitting a valid election, but may not change the Eligible Award Grants you elect to exchange (other than to withdraw from the offer completely). You may change your mind after you have submitted an election and withdraw all of your elected Eligible Award Grants from the offer at any time on or before the Expiration Date (the Expiration Date currently is expected to be August 6, 2022, at 6:00 p.m., U.S. Pacific Time). If we extend the Expiration Date, you may withdraw your election at any time until the extended offer expires. Please see Q&A 31 below for the procedure regarding withdrawing from the offer. (See Section 4, “Procedures for electing to exchange Eligible Awards” and Section 5, “Withdrawal rights and change of election,” below.)

Q31.	How do I change my election and withdraw all of my Eligible Award Grants?

A31.

To withdraw all of your Eligible Award Grants from this offer, you must deliver a valid new election form indicating that you reject the offer with respect to all of your Eligible Awards, by completing the election process outlined below on or before the Expiration Date, currently expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022.

Election Withdrawals via Email

1.	Log in to Workday using your login credentials and download the withdrawal form.

2.

Properly complete the withdrawal form, and submit by email to equity@udemy.com, no later than the Expiration Date, which currently is expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless we extend the offer. For clarity, your signature must be provided on the paper form after it is printed and, with respect to any forms to be submitted via email, scanned as a PDF thereafter. Udemy will not accept any other method of signature, such as electronic signatures contained in the PDF of the form or a printout of an electronic version of your signature on the form.

We must receive your properly completed and submitted withdrawal form on or before the Expiration Date. The Expiration Date will be 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless we extend the offer. (See Section 4, “Procedures for electing to exchange Eligible Awards,” below.)

Q32.	What if I withdraw my election and then decide that I do want to participate in this offer?

32.	If you have withdrawn your election to participate with respect to some or all of your Eligible Award Grants, you may not then decide to reelect to participate in this offer.

Q33.	Will my decision to participate in the offer have an impact on my ability to receive equity awards in the future?

A33.

No. Your election to participate or abstain from participating in the offer will have no effect on our making future grants of equity awards, or any other rights to you or anyone else. (See Section 1, “Eligibility,” below.)

Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?

A34.

You should direct questions about this offer and requests for printed copies of this Offer to Exchange and the other offer documents to our Slack channel by posting a question in the #udemy-equity Slack channel or equity@udemy.com (See Section 10, “Information concerning Udemy,” below.)

RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks and uncertainties, including those described below. This list and the risk factors under the heading “Risk Factors” in our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022 and annual report on Form 10-K, as amended, for the fiscal year ended December 31, 2021, each filed with the SEC, highlight some of the material risks of participating in this offer. You should consider these risks carefully and are encouraged to speak with an investment and tax adviser as necessary before deciding whether to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Exchange discussing the tax consequences in the U.S. and the tax consequences for participants outside the U.S. of participating in the offer, as well as the rest of this Offer to Exchange for a more in-depth discussion of the risks that may apply to you.

In addition, this offer and our SEC reports referred to above include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to our management. Forward-looking statements include information concerning our expectations regarding our financial and operating performance; our ability to successfully execute our business and growth strategies; our ability to attract and retain learners, instructors and enterprise customers; the timing and success of new features, integrations, capabilities, and other platform enhancements by us, or by our competitors to their offerings, or any other changes in the competitive landscape of our markets and industry; the size of our addressable markets, market share, and market trends, including our ability to grow our business internationally; and the effects of the COVID-19 pandemic on our business, the market for online learning solutions, and the global economy generally. Forward-looking statements include statements that are not historical facts and can be identified by terms such as “anticipates,” “believes,” “could,” “seeks,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. The documents we file with the SEC, including the reports referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with this offer.

The following discussion should be read in conjunction with the summary financial statements attached as Schedule B, as well as our financial statements and notes to the financial statements included in our most recent Forms 10-K and 10-Q. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks that are Specific to this Offer

Economic Risks

Your New RSUs will be completely unvested on the New RSU Grant Date.

The New RSU will be subject to a new vesting schedule and therefore, none of the New RSUs will be vested on the New RSU Grant Date even if your Tendered Awards are fully or partially vested. If you do not remain an employee or service provider to Udemy or its subsidiaries through the date your New RSUs vest, you will not receive Shares with respect to your unvested RSUs. Instead, your unvested New RSUs will expire on the date that your employment or other service with us or our subsidiaries terminates. As a result, you may not receive any value from the unvested portion of your New RSUs. If your status as an employee or other service provider with us (or one of our subsidiaries) terminates shortly after the Expiration Date, then you may hold New RSUs that are entirely unvested, in which case you will not receive any value from the New RSUs.

Tax-Related Risks

Tax effects of New RSUs.

If you participate in the offer and receive New RSUs in exchange for Eligible Awards, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or on the New RSU Grant Date. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 14, “Material income tax consequences,” below.

Tax-related risks for non-U.S. Eligible Participants.

Non-U.S. Eligible Participants should carefully review the tax disclosures set forth under Section 15 for their country of employment and/or residence in to determine whether participation in the offer could trigger any negative income tax, social insurance contribution or other tax or legal consequences. If you are a tax resident of multiple countries, there may be income tax and social insurance contribution consequences of more than one country that apply to you. If you are subject to the tax laws of more than one jurisdiction, you should be aware that there may be income tax and social insurance contribution consequences of more than one country that may apply to you or the tax consequences described herein may differ. You should consult with your own tax adviser to discuss these consequences. For more detailed information, please read the rest of the Offer to Exchange, and see the tax disclosure set forth under Section 15, “Material income tax consequences and certain other considerations for Eligible Participants who reside outside the U.S.,” below.

The U.S. tax effects of RSUs differ significantly from the U.S. tax treatment of your options.

You generally will have taxable ordinary income when the Shares underlying your RSUs are issued to you. If you are an employee of Udemy or its subsidiaries, then Udemy (or its applicable subsidiary) also typically will have a tax withholding obligation at the time of vesting and settlement of the RSUs. Udemy will satisfy all tax withholding obligations in the manner specified in your RSU award agreement, including any applicable country-specific sub-plans, appendices or addenda thereto, including, in the Company’s discretion, by requiring a cash payment rather than through the sale of Shares. More information regarding tax withholding is described in the RSU award agreement and any applicable country-specific sub-plans, appendices or addenda. The forms of New RSU agreements under the 2021 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. You also may have taxable capital gains when you sell the Shares underlying the RSUs. Note that the tax treatment of RSUs differs significantly from the tax treatment of your options and as a result of your participation in this offer, your tax liability could be higher than if you had kept your Eligible Awards. Please see Section 14 of the Offer to Exchange for a reminder of the general tax consequences associated with options. For illustrative purposes only, the following provides an example.

Example

Assume that you are an Eligible Participant who resides in and whose principal work location is in the U.S. and you hold an Eligible Award Grant covering 1,000 Eligible Awards with a per Share exercise price of U.S. $11.13. The Eligible Award is a nonstatutory stock option. If the Eligible Award was exercised for U.S. $11.13 per Share while the fair market value of our Common Stock was U.S. $14.13 per Share, you would recognize ordinary income on U.S. $3,000 at exercise. If you sold the Shares at U.S. $16.13 per Share, you would have a capital gain of U.S. $2.00 per Share, which is the difference between the sale price of U.S. $16.13 and the U.S. $14.13 fair market value at exercise. If you had held the Shares more than 12 months prior to sale, this would be taxed at long-term capital gains rates (generally a maximum of 20% currently), and if you had held the Shares for 12 months or less, this would be taxed at short-term capital gains rates (currently a maximum of 37%). If, instead, you had exchanged your Eligible Award Grant for an RSU Grant covering 1,000 Shares, you would be subject to ordinary income tax (currently taxed at a maximum rate of 37%) on the full fair market value of the underlying Shares at the time you receive them (i.e., when they vest). For example, if you vest in 500 Shares on the first vesting date when the fair market value of our stock is U.S. $14.13 per Share, you will recognize ordinary income on approximately U.S. $7,065. You then would be subject to additional long- or short-term capital gains tax, as applicable (depending on the length of time you have held such Shares) on any additional gain when you sell the Shares. For example, if you sold the Shares at U.S. $16.13 per Share, you would have a capital gain of U.S. $2.00 per Share. When analyzing the tax consequences to you, you should keep in mind that you do not pay a purchase price for the RSUs or the Shares thereunder, while you would have paid U.S. $11.13 per Share of post-tax dollars for the Shares subject to your Eligible Awards. Note that this example does not take into consideration an additional 3.8% federal surtax that may be imposed on “net investment income” (generally referred to as the “Medicare Surtax”) that may apply to certain individuals based on annual income, any state and local taxes, and other factors.

Please note that, depending on where you live, state income taxes also may apply to you and Udemy may have tax withholding obligations with respect to such taxes. You should consult with your own tax adviser to discuss these consequences.

The offer currently is expected to remain open for 27 calendar days. However, if we extend the offer so that it remains open for 30 or more days, U.S. employees (and other service providers, if applicable) will be required to restart the measurement periods necessary to qualify incentive stock options for favorable tax treatment, even if they choose not to exchange such options in the offer.

Generally, your incentive stock option qualifies for favorable tax treatment if you hold the option for more than 2 years after the grant date and for more than 1 year after the date of exercise. We do not expect that the exchange will affect the eligibility of any incentive stock options that are not tendered for exchange for favorable tax treatment under U.S. tax laws. Thus, if you do not tender your option, the holding periods will continue to be measured from your original grant date.

However, if the offer period lasts for 30 days or more, then any Eligible Awards that are incentive stock options that you have not exchanged will be deemed modified, and the holding period for such options will restart. As a result, in order to qualify for favorable tax treatment, you would not be able to sell or otherwise dispose of any Shares received upon exercise of such options until more than 2 years from the date this offer commenced on July 11, 2022, and more than 1 year after the date you exercise such options, whichever date is later.

If you are a tax resident of multiple countries, there may be tax and social insurance contribution consequences of more than one country that apply to you.

If you are subject to the tax laws in more than one jurisdiction you should be aware that there may be tax and social insurance contribution consequences of more than one country that may apply to you or the tax consequences described herein may differ. You should be certain to consult with your own tax adviser to discuss these consequences.

There are additional tax-related risks for Eligible Participants who have transferred employment or service status between two or more countries.

If you have been employed by or provided services to us (or one of our subsidiaries) in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you or the tax consequences described herein may differ. If you received your Eligible Awards when you resided and/or worked in one country but now you reside and/or work in a different country, you may have a tax obligation in the country of the original grant in connection with the New RSUs received under this Offer to Exchange. You should consult with your own tax adviser to discuss these consequences if you have transferred employment or service status and/or your residence between two or more tax jurisdictions.

Risks Relating to Our Business Generally

Risks Related to Our Business and Operations

All dollar amounts in this section refer to U.S. dollars unless specified otherwise.

We have a history of losses, and we may not be able to generate sufficient revenue to achieve or maintain profitability in the future.

We incurred net losses of U.S. $25.6 million and U.S. $18.0 million during the three months ended March 31, 2022 and 2021, respectively, and, we incurred net losses of U.S. $80.0 million and U.S. $77.6 million during the fiscal years ended December 31, 2021 and 2020 respectively. As of March 31, 2022, we had an accumulated deficit of U.S. $484.2 million. We expect our losses to continue as we make significant investments towards growing our business and operating as a public company. We have invested, and expect to continue to invest, substantial financial and other resources in developing our platform, including expanding our platform offerings, developing or acquiring new platform features and services, expanding into new markets and geographies, and increasing our sales and marketing efforts. These expenditures will make achieving and maintaining profitability more difficult, and these efforts may also be more costly than we expect and may not result in increased revenue or growth in our business. Any failure to increase our revenue sufficiently to keep pace with our investments and other expenses could prevent us from achieving or maintaining profitability or positive cash flow on a consistent basis. As a result, we can provide no assurance as to whether or when we will achieve profitability. If we are not able to achieve and maintain profitability, the value of our company and our common stock could decline significantly, and you could lose some or all of your investment.

We have a limited history and operate in an emerging and dynamic market, which makes it difficult to evaluate our prospects and future results of operations.

We commenced operations in 2010 and the market for online learning solutions is relatively new. These factors may make it difficult to accurately assess our future prospects and the risks, challenges, and uncertainties that we may encounter. These risks include:

•	maintaining and increasing a base of learners, instructors, and Udemy Business (“UB”) customers using our platform;

•	successfully competing with existing and future participants in the market for online learning solutions;

•	successfully expanding our business in existing markets and entering new markets and geographies;

•	anticipating and responding to market and broader economic conditions;

•	avoiding interruptions or disruptions in the service of our platform;

•	accurately forecasting our revenue and operating expenses on a quarterly and annual basis;

•	maintaining and enhancing the value of our reputation and brand;

•	attracting, hiring, and retaining qualified personnel to manage our operations and further develop our platform;

•	effectively managing rapid growth in our operations, including personnel; and

•	successfully implementing and executing our business strategies.

Additionally, because we have limited historical financial data and operate in a rapidly evolving market, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history or operated in a more established and predictable market. We have encountered in the past, and will encounter in the future, risks, challenges, and uncertainties frequently experienced by growing companies. If our assumptions regarding any of these risks, challenges, or uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address them successfully, our results of operations could differ materially from our expectations and our business, financial condition, and results of operations could be adversely affected.

Our results of operations may fluctuate significantly from period to period due to a wide range of factors, which makes our future results difficult to predict.

Our results of operations have historically varied from period to period, and we expect that our results of operations will continue to vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control. As a result, comparing our results of operations on a period-to-period basis may not be meaningful. Factors that may contribute to the variability of our quarterly and annual results include, but are not limited to:

•	our ability to attract and retain learners, instructors, and enterprises that use our platform in a cost-effective manner;

•	our ability to accurately forecast revenue and operating expenses;

•	the effects of increased competition on our business;

•	our ability to successfully expand in existing markets and successfully enter new markets;

•	changes in learner or customer behavior with respect to online learning solutions;

•	increases in marketing, sales, and other operating expenses that we may incur to grow and acquire new learners, instructors, and customers;

•	the revenue mix between our consumer and UB offerings;

•	the impact of worldwide economic conditions, including the resulting effect on consumer and business spending on online learning solutions;

•	our ability to maintain an adequate rate of growth and effectively manage that growth;

•	the effects of changes in search engine placement and prominence;

•	our ability to keep pace with technology changes in our industry;

•	the success of our sales and marketing efforts;

•	our ability to protect, maintain, and enforce our intellectual property rights;

•	costs associated with defending claims, including intellectual property infringement claims, and related judgments or settlements;

•	changes in governmental or other regulations affecting our business;

•	interruptions in service and any related impact on our business, reputation, or brand;

•	the attraction and engagement of qualified employees and key personnel;

•	our ability to choose and effectively manage third-party service providers;

•	the effects of natural or man-made catastrophic events, including wars and other armed conflicts, such as Russia’s invasion of Ukraine;

•	the impact of a pandemic or an outbreak of disease or similar public health concern, such as the COVID-19 pandemic, or fear of such an event;

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potential volatility in our gross margins, including due to revenue mix shifts between our Enterprise and Consumer segments, changes in our pricing policies, increased use of subscriptions in our Consumer segment, and timing differences between recognition of revenue and related content costs for courses;

•	the effectiveness of our internal controls over financial reporting;

•	the impact of payment processor costs and procedures; and

•	changes in our tax rates or exposure to additional tax liabilities.

The unpredictability of our results of operations could cause our results to vary from period to period or to fall below expected levels for a given period, which will adversely affect our business, financial condition, and results of operations.

Our rapid growth may not be sustainable and depends on our ability to attract new learners, instructors, and organizations and retain existing ones.

Our success depends, in part, on growing the number of learners and instructors engaging with our platform. We believe the increase in the number of instructors increases the quality and quantity of the content available on our platform, in turn making our platform more appealing and engaging to learners in both our Consumer and Enterprise segments. This increase in learners then attracts more instructors to our platform. This dynamic marketplace model takes time to build and may grow at a slower pace than we expect. In addition, although the number of individual and UB learners and instructors engaging with our platform has grown in recent years, there can be no assurance that this growth will continue at its current pace or at all. For example, in 2020, we experienced a significant increase in engagement with our platform, in part as a result of the COVID-19 pandemic and the shelter in place orders and other efforts that were deployed by governments to mitigate its spread. While the COVID-19 pandemic may have accelerated an ongoing, long-term shift towards online learning, in the short term this level of demand from learners, instructors and organizations may decline as vaccines become more widely distributed and government restrictions are lifted; see “--The COVID-19 pandemic could affect our business, financial condition, and results of operations in volatile and unpredictable ways”. If we fail to grow or maintain the number of learners and instructors engaging with our platform, the value of our platform will diminish and our revenue will decline.

We believe that many of our new learners find us by word of mouth and other non-paid referrals from existing learners. If existing learners are dissatisfied with their experience on our platform, they may stop accessing our content and referring others to us. Likewise, if existing learners do not find our content appealing and engaging, whether because of a negative experience with, declining interest in or relevancy of the content, they may stop referring others to us. In turn, if instructors perceive that our platform lacks an adequate learner audience, instructors may be less willing to provide content for our platform, and the experience of learners could be further negatively impacted. The willingness or ability of instructors to provide content for our platform could also be negatively impacted by other factors, such as:

•	complaints or negative publicity about us or our platform, even if factually incorrect or based on isolated incidents;

•	changes to our terms and policies that our instructors find, or even perceive, to be unpopular or that are not clearly articulated to them; or

•	our failure to enforce our policies fairly and transparently.

In addition, the costs associated with retaining learners and instructors are substantially lower than those associated with acquiring new learners and instructors. As a result, if we are unable to retain existing learners and instructors, even if such losses are offset by an increase in revenue resulting from new learners and instructors, it could have a material adverse effect on our results of operations. Consequently, if we are unable to retain existing learners and instructors and attract new learners and instructors who contribute and engage with our platform, our growth prospects would be harmed and our business, financial condition, and results of operations could be adversely affected.

Our platform relies on a limited number of instructors who create a significant portion of the most popular content on our platform, and the loss of these instructor relationships could adversely affect our business, financial condition, and results of operations.

As part of our instructor community, we strive to build meaningful connections with instructors, ranging from those that are well known and have created extensively to those that have just begun the process of creating courses. As of March 31, 2022, we had relationships with 68,000 instructors. Although we view the breadth and diverse expertise of our instructor base and the content they create as one of our competitive advantages, a significant portion of the most popular content on our platform, and as a result a significant portion of our revenue, is attributable to a limited number of our instructors. Moreover, because instructors may unpublish content or leave the Udemy platform altogether, subject to our right to continue offering such content to new learners on the consumer marketplace for 60 days afterwards and in our subscription offerings for 12 months afterwards, we may need to source replacement content by a different instructor on short notice. Although we do not believe the loss of any one of these instructors would materially impact our business, the loss of multiple existing instructors, as well as any failure to attract additional instructors, could negatively impact our business, financial condition and results of operations by adversely affecting our ability to provide high-quality, engaging, and relevant content for one or more subject matters and the pace at which we provide such content, which in turn could reduce the attractiveness of our platform to learners and customers.

If we fail to maintain and expand our relationships with UB customers, our ability to grow our business and revenue will suffer.

Revenue from our Enterprise segment represented 43% and 29% of our revenue during the three months ended March 31, 2022 and 2021, respectively. We believe that our future success depends, in part, on our ability to grow this offering, both by retaining and expanding our relationship with existing customers and attracting new customers. Many customers initially use our platform within specific groups or departments within their organizations, or for specific use cases. Our ability to grow our UB business depends, in part, on our ability to persuade these customers to expand their use of our platform to address additional use cases. Further, to continue to grow our business, it is important that our customers renew their subscriptions when existing contracts expire and that we expand our relationships with our existing customers. Customers have no obligation to renew their subscriptions, and they may decide not to renew their subscriptions with a similar contract period, at the same prices and terms, with the same or a greater number of users, or at all. We have had some customers elect not to renew their subscriptions with us in the past, and it is difficult to accurately predict whether we will have future success in retaining customers or expanding our relationships with them. We have experienced significant growth in the number of customers subscribing to our UB offerings, but we do not know whether we will continue to achieve similar growth, or achieve any growth at all, in the future. Our ability to retain UB customers and expand our deployments with them may decline or fluctuate as a result of a number of factors, including customers’ satisfaction with our platform, the quality and timeliness of our customer success and customer support services, our prices, the prices and features of competing solutions, reductions in customers’ spending levels, insufficient adoption of our platform by our customers’ constituents, and new feature releases. If customers do not purchase additional subscriptions or renew their existing subscriptions, renew on less favorable terms, or fail to continue to expand their engagement with us, our revenue may decline or grow less quickly than anticipated, which would harm our business, financial condition, and results of operations.

We operate in a highly competitive market, and we may not be able to compete successfully against current and future competitors.

We operate in a highly competitive environment, as the market for online learning is relatively new, highly fragmented, and rapidly evolving, with limited barriers to entry. We compete for learners, enterprise customers, and instructors:

•	Learners: We compete for learners based on our course catalog, instructors, and learning tools.

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UB customers: We compete for customers based on our up-to-date content, the breadth and depth of that content across the full range of core business functions, and advanced product features that optimize self-paced learning and enable organizations to effectively drive programmatic learning.

•	Instructors: We compete for instructors based on our ability to promote monetization opportunities.

Our competition includes corporate training offerings (such as those from Pluralsight, Skillsoft, and LinkedIn Learning), direct-to-consumer training offerings (such as those from Coursera and edX), specialized content training offerings (such as those from A Cloud Guru and Skillshare), and free online resources used to gather and share knowledge and skills.

We expect our existing competitors and new entrants to the online learning market to continually evolve and improve their business models. If these or other market participants introduce new or improved delivery of online education and technology-enabled services that are more compelling or widely accepted than ours, our ability to grow our revenue and achieve profitability could suffer. Several new and existing companies in the online education industry provide or may provide offerings similar to what we offer on our platform, and, despite any exclusivity arrangements we have with our instructors, these companies may nonetheless pursue relationships with our instructors that may reduce, or stop altogether, the content our instructors produce for our platform. In addition, customers may choose to continue using or develop their own online learning or training solutions in-house rather than pay for our platform.

We believe that our competitiveness depends on a range of factors, both within and beyond our control, including:

•	the availability or development of alternative online learning platforms that are more compelling to learners, instructors, or organizations than ours;

•	changes in pricing policies and terms offered by our competitors or by us;

•	the ability to adapt to new technologies and changes in requirements of our learners, instructors, and UB customers;

•	costs associated with acquiring and retaining learners, instructors, and UB customers;

•	the ability of our current and future competitors to establish relationships with customers; and

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industry consolidation and the number and rate of new entrants. Current and potential competitors (including any new entrants into the market) may enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, market- or industry-specific knowledge, more successful marketing capabilities, and substantially greater financial, technical, and other resources than we have. Our current or new competitors may adopt certain aspects of our business model, which could reduce our ability to differentiate our services. Furthermore, online educational content is not typically marketed exclusively through any single channel and, accordingly, our competitors could aggregate a set of online learning courses similar to ours. Competition may intensify as our competitors raise additional capital or as new participants, including established companies, enter the markets in which we compete. Our ability to grow our business and achieve profitability could be impaired if we cannot compete successfully.

The market for online learning solutions is relatively new and may not grow as we expect, which may harm our business, financial condition, and results of operations.

Our future success will depend in part on the growth, if any, in the demand for online learning solutions. Although the COVID-19 pandemic has accelerated the demand for online learning solutions from both individuals and businesses alike, the online learning market is less mature than the market for in-person instruction and continues to evolve rapidly. There can be no assurance that the heightened levels of demand for online learning solutions experienced during the COVID-19 pandemic will continue once the effects of the pandemic, such as limitations on in-person activities, abate, see “—The COVID pandemic could affect our business, financial condition, and results of operations in volatile and unpredictable ways.” Consequently, it is difficult to predict demand for and continued use of our platform by learners, instructors, and UB customers, the rate at which existing learners and instructors expand their engagement with our platform, the size and growth rate of the market for our platform, the entry of competitive offerings into the market, or the success of existing competitive offerings. Furthermore, even if learners or UB customers want to adopt an online learning solution, it may take them a substantial amount of time to fully transition to this type of learning solution or they could be delayed due to budget constraints, weakening economic conditions, or other factors. Even if market demand for online learning solutions generally increases, we cannot assure you that adoption of our platform will also increase. If the market for online learning solutions does not grow as we expect or our platform does not achieve widespread adoption, it could result in reduced learner and customer spending, reduced engagement from instructors, attrition by learners, instructors, and UB customers, and decreased revenue, any of which would adversely affect our business, financial condition, and results of operations.

Adherence to our values and our focus on long-term sustainability may negatively impact our short- or medium-term financial performance.

Our values motivate everything we do, and we accordingly intend to focus on the long-term sustainability of our business and platform. We may take actions that we believe will benefit our business and our ecosystem and, therefore, our stockholders over a period of time, even if those actions do not maximize short- or medium-term financial results. However, these longer-term benefits may not materialize within the timeframe we expect or at all. For example:

•	we may choose to prohibit certain content from our platform that we believe is inconsistent with our values even though we could benefit financially from the sale of that content;

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we may choose to revise our policies in ways that we believe will be beneficial to our learners, instructors, and UB customers in the long term even though the changes are perceived unfavorably among our existing learners, instructors, and customers; or

•	we may take actions, such as locating our servers in low-impact data centers, that reduce our environmental footprint even though these actions may be more costly than other alternatives.

The COVID-19 pandemic could affect our business, financial condition, and results of operations in volatile and unpredictable ways.

In March 2020, the World Health Organization declared that the outbreak of COVID-19 was a global pandemic. To limit the spread of the virus, governments have imposed various restrictions, including emergency declarations at the federal, state, and local levels, school and business closings, quarantines, “shelter at home” orders, restrictions on travel and trade, limitations on social or public gatherings, and other social distancing measures.

The full extent of the impact of the pandemic on our business, financial condition, and results of operations depends on future developments that are uncertain and unpredictable, including the duration and scope of the pandemic (including any potential future waves of the pandemic, either domestically or globally); governmental, business, and individual actions that have been and continue to be taken in response to the pandemic, including the availability, adoption, and effectiveness of COVID-19 vaccines; the effect on our learners, instructors, and UB customers; disruptions or restrictions on our employees’ ability to work and travel; the availability and cost to access capital markets; and interruptions related to our cloud networking and mobile app infrastructure that impact our learners, instructors, and customers. We have taken precautionary measures intended to help minimize the risk of COVID-19 to our employees, including transitioning the majority of our employees to remote work and restricting business travel. As we continue to actively monitor issues arising from the COVID-19 pandemic, we may take further actions that alter our business operations, including as may be required by federal, state, local, or foreign authorities or that we determine are in the best interests of our employees, learners, instructors, UB customers, business partners, and stockholders.

We have also seen significant and rapid shifts in the traditional models of education and training as the COVID-19 pandemic has progressed. Although we believe the COVID-19 pandemic has increased the need or willingness of businesses, governments, institutions, and individuals to adopt remote, online, and asynchronous learning and training, we cannot predict whether this trend will continue as the pandemic subsides, restrictions ease and the risk and barriers associated with in-person learning and training decrease. Learners and UB customers may choose to revert to more traditional, in-person learning and training solutions following the pandemic, which could adversely affect the demand for our platform and our revenue. Demand for our platform, and, in turn, our revenue, may be volatile as the COVID-19 pandemic, and societal and governmental responses to the pandemic, continue to develop. In addition, the COVID-19 pandemic and its related effects may negatively impact the financial resources available to learners and UB customers, which could in turn negatively impact our business, financial condition, and results of operations.

We may need to change our pricing model for our platform’s offerings, which in turn could adversely impact our results of operations.

We have in the past, and expect that we may in the future, need to change our pricing model or target contract length from time to time, which could impact our financial results. As the market for our learning platform develops, as new competitors introduce competitive applications or services, or as we enter into new international markets, we may be unable to attract new learners or UB customers at the same price or based on the same pricing models we have historically used, or for contract lengths consistent with our historical averages. In addition, as we develop and roll out new products, such as our recently launched consumer subscription model, or improve existing ones, we will need to develop pricing and contract models for these products that appeal to consumer learners over time, and we may not be successful in doing so. Pricing and contract length decisions may also impact the mix of adoption among our offerings and negatively impact our overall revenue. Competition may also require us to make substantial price concessions. Moreover, our pricing model and methodology has been, and may in the future become, subject to legal challenge under applicable federal or state laws, regulations, and guidelines relating to promotional pricing practices. For example, in August 2021, a putative class action complaint was filed against us alleging violations of California’s unfair competition and false advertising statutes as well as the California Consumer Legal Remedies Act in connection with the promotional “strike-through” pricing for courses offered on platform, alleging that the reference prices used for comparison purposes are false or misleading. Our results of operations may be adversely affected by any of the foregoing, and we may have increased difficulty achieving or maintaining profitability.

Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our base of learners and UB customers and achieve broader market acceptance.

Our ability to broaden our base of both consumer learners and UB customers, and achieve broader market acceptance of our marketplace platform, will depend to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer relationships. Our marketing efforts include the use of search engine optimization, paid search, email marketing, and television.

We have invested in and plan to continue expanding our sales and marketing organizations, both domestically and internationally. Identifying, recruiting, and training sales personnel will require significant time, expense, and attention. If we are unable to hire, develop, and retain talented sales or marketing personnel, if our new sales or marketing personnel are unable to achieve desired productivity levels in a reasonable period of time (including as a result of working remotely in connection with the COVID-19 pandemic), or if our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our platform could be harmed. In addition, the investments we make in our sales and marketing organizations will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas.

If we fail to effectively adapt and respond to rapidly changing technology, evolving industry standards, and changing customer needs or requirements, our platform may become less competitive.

The markets in which we compete are and will continue to be characterized by constant change and innovation. Our success is predicated on our ability to identify and anticipate the needs of learners, instructors, and UB customers and design a scalable learning experience platform that allows them to easily create and access high-quality, in-demand educational content. Our ability to attract new and retain existing learners, instructors and UB customers to our platform, and to deepen their relationships with our platform, depends in large part on our ability to continue improving and enhancing our offerings.

We may experience difficulties with software development that could delay or prevent the development, introduction or implementation of platform modifications and enhancements. Software development involves a significant amount of time for our technology team, as it can take developers months to update, code, and test new and upgraded features and integrate them into our platform. We must also continually update, test, and enhance our platform. The continual improvement and enhancement of our platform requires significant investment and we may not have the resources to continue making these investments. Further, there can be no assurance that the platform modifications and enhancements in which we invest will result in additional revenue sufficient to cover the cost of developing those modifications and enhancements, if any. If we are not able to improve and enhance our platform in an effective manner, our business, financial condition, and results of operations will be adversely affected.

If we are not able to maintain and enhance our brand, our reputation and business may suffer.

We believe that maintaining and enhancing our reputation and brand recognition is critical to our ability to attract and retain learners, instructors, UB customers, and partners, and that the importance of our reputation and brand recognition will continue to increase as competition in the markets in which we operate continues to develop. Our success in this arena will depend on a range of factors, both within and beyond our control. Factors affecting our reputation and brand recognition that are within our control include our ability to:

•	market our platform effectively and efficiently;

•	maintain a useful, innovative, and reliable platform;

•	maintain a high satisfaction among learners, instructors, and UB customers;

•	provide a high quality and perceived value for our platform;

•	successfully differentiate our platform from competing offerings;

•	maintain a consistently high level of customer service; and

•	prevent any actual or perceived data security breach or incident or data loss, or misuse or perceived misuse of our platform.

Additionally, our reputation and brand recognition may be affected by factors that are beyond our control, such as:

•	the actions of competitors or other third parties;

•	the quality and quantity of, as well as the nature and subject matter of, content available from instructors on our platform;

•	positive or negative publicity, including with respect to events or activities attributed to us, our employees, instructors, or our commercial partners;

•	interruptions, delays, or attacks on our platform; and

•	litigation or legal developments.

Damage to our reputation and brand, from the factors listed above or otherwise, may reduce demand for our platform and have an adverse effect on our business, operating results and financial condition. Moreover, any attempts to rehabilitate our reputation and brand recognition may be costly and time-consuming, and there can be no assurance that any such efforts will ultimately be successful.

We could face liability, or our reputation might be harmed, as a result of courses posted to our platform.

Instructors at times post courses and related materials to our platform that contain content owned by third parties, and we do not proactively review content for potential infringement of intellectual property rights. Although we maintain and enforce terms and policies requiring instructors to respect the intellectual property rights of others, the laws governing the fair use of these third-party materials are imprecise and adjudicated on a case-by-case basis, which makes it challenging to adopt and implement appropriately balanced institutional policies governing these practices. As a result, we are subject to potential liability to third parties for the unauthorized duplication, distribution, or other use of this material. In addition, third parties have alleged, and in the future may allege, misappropriation, plagiarism, or similar claims related to content appearing on our platform. Any such claims, including claims of defamation, disparagement, negligence, warranty, misappropriation, or personal harm, could subject us to costly litigation and impose a significant strain on our financial resources and management personnel, regardless of whether the claims have merit. Moreover, there can be no assurance that measures taken under our terms and policies in response to complaints by third-party content owners regarding intellectual property violations, such as taking down courses subject to a valid complaint or banning instructors who violate our repeat infringer policy, will be sufficient to protect us from claims of intellectual property infringement. Our various liability insurance coverages may not cover potential claims of this type adequately or at all, and we may be required to alter or cease our uses of such material, which may include removing course content or altering the functionality of our platform, or be required to pay monetary damages.

While we rely on a variety of statutory and common law frameworks and defenses, including those provided by the Digital Millennium Copyright Act of 1998 (the “DMCA”), the Communications Decency Act (the “CDA”), the fair-use doctrine in the United States and the E-Commerce Directive in the European Union (the “E.U.”), differences between statutes, limitations on immunity, requirements to maintain immunity, and moderation efforts in the many jurisdictions in which we operate may affect our ability to rely on these frameworks and defenses, or create uncertainty regarding liability for content posted to our platform. As an example, Article 17 of the Directive on Copyright in the Digital Single Market was passed in the E.U., which affords copyright owners some enforcement rights that may conflict with U.S. safe harbor protections afforded to us under the DMCA. Member states in the E.U. are in the process of determining how Article 17 will be implemented in their particular country. In addition, the E.U. is also reportedly reviewing the regulation of digital services, and it has been reported that the E.U. plans to introduce the Digital Services Act, a package of legislation intended to update the liability and safety rules for digital platforms, products, and services, which could negatively impact the scope of the limited immunity provided to us by the E-Commerce Directive. In countries in Asia and Latin America, generally there are not similar statutes to the CDA or E-Commerce Directive. The laws of countries in Asia and Latin America generally provide for direct liability if a platform is involved in creating such content or has actual knowledge of the content without taking action to take it down. Further, laws in some Asian countries also provide for primary or secondary liability, which can include criminal liability, if a platform failed to take sufficient steps to prevent such content from being uploaded. Although these and other similar legal provisions provide limited protections from liability for platforms like ours, if we are found not to be protected by the safe harbor provisions of the DMCA, CDA, or other similar laws, or if we are deemed subject to laws in other countries that may not have the same protections or that may impose more onerous obligations on us, including Article 17 or other proactive obligations to filter or review content for potential infringement of intellectual property, we may owe substantial damages and our brand, reputation, and financial results may be harmed. Moreover, regulators in the United States and in other countries in which we operate may introduce new regulatory regimes that increase potential liability for information or content available on or through our platform, or which impose additional obligations to monitor such information or content, which could increase our costs.

Failure of our resellers or other commercial partners to use acceptable ethical business practices or comply with applicable laws could negatively impact our business.

In certain jurisdictions, such as Japan, we rely on third-party resellers and other commercial partners to distribute and market our offerings. We expect these resellers and partners to operate in compliance with applicable laws, rules, and regulations, but we cannot control their conduct. If any of our resellers or partners violates applicable laws or implements business practices that are regarded as unethical, the distribution of our platform in those jurisdictions could be interrupted, usage of our platform could decline, our reputation could be damaged and we may be subject to liability. Any of these events could have a negative impact on our business, financial condition, and results of operations.

Our revenue, results of operations, and financial condition could be negatively affected by general economic conditions.

Our business is sensitive to trends in the general economy, which is unpredictable. Therefore, our operating results, to the extent they reflect changes in the broader economy, may be subject to significant fluctuations. Since online learning is generally dependent on discretionary spending, negative general economic conditions could significantly reduce the overall amount that learners and organizations spend on, and the frequency of, online learning. Any or all of these factors could reduce the demand for our services, reducing our revenue. In addition, the occurrence of any of these events could increase our need to make significant expenditures to continue to attract learners and UB customers to our platform.

Our business and operations could be materially and adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

Our business and operations could be materially and adversely affected in the event of earthquakes, floods, fires, telecommunications failures, blackouts, or other power losses, break-ins, acts of terrorism, wars and other armed conflicts, political or geopolitical crises, inclement weather, public health crises, pandemics or endemics, or other catastrophic events. In particular, our corporate headquarters are located in San Francisco, California, an earthquake-sensitive area and one that has been increasingly vulnerable to wildfires, and damage to or total destruction of our executive offices resulting from earthquakes may not be covered in whole or in part by any insurance we may have. If floods, fire, inclement weather including extreme rain, wind, heat, or cold, or accidents due to human error were to occur and cause damage to our properties, or if our operations were interrupted by telecommunications failures, blackouts, acts of terrorism, wars and other armed conflicts, political or geopolitical crises, or public health crises, our results of operations would suffer, especially if such events were to occur during peak periods. We may not be able to effectively shift our operations due to disruptions arising from the occurrence of such events, and our business could be affected adversely as a result.

Our business could be harmed if we fail to manage our growth effectively.

The rapid growth we have experienced, and may continue to experience, in our business places significant demands on our operational infrastructure. The scalability and flexibility of our platform depends on the functionality of our technology and network infrastructure and our ability to handle increased traffic and demand for bandwidth. The growth in the number of learners and instructors using our platform and the amount of educational content available through our platform has increased the amount of data and requests that we process. Any problems with the transmission of increased data and requests could result in harm to our brand or reputation. Moreover, as our business grows, we will need to devote additional resources to improving our operational infrastructure and continuing to enhance our scalability in order to maintain the performance of our platform. Our growth has placed, and will likely continue to place, a significant strain on our managerial, administrative, operational, financial, and other resources. We have grown from 230 full-time employees in May 2016 to 1,359 full-time employees as of March 31, 2022. We intend to further expand our overall business, including headcount, with no assurance that our revenue will continue to grow. As we grow, we will be required to continue to improve our operational and financial controls and reporting procedures and we may not be able to do so effectively. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross profit or operating expenses.

Our future success depends on our ability to retain our senior management team and other highly skilled employees and to attract, retain, and motivate our qualified personnel.

We depend on the continued services and performance of our senior management team, key technical employees, and other key personnel. Although we have entered into employment agreements with senior management team members, each of them may terminate their employment with us at any time or not be able to perform the services we require in the future. We do not maintain “key person” insurance for any of our executives or other employees. Similarly, third parties may attempt to encourage our senior management team or other key employees to leave for other employment. The loss of one or more of the members of our senior management team or other key personnel for any reason could disrupt our operations, create uncertainty among investors, adversely impact employee retention and morale and significantly harm our business.

To execute our growth plan, we must hire many employees over the next few years. In addition, we must retain our highly qualified employees. Competition for highly qualified employees is intense, particularly from other high-growth technology companies and in the San Francisco, California labor market, where our corporate headquarters are located.

From time to time we have experienced, and may continue to experience, difficulty in hiring and retaining employees with the appropriate level of qualifications. The companies with which we compete for qualified employees may have greater resources than we have and may offer compensation packages that are perceived to be better than ours. Additionally, changes in our compensation structure may be negatively received by employees and result in attrition or cause difficulty in the recruiting process. If we fail to attract new employees or fail to retain and motivate our current employees, our business and future growth prospects could be adversely affected.

Any failure to successfully execute and integrate future acquisitions could materially adversely affect our business, financial condition, and results of operations.

We have in the past acquired, and may in the future pursue acquisitions of, businesses, technologies, services and other assets and strategic investments that complement our business. For example, in August 2021, we announced our acquisition of CUX, Inc. (d/b/a CorpU) (“CorpU”), an online leadership development platform. We have limited experience as an organization with successfully executing and integrating acquisitions. Acquisitions involve numerous risks, including the following:

•

difficulties in integrating and managing the combined operations, technology platforms, or offerings of any company we acquire and realizing the anticipated economic, operational and other benefits of the acquisition in a timely manner, which could result in substantial costs and delays, and failure to execute on the intended strategy and synergies;

•	failure of the acquired businesses to achieve anticipated revenue, earnings, or cash flow;

•	diversion of management’s attention or other resources from our existing business;

•	our inability to maintain the key customers, business relationships, suppliers, and brand potential of acquired businesses;

•	uncertainty of entry into businesses or geographies in which we have limited or no prior experience or in which competitors have stronger positions;

•	unanticipated costs associated with pursuing acquisitions or greater than expected costs in integrating the acquired businesses;

•

responsibility for the liabilities of acquired businesses, including those that were not disclosed to us or exceed our estimates, such as liabilities arising out of the failure to maintain effective privacy, data protection and cybersecurity controls, and liabilities arising out of the failure to comply with applicable laws and regulations, including tax laws;

•	difficulties in or costs associated with assigning or transferring to us or our subsidiaries the acquired companies’ intellectual property or its licenses to third-party intellectual property;

•	inability to maintain our culture and values, ethical standards, controls, procedures, and policies;

•	challenges in integrating the workforce of acquired companies and the potential loss of key employees of the acquired companies;

•

challenges in integrating and auditing the financial statements of acquired companies that have not historically prepared financial statements in accordance with generally accepted accounting principles in the United States, or GAAP; and

•

potential accounting charges to the extent goodwill and intangible assets recorded in connection with an acquisition, such as trademarks, customer relationships, or intellectual property, are later determined to be impaired and written down in value.

We may not succeed in addressing these or other risks in connection with our acquisition of CorpU or any other acquisitions we undertake in the future. The inability to integrate successfully, or in a timely fashion, the business, technologies, products, personnel, or operations of any acquired business, could have a material adverse effect on our business, financial condition, and results of operations.

We may need to raise additional funds to pursue our growth strategy or continue operations, and we may be unable to raise capital when needed or on acceptable terms.

From time to time, we may seek additional equity or debt financing to fund our growth, enhance our platform, respond to competitive pressures, or make acquisitions or other investments. Our business plans may change, general economic, financial or political conditions in our markets may deteriorate or other circumstances may arise, in each case that have a material adverse effect on our cash flows and the anticipated cash needs of our business. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. We cannot predict the timing or amount of any such capital requirements at this time. If financing is not available on satisfactory terms, or at all, we may be unable to expand its business at the rate desired and our results of operations may suffer.

We operate internationally and we plan to continue expanding our international operations, which exposes us to risks inherent in international operations.

Managing a global organization requires significant resources and management attention. We currently maintain offices outside of the United States in Turkey and Ireland, and we plan to expand our international operations in the future.

We generated 60% and 61% of revenue outside North America during the three months ended March 31, 2022 and 2021, respectively, and, based on our instructor registration records, we estimate that a majority of our instructors are located outside the United States. Any further international expansion efforts that we may undertake may not be as successful as we expect or at all.

Additionally, conducting international operations subjects us to risks that we have not generally faced in the United States. These risks include:

•	the cost and resources required to localize our services, which requires the translation of our websites into foreign languages and adaptation for local practices and regulatory requirements;

•	competition with local market participants who understand the local market better than we do or who have pre-existing relationships with our potential learners and UB customers in those markets;

•	legal uncertainty regarding our liability for the content and services provided by our instructors, including as a result of local laws or a lack of clear precedent of applicable law;

•	the burdens of complying with a wide variety of foreign laws and legal standards;

•	lack of familiarity with and unexpected changes in foreign regulatory requirements;

•	adapting to variations in payment forms from learners and UB customers;

•	difficulties in managing and staffing international operations;

•	fluctuations in currency exchange rates;

•	potentially adverse tax consequences, including the complexities of foreign value added tax systems, digital services tax and restrictions on the repatriation of earnings;

•	increased financial accounting and reporting burdens and complexities and difficulties in implementing and maintaining adequate internal controls;

•	political, social, and economic instability abroad, wars and other armed conflicts, terrorist attacks, and security concerns in general, including Russia’s invasion of Ukraine;

•	reduced or varied protection for intellectual property rights in some countries; and

•	higher telecommunications and internet service provider costs.

Operating in international markets also requires significant management attention and financial resources. The investment and additional resources required to establish operations and manage growth in other countries may not produce desired levels of revenue or profitability.

Our strategic and other relationships with partners overseas may also subject us to additional regulatory scrutiny in the United States and other jurisdictions. For example, the Committee on Foreign Investment in the U.S. has continued to apply a more stringent review of certain foreign investment in U.S. companies, and has made inquiries to us with respect to equity investments in us by foreign investors prior to our initial public offering. Operating in international markets could also increase our business exposure to the effects of trade and economic sanctions regulations. See “—We are subject to governmental export and import controls and regulations that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.”

Further, as we continue to expand internationally, we could also become subject to increased difficulties in collecting accounts receivable (including as a result of international sanctions or other trade restrictions affecting the geographies in which we or our learners or customers are present), repatriating money without adverse tax consequences, and risks relating to foreign currency exchange rate fluctuations. We have not engaged in currency hedging activities to limit risk of exchange rate fluctuations, and while we may decide to do so in the future, the availability and effectiveness of these hedging transactions may be limited. Changes in exchange rates affect our costs and earnings, and may also affect the book value of our assets located outside the United States and the amount of our stockholders’ equity.

We are subject to laws and regulations worldwide, and failure to comply with such laws and regulations could subject us to claims or otherwise adversely affect our business, financial condition and results of operations.

We are subject to a variety of laws in the U.S. and abroad that affect our business. As a global platform with learners and instructors in over 180 countries, we are subject to a wide range of laws and regulations regarding consumer protection, advertising, electronic marketing, privacy, data protection and cybersecurity, data localization requirements, online services, freedom of speech, labor, real estate, taxation, intellectual property ownership and infringement, export and national security, tariffs, anti-corruption and telecommunications, all of which are continuously evolving and developing.

The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the U.S., and compliance with laws, regulations and similar requirements may be burdensome and expensive. Because these laws and regulations are subject to change over time, we must continue to dedicate resources to monitoring developments in the law and ensuring compliance. Laws and regulations may be inconsistent from jurisdiction to jurisdiction, and certain jurisdictions may impose more stringent regulatory requirements than the U.S., which may increase the cost of compliance and doing business and expose us to possible litigation, penalties, or fines. Any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation, could make our platform less attractive to learners, instructors, or enterprise customers or cause us to change or limit our ability to make available our platform. We have policies and procedures designed to ensure compliance with applicable laws and regulations, but we cannot assure you that we will not experience violations of such laws and regulations or our policies and procedures. Any such violations could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, or injunctions. If any governmental sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, operating results, and financial condition could be materially adversely affected. In addition, responding to any action will likely result in a significant diversion of management’s attention and resources and an increase in professional fees. Enforcement actions and sanctions could harm our business, operating results, and financial condition.

We are subject to governmental export and import controls and regulations that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.

Our business activities are subject to various restrictions under U.S. export and similar laws and regulations, including trade and economic sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control and, in some cases, the U.S. Department of Commerce’s Export Administration Regulations. The U.S. export control and economic sanctions laws and regulations include restrictions or prohibitions on the sale of certain services to U.S. embargoed or sanctioned countries, governments, persons, and entities which in some cases might apply to our activities. In addition, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide learners access to our platform or could limit our learners’ ability to access or use our services in those countries.

Although we take precautions to prevent our platform from being provided in violation of such laws, our platform could be provided inadvertently in violation of such laws, despite the precautions we take. Complying with these laws and regulations could be particularly difficult because our products are widely available worldwide, in some cases, by providing only minimal information at registration. If we fail to comply with these laws and regulations, we and certain of our employees could be subject to civil or criminal penalties, including the possible loss of export privileges and fines. We also may be adversely affected through penalties, reputational harm, loss of access to certain markets, or otherwise. In addition, various countries regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our learners’ ability to access our platform in those countries. Changes in our platform, or future changes in export and import regulations, may prevent our international learners or instructors from using our platform or, in some cases, prevent the export or import of our platform to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions, or related legislation or changes in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our platform.

Failure to comply with anti-bribery, anti-corruption, and anti-money laundering laws, and similar laws, could subject us to penalties and other adverse consequences.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and possibly other anti-bribery laws and anti-money laundering laws in countries outside of the United States in which we conduct our activities. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees, agents, representatives, business partners, and third-party intermediaries from authorizing, offering, or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector.

We sometimes engage third parties to sell our products and conduct our business abroad. We and our employees, agents, representatives, business partners, or third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners, or third-party intermediaries even if we do not explicitly authorize such activities. We cannot assure you that none of our employees and agents will take actions in violation of applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.

These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, we cannot assure you that none of our employees, agents, representatives, business partners, or third-party intermediaries will take actions in violation of our policies and applicable law, for which we may be ultimately held responsible.

Any allegations or violation of the FCPA or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from U.S. government contracts, all of which may have an adverse effect on our reputation, business, financial condition, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.

We are from time to time involved in claims, lawsuits, government investigations, and other proceedings that could adversely affect our business, financial condition, and results of operations.

We are involved in litigation matters from time to time, such as matters incidental to the ordinary course of our business, including intellectual property, commercial, employment, class action, whistleblower, accessibility, and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability, or require us to change our business practices. In addition, the expense of litigation and the timing of these expenses from period to period are difficult to estimate, subject to change, and could adversely affect our financial condition and results of operations. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Any of the foregoing could adversely affect our business, financial condition, and results of operations.

Increased scrutiny and changing expectations from investors, customers, employees, and others regarding our environmental, social and governance practices and reporting could cause us to incur additional costs, devote additional resources and expose us to additional risks, which could adversely impact our reputation, customer acquisition and retention, access to capital and employee retention.

Companies across all industries are facing increasing scrutiny related to their environmental, social and governance, or ESG, practices and reporting. Investors, customers, employees and other stakeholders have focused increasingly on ESG practices and placed increasing importance on the implications and social cost of their investments, purchases and other interactions with companies. For example, many investment funds focus on positive ESG business practices and sustainability scores when making investments and may consider a company’s ESG or sustainability scores as a reputational or other factor in making an investment decision. In addition, investors, particularly institutional investors, use these scores to benchmark companies against their peers and if a company is perceived as lagging, these investors may engage with such company to improve ESG disclosure or performance and may also make voting decisions on this basis. With this increased focus and demand, public reporting regarding ESG practices is becoming more broadly expected. If our ESG practices and reporting do not meet investor, customer, or employee expectations, which continue to evolve, our brand, reputation, and learner and UB customer retention may be negatively impacted. Any disclosure we make may include our policies and practices on a variety of ESG matters, including corporate governance, environmental compliance, employee health and safety practices, human capital management, and workforce inclusion and diversity. It is possible that stakeholders may not be satisfied with our ESG reporting, our ESG practices or our speed of adoption. We could also incur additional costs and devote additional resources to monitor, report and implement various ESG practices. If we fail, or are perceived to be failing, to meet the standards included in any sustainability disclosure or the expectations of our various stakeholders, it could negatively impact our reputation, UB customer and learner acquisition and retention, access to capital and employee retention.

Risks Related to Technology, Privacy, and Cybersecurity

Changes in laws or regulations relating to privacy, data protection, or cybersecurity, including those relating to the protection or transfer of data relating to individuals, or any actual or perceived failure by us to comply with such laws and regulations or any other obligations could adversely affect our business.

We receive, transmit, and store personally identifiable information and other data relating to our learners, instructors, and other individuals, such as our employees. Numerous local, municipal, state, federal, and international laws and regulations address privacy, data protection, cybersecurity, and the collection, storing, sharing, use, disclosure, and protection of certain types of data, including the California Online Privacy Protection Act, the Personal Information Protection and Electronic Documents Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act, Canada’s Anti-Spam Legislation, the E.U. General Data Protection Regulation (“GDPR”), the Telephone Consumer Protection Act (restricting telemarketing and the use of automated SMS text messaging), Section 5 of the Federal Trade Commission Act, and the California Consumer Privacy Act (the “CCPA”). These laws, rules, and regulations evolve frequently and their scope may continually change, through new legislation, amendments to existing legislation, and changes in enforcement, and may be inconsistent from one jurisdiction to another.

For example, the GDPR, which became effective on May 25, 2018, has resulted and will continue to result in significantly greater compliance burdens and costs for companies like ours. The GDPR regulates our collection, control, processing, sharing, disclosure, and other use of data that can directly or indirectly identify a living individual that is a resident of the E.U. and imposes stringent data protection requirements with significant penalties and the risk of civil litigation, for noncompliance. Failure to comply with the GDPR may result in fines of up to 20 million euros or up to 4% of the annual global revenue of the infringer, whichever is greater. It may also lead to civil litigation, with the risks of damages, injunctive relief, or regulatory orders adversely impacting the ways in which our business can use personal data.

In addition, in January 2021, the United Kingdom transposed the GDPR into domestic law with a United Kingdom version of the GDPR (combining the GDPR and the United Kingdom Data Protection Act of 2018), referred to as the U.K. GDPR, which provides for fines of up 17.5 million British pounds sterling or 4% of global turnover, whichever is greater. The relationship between the United Kingdom and the E.U. in relation to certain aspects of data protection law remains unclear. An example is the regulation of data transfers between E.U. member states and the United Kingdom and the role of the United Kingdom’s Information Commissioner’s Office with respect to the E.U. On June 28, 2021, the European Commission announced a decision of “adequacy” concluding that the United Kingdom ensures an equivalent level of data protection to the GDPR, which provides some relief regarding the legality of continued personal data flows from the European Economic Area (“EEA”), to the United Kingdom. Some uncertainty remains, however, as this adequacy determination must be renewed after four years and may be modified or revoked in the interim. We cannot fully predict how the Data Protection Act, the U.K. GDPR, and other United Kingdom data protection laws or regulations may develop in the medium to longer term nor the effects of divergent laws and guidance regarding how data transfers to and from the United Kingdom will be regulated. Changes with respect to any of these matters may lead to additional costs and increase our overall risk exposure.

Additionally, we are or may become subject to laws, rules, and regulations regarding cross-border transfers of personal data, including those relating to transfer of personal data outside the EEA. Recent legal developments have created complexity and uncertainty regarding transfers of personal data from the EEA to the U.S. and other jurisdictions. For example, on July 16, 2020, the Court of Justice of the European Union (the “CJEU”) invalidated the E.U.-U.S. Privacy Shield Framework (the “Privacy Shield”), under which personal data could be transferred from the EEA to U.S. entities that had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism and potential alternative to the Privacy Shield), it noted that reliance on them may not necessarily be sufficient in all circumstances. In addition to other mechanisms (particularly standard contractual clauses), in limited circumstances we may rely on Privacy Shield certifications of third parties (for example, vendors and partners). The European Commission has published new standard contractual clauses that are required to be implemented over time. Further, on February 2, 2022, the United Kingdom’s Information Commissioner’s Office issued new standard contractual clauses effective March 21, 2022, which also are required to be implemented over time. These developments regarding cross-border data transfers have created uncertainty and increased the risk around our international operations and may require us to review and amend the legal mechanisms by which we make or receive personal data transfers to the U.S. and other jurisdictions. We may, among other things, be required to implement additional contractual and technical safeguards for any personal data transferred out of the EEA, Switzerland, the United Kingdom or other regions which may increase compliance costs, lead to increased regulatory scrutiny or liability, may require additional contractual negotiations, and may adversely impact our business, financial condition and operating results.

The CCPA, which went into effect on January 1, 2020, among other things, requires covered companies to provide new disclosures to California consumers and affords such consumers the ability to opt out of certain types of data sharing and sales of their personal information. The CCPA also prohibits covered businesses from discriminating against consumers (for example, charging more for services) for exercising their rights. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Additionally, in November 2020, California voters passed the California Privacy Rights and Enforcement Act of 2020 (“CPRA”). The CPRA further expands the CCPA with additional data privacy compliance requirements that may impact our business and establishes a regulatory agency dedicated to enforcing those requirements. Aspects of the interpretation and enforcement of the CCPA and CPRA remain uncertain. The enactment of the CCPA has prompted a wave of similar legislative developments in other states in the U.S., which creates the potential for a patchwork of overlapping but different state laws and could mark the beginning of a trend toward more stringent privacy legislation in the U.S., which could increase our potential liability and adversely affect our business, financial condition, and results of operations. For example, in March 2021, Virginia enacted the Virginia Consumer Data Protection Act (“CDPA”), a comprehensive privacy statute that becomes effective on January 1, 2023 (at the same time as the CPRA). In June 2021, Colorado enacted a similar law, the Colorado Privacy Act (“CPA”), which becomes effective on July 1, 2023, and in March 2022, Utah enacted a similar law, the Utah Consumer Privacy Act (“UCPA”), which becomes effective December 31, 2023. In addition, on August 20, 2021, the Personal Information Protection Law, or PIPL, was adopted in the People’s Republic of China (“PRC”), and it went into effect on November 1, 2021. The PIPL shares similarities with the GDPR, including extraterritorial application, data minimization, data localization, and purpose limitation requirements, and obligations to provide certain notices and rights to citizens of the PRC. The PIPL allows for fines of up to 50 million renminbi or 5% of a covered company’s revenue in the prior year. The effects of these statutes and other similar federal, state, or foreign laws that may be proposed or enacted are significant and may require us to modify our data processing practices and policies and incur substantial compliance-related costs and expenses. Additionally, many laws and regulations relating to privacy and the collection, storing, sharing, use, disclosure, and protection of certain types of data are subject to varying degrees of enforcement and new and changing interpretations by courts. These laws and other changes in laws or regulations relating to privacy, data protection, and cybersecurity, particularly any new or modified laws or regulations, or changes to the interpretation or enforcement of such laws or regulations, that require enhanced protection of certain types of data or new obligations with regard to data retention, transfer, or disclosure, could greatly increase the cost of providing our platform, require significant changes to our operations, or even prevent us from providing our platform in jurisdictions in which we currently operate and in which we may operate in the future.

Additionally, we have incurred, and may continue to incur, significant expenses in an effort to comply with privacy, data protection, and cybersecurity standards and protocols imposed by law, regulation, industry standards, or contractual obligations. Publication of our privacy statement and other policies regarding privacy, data protection, and cybersecurity may subject us to investigation or enforcement actions by regulators if those statements or policies are found to be deficient, lacking transparency, deceptive, unfair, or misrepresentative of our practices. We are also bound by contractual obligations related to privacy, data protection, and cybersecurity and our efforts to comply with such obligations may not be successful or may have other negative consequences. The various privacy, data protection, and cybersecurity legal obligations that apply to us may evolve in a manner that relates to our practices or the features of our mobile apps or website and we may need to take additional measures to comply with the new and evolving legal obligations, including but not limited to training efforts for our employees, contractors and third party partners. Such efforts may not be successful or may have other negative consequences. In particular, with laws and regulations such as the CCPA, CPRA, CDPA, CPA, and UCPA imposing new and relatively burdensome obligations and with substantial uncertainty over the interpretation and application of these and other laws and regulations, we may face challenges in addressing their requirements and making necessary changes to our policies and practices and may incur significant costs and expenses in an effort to do so. Despite our efforts to comply with applicable laws, regulations, and other obligations relating to privacy, data protection and cybersecurity, it is possible that our interpretations of the law, practices, policies, or platform or other services or offerings could be inconsistent with, or fail or be alleged to fail to meet all requirements of, such laws, regulations, or obligations. Any failure, or consequences associated with our efforts to comply with applicable laws or regulations or any other obligations relating to privacy, data protection, or cybersecurity, or any compromise of security that results in unauthorized access to, or use or release of data relating to learners, instructors, or other individuals, or the perception that any of the foregoing types of failure or compromise has occurred, could damage our reputation, discourage new and existing learners, instructors, and UB customers from using our platform, or result in fines, investigations, or proceedings by governmental agencies and private claims and litigation, any of which could adversely affect our business, financial condition and operating results. Even if not subject to legal challenge, the perception of concerns relating to privacy, data protection, or cybersecurity, whether or not valid, may harm our reputation and brand adversely affect our business, financial condition, and operating results.

A cybersecurity attack or other security breach or incident could delay or interrupt service to our learners, instructors, and UB customers, harm our reputation or subject us to significant liability.

Our platform involves the processing of significant amounts of data relating to the learners, instructors, and UB customers interacting with our platform, including personal data and personal information. Additionally, we collect and store certain sensitive and proprietary information, and personal data and personal information, in the operation of our business, including trade secrets, intellectual property, employee data, and other confidential data.

We engage third-party service providers to store and otherwise process certain data, including sensitive and personal information. Our service providers have been, and in the future may be, the targets of cyberattacks, malicious software, phishing schemes, fraud, and other risks to the confidentiality, security, and integrity of their systems and the data they process for us. Our ability to monitor our service providers’ cybersecurity is limited, and, in any event, third parties may be able to circumvent those security measures, resulting in the unauthorized access to, misuse, disclosure, loss, unavailability, destruction or other processing of data they process for us, including sensitive and personal information. There have been and may continue to be significant supply chain attacks, and we cannot guarantee that our or our third-party providers’ systems and networks have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our systems and networks or the systems and networks of third parties that support us and our services.

While we have taken measures to protect our own proprietary and confidential information, as well as the personal information, personal data, and confidential information that we otherwise obtain, and measures to protect our platform, we, our third-party service providers, and the networks and systems used in our business, including those of third-party service providers, have been subject to, and we, our service providers and our platform may in the future may be subject to, cybersecurity attacks or other security breaches or incidents. Cybersecurity attacks may take the form of denial of service attacks, attacks using ransomware or other malware or other attacks, and can come from individual hackers, criminal groups, and state-sponsored organizations. These sources can also implement social engineering techniques to induce our employees, contractors, or customers to disclose passwords or other sensitive information or take other actions to gain access to data, and we and our platform otherwise may be subject to security breaches and incidents resulting from employee or contractor error or malfeasance. We may be more susceptible to cyberattacks and other security breaches and other security incidents while social distancing measures restricting the ability of our employees to work at our offices are in place to combat the COVID-19 pandemic because we have less capability to implement, monitor, and enforce our information security and data protection policies.

More generally, we cannot guarantee that applicable recovery systems, security protocols, network protection mechanisms, and other procedures of ourselves of our third-party service providers are or will be adequate to prevent network and service interruption, system failure or loss, corruption, or unauthorized access to, or disclosure, acquisition, unavailability, destruction, or other processing of, data, including personal data, personal information, and other sensitive information that we or they process or maintain. Moreover, our platform could be breached or disrupted if vulnerabilities in our platform are exploited by unauthorized third parties. Since techniques used to obtain unauthorized access change frequently and the size of cybersecurity attacks and of security breaches and incidents are increasing, we and our third-party service providers may be unable to implement adequate preventative measures or stop the attacks while they are occurring. A cybersecurity attack or security breach or incident could delay or interrupt service to our learners, instructors, or organizations and may deter learners, instructors, or organizations from using our platform, and we and our service providers may face difficulties or delays in identifying, remediating, and otherwise responding to any cybersecurity attack or other security breach or incident. In addition, any actual or perceived cybersecurity attack or security breach or incident could damage our reputation and brand, expose us to a risk of claims, litigation, regulatory investigations, or other proceedings and possible fines, penalties, or other liability and require us to expend significant capital and other resources to alleviate problems caused by the cybersecurity attack or security breach or incident. We incur significant costs in an effort to detect and prevent security breaches and other security-related incidents, and we expect our costs will increase as we make improvements to our systems and processes to prevent future breaches and incidents. Some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. Such mandatory disclosures could lead to negative publicity and any such disclosures, or any belief that a cybersecurity attack, or a security breach or incident, has impacted us, our platform, or our service providers may cause our learners, instructors, or UB customers to lose confidence in the security of our platform and the effectiveness of the cybersecurity measures we and our service providers utilize.

Further, any limitations of liability provisions in our customer and user agreements, contracts with third-party service providers, or other contracts may not be enforceable or adequate or otherwise protect us from any liabilities or damages with respect to any particular claim relating to a security breach or incident or other security-related matter. While our insurance policies include liability coverage for certain of these matters, subject to applicable deductibles, if we experienced a cybersecurity attack or other security breach or other incident, we could be subject to claims or damages that exceed our insurance coverage. If such an attack or other breach or incident occurred, our insurance coverage might not be adequate for liabilities actually incurred, such insurance may not continue to be available to us in the future on economically reasonable terms, or at all, and insurers may deny us coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, operating results, and reputation.

Interruptions or performance problems associated with our technology and infrastructure could adversely affect our business and results of operations.

Our continued growth partially depends on the ability of learners and instructors to access our platform at any time. Our platform has encountered, and may in the future encounter, disruptions, outages, and other performance problems due to a variety of factors, including infrastructure changes, introductions of new capabilities, human or technology errors, distributed denial of service attacks, or other security related incidents. In some instances, we may not be able to identify the cause or causes of these performance problems in a timely manner. It may become increasingly difficult to maintain and improve the performance of our platform as it grows and becomes more complex, and in the future we may be required to allocate significant resources to augment and update our technology and network infrastructure. If learners or instructors are unable to access our platform within a reasonable amount of time, or at all, our business will be harmed.

Our business depends significantly on continued access to the internet and mobile networks.

Our learners and instructors rely on access to the internet and mobile networks to access our platform. Internet service providers may choose to disrupt or degrade our access to our platform or increase the cost of such access. Internet service providers or mobile network operators could also attempt to charge us for providing access to our platform. In 2015, rules approved by the Federal Communications Commission (the “FCC”) went into effect that prohibited internet service providers from charging content providers higher rates in order to deliver their content over certain “fast traffic” lanes; however, those rules were repealed in June 2018, and efforts to challenge the repeal in the courts have failed to reverse the FCC’s 2018 decision, and in October 2019, the U.S. Court of Appeals for the District of Columbia Circuit issued a mixed ruling that did not reverse the FCC’s 2015 decision in its entirety. Although this recent court ruling allows states to enact their own net neutrality rules, the repeal of federal protections may make it more difficult or costly for many buyers or instructors to access our platform and may result in increased costs for us, which could significantly harm our business. Outside the United States, government regulation of the internet, including the idea of network neutrality, may be developing or non-existent. It is possible that governments of one or more foreign countries may seek to censor content available on our platform or may even attempt to block access to our platform. If we are restricted from operating in one or more countries, our ability to attract and retain learners, instructors, and customers may be adversely affected and we may not be able to grow our business as we anticipate.

We rely on Amazon Web Services for a substantial portion of our platform services. Any disruption of, or interference with, our use of Amazon Web Services could negatively impact our business and operations.

Amazon Web Services provides distributed computing infrastructure platforms for business operations, commonly referred to as “cloud” computing services. We currently run a significant portion of our platform’s computing on Amazon Web Services, and any significant disruption of, or interference with, our use of Amazon Web Services would negatively impact our operations and our business would be seriously harmed. If learners or instructors are unable to access our platform through Amazon Web Services or encounter difficulties in doing so, we may lose learners, instructors, and UB customers. The level of service provided by Amazon Web Services may also impact the adoption and perception of our platform. If Amazon Web Services experiences interruptions in service regularly or for a prolonged basis, or other similar issues, our business would be seriously harmed. Hosting costs will also increase if and as our base of learners, instructors, and UB customers grows, and our business, financial condition, and results of operations may be adversely affected if we are unable to grow our revenue faster than the cost of using Amazon Web Services or similar providers increases.

Amazon Web Services may take actions beyond our control that could seriously harm our business, including discontinuing or limiting access to Amazon Web Services, increasing pricing terms, terminating our contract, establishing more favorable relationships or pricing terms with one or more of our competitors, and modifying or interpreting its terms of service or other policies in a manner that impacts our ability to administer our business and operations.

Our payments system depends on third-party providers and is subject to evolving laws and regulations.

We rely on third-party payment processors to process payments made by learners and customers, and to instructors, on our platform. We have engaged third-party service providers to perform underlying card processing, currency exchange, identity verification, and fraud analysis services. If these service providers do not perform adequately or if they terminate their relationships with us or refuse to renew their agreements with us on commercially reasonable terms, we will need to find an alternate payment processor and may not be able to secure similar terms or replace such payment processors in an acceptable time frame. Further, the software and services provided by our third-party payment processors may not meet our expectations, contain errors or vulnerabilities, be compromised, or experience outages. Any of these risks could cause us to lose our ability to accept online payments, make payments to our instructors or conduct other payment transactions, any of which could make our platform less convenient and attractive and harm our ability to attract and retain learners, instructors, and customers. In addition, if these providers increase the fees they charge us, our operating expenses could increase.

The laws and regulations related to payments are complex and vary across different jurisdictions in the United States and globally. As a result, we are required to spend significant time and effort to comply with those laws and regulations. Any failure or claim of our failure to comply, or any failure by our third-party service providers to comply, could cost us substantial resources, result in liabilities, or force us to stop offering certain third-party payment services. In addition, as we expand our international operations, we will need to accommodate international payment method alternatives. As we expand the availability of new payment methods in the future, including internationally, we may become subject to additional regulations and compliance requirements.

Further, through our agreement with our third-party credit card processors, we are indirectly subject to payment card association operating rules and certification requirements, including the Payment Card Industry Data Security Standard. We are also subject to rules governing electronic funds transfers. Any change in these rules and requirements could make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, we may be subject to additional fines and higher transaction fees and lose our ability to accept credit and debit card payments from our learners and UB customers, process electronic funds transfers or facilitate other types of online payments, and our business and operating results could be adversely affected.

The use of our platform could be adversely affected if our mobile solutions are not effective.

Learners have been increasingly accessing our platform on mobile devices through our Udemy and UB apps in recent years. The smaller screen size and reduced functionality associated with some mobile devices may make the use of our platform more difficult. Those accessing our platform primarily on mobile devices may not enroll in the courses offered on our platform as often as those accessing our platform through personal computers, which could result in less revenue for us. If we are not able to provide a rewarding experience on mobile devices, our ability to attract learners to our platform could be impaired, and consequently our business may suffer.

As new mobile devices and mobile features are released, we may encounter problems in developing or supporting apps for them. In addition, supporting new devices and mobile device operating systems may require substantial time and resources.

The success of our mobile apps could also be harmed by factors outside our control, including:

•	actions taken by mobile app distributors, including the Apple App Store and the Google Play Store;

•	unfavorable treatment received by our mobile apps, especially as compared to competing apps, such as the placement of our mobile apps in a mobile app download store;

•	increased costs in the distribution and use our mobile app; or

•	changes in mobile operating systems, such as iOS and Android, that degrade the functionality of our mobile website or mobile apps or that give preferential treatment to competitive offerings.

If our learners encounter difficulty accessing or using, or if they choose not to use, our mobile platform, our business and results of operations may be adversely affected.

Internet search engines drive traffic to our platform and, if we fail to appear prominently in search results, our growth rate could decline and our business, financial condition and results of operations could be adversely affected.

Many learners find our website through internet search engines, like Google. A critical factor in attracting learners to our website is how prominently we are displayed in response to search queries. Search engine companies typically provide two types of search results: algorithmic listings and paid advertisements. We rely on both types of search results to attract visitors to our website. Algorithmic search result listings are determined and displayed in accordance with a set of proprietary formulas or algorithms developed by particular search engine companies. From time to time, these companies revise their algorithms without notice. In some instances, these modifications have caused our website to be listed less prominently in search results. In addition, search engine companies retain broad discretion to remove from search results any company whose marketing practices are deemed to be inconsistent with the search engine companies’ guidelines. If our marketing practices violate or appear to violate search engine company guidelines, we may, without warning, not appear in search result listings at all. If we are listed less prominently or fail to appear in search result listings for any reason, visits by prospective learners to our website would likely decline. We may not be able to replace this traffic and any attempt to do so may require us to increase our sales and marketing expenditures, which may not be offset by additional revenue and could adversely affect our operating results.

Risks Related to Our Intellectual Property

We may be unable to adequately obtain, maintain, protect, and enforce our intellectual property and proprietary information, which could adversely affect our business, financial condition, and results of operations.

Our business depends on our intellectual property, the protection of which is critical to our success. We rely on a combination of intellectual property rights, including patents, trade secrets, trade dress, domain names, copyrights, and trademarks to protect our competitive advantage, all of which offer only limited protection. The steps we take to protect our intellectual property, including physical, operational, and managerial protections of our confidential information, contractual obligations of confidentiality, assignment agreements with our employees and contractors, license agreements, and the prosecution and maintenance of registrations and applications for registration of intellectual property rights, require significant resources and may be inadequate. We will not be able to protect our competitive advantage if we are unable to establish, protect, maintain, or enforce our rights or if we do not detect or are unable to address unauthorized use of our intellectual property. We may be required to use significant resources to monitor and protect these rights. Despite our precautions, it may be possible for unauthorized third parties to copy portions or all of our platform and use information that we regard as proprietary to create services that compete with ours. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our proprietary information may be unenforceable under the laws of certain jurisdictions.

We hold various registered trademarks in the United States and in foreign jurisdictions. We also have common law rights in some trademarks and pending trademark applications in the United States and foreign jurisdictions. In addition, we have registered domain names for websites that we use in our business, such as www.udemy.com and some other variations. Competitors may adopt service names or domain names similar to ours, thereby harming our ability to build brand identity and possibly leading to user confusion. In addition, our registered or unregistered trademarks or trade names could be declared generic, and there could be potential trade name or trademark infringement claims brought by owners of other trademarks that are similar to our trademarks. If our trademarks and trade names are not adequately protected, then we may not be able to build and maintain name recognition in our markets of interest and our business may be adversely affected. Effective trademark protection may not be available or may not be sought in every country in which our products are made available, in every class of goods and services in which we operate, and contractual disputes may affect the use of marks governed by private contract. Further, we hold a small number of issued patents and thus have a limited ability to exclude or prevent our competitors from implementing technology, methods, and processes similar to our own. Litigation or proceedings before the U.S. Patent and Trademark Office or other governmental authorities and administrative bodies in the United States and abroad may be necessary in the future to enforce our intellectual property rights and to determine the validity and scope of our rights and the proprietary rights of others. Further, we may not timely or successfully apply for a patent or register its trademarks or otherwise secure rights in our intellectual property. We expect to continue to expand internationally and, in some foreign countries, the mechanisms to establish and enforce intellectual property rights may be inadequate to protect our technology, which could harm our business.

It is our policy to enter into confidentiality and invention assignment agreements with our employees and consultants and enter into confidentiality agreements with the parties with whom we have strategic relationships. No assurance can be given that these agreements will be effective in controlling access to our proprietary information and trade secrets. The confidentiality agreements on which we rely to protect certain technologies may be breached, may not be adequate to protect our confidential information, trade secrets, and proprietary technologies, and may not provide an adequate remedy in the event of unauthorized use or disclosure of our confidential information, trade secrets, or proprietary technology. Further, these agreements do not prevent our competitors or others from independently developing products that are substantially equivalent or superior to ours. In addition, others may independently discover our trade secrets and confidential information, and in such cases we may not be able to assert any trade secret rights against such parties. Additionally, we may from time to time be subject to opposition or similar proceedings with respect to applications for registrations of our intellectual property, including trademarks. While we aim to acquire adequate protection of our brand through trademark registrations in key markets, occasionally third parties may have already registered or otherwise acquired rights to identical or similar marks for services that also address our market. We rely on our brand and trademarks to identify our platform and to differentiate our platform and services from those of our competitors, and if we are unable to adequately protect our trademarks, third parties may use our brand names or trademarks similar to ours in a manner that may cause confusion in the market, which could decrease the value of our brand and adversely affect our business and competitive advantages.

Our intellectual property rights and the enforcement or defense of such rights may be affected by developments or uncertainty in laws and regulations relating to intellectual property rights. Moreover, many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the infringement, misappropriation, or other violation of our intellectual property or marketing of competing products in violation of our intellectual property rights generally.

Policing unauthorized use of our intellectual property and misappropriation of our technology and trade secrets is difficult and we may not always be aware of such unauthorized use or misappropriation. Despite our efforts to protect our intellectual property rights, unauthorized third parties may attempt to use, copy, or otherwise obtain and market or distribute our technology or otherwise develop services with the same or similar functionality as our platform. If our competitors infringe, misappropriate, or otherwise violate our intellectual property rights and we are not adequately protected, or if our competitors are able to develop a platform with the same or similar functionality as ours without infringing our intellectual property, our competitive advantage and results of operations could be harmed. Litigation brought to protect and enforce our intellectual property rights could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. As a result, we may be aware of infringement by our competitors but may choose not to bring litigation to protect our intellectual property rights due to the cost, time, and distraction of bringing such litigation. Furthermore, if we do decide to bring litigation, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims, and countersuits challenging or opposing our right to use and otherwise exploit particular intellectual property, services, and technology or the enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our solutions, impair the functionality of our platform, prevent or delay introductions of new or enhanced solutions, result in us substituting inferior or more costly technologies into our platform, or injure our reputation. Furthermore, many of our current and potential competitors may have the ability to dedicate substantially greater resources to developing and protecting their technology or intellectual property rights than we do.

Intellectual property litigation, including litigation related to content available on our platform, could result in significant costs and adversely affect our business, financial condition, results of operations, and reputation.

Companies in the technology industry are frequently subject to litigation based on allegations of infringement or other violations of intellectual property rights. We periodically receive notices that claim we have infringed, misappropriated, or misused other parties’ intellectual property rights, including with respect to content made available on our platform by instructors and other third parties. As we gain greater public recognition, we may face a higher risk of being the subject of intellectual property claims. Any intellectual property claims against us, with or without merit, could be time consuming and expensive to settle or litigate and could divert the attention of our management. Some of our competitors have extensive portfolios of issued patents. Many potential litigants, including some of our competitors and patent holding companies, have the ability to dedicate substantial resources to enforcing their intellectual property rights. Litigation regarding intellectual property rights is inherently uncertain due to the complex issues involved, and we may not be successful in defending ourselves in such matters. Furthermore, we may not qualify for the safe harbors established by laws in the United States and other countries protecting online service providers from claims related to content posted by users, or those laws could change in a manner making them difficult or impossible to qualify for such protection, increasing our exposure. While our Terms of Use, Instructor Terms and Trust & Safety policies require instructors to respect the intellectual property rights of others, we have limited ability to influence the behavior of third parties, and there can be no assurance that these terms and policies will be sufficient to dissuade or prevent infringing activity by third parties on our platform. For more information, see “—Risks Related to Our Business and Operations—We could face liability, or our reputation might be harmed, as a result of courses posted to our platform.”

Any claims successfully brought against us could subject us to significant liability for damages and we may be required to stop using technology or other intellectual property alleged to be in violation of a third party’s rights. We also might be required to seek a license for third-party intellectual property. Even if a license is available, we could be required to pay significant royalties or submit to unreasonable terms, which would increase our operating expenses. We may also be required to develop alternative non-infringing technology, which could require significant time and expense. If we cannot license or develop technology for any allegedly infringing aspect of our business, we would be forced to limit our service and may be unable to compete effectively. Any of these results could harm our business.

Our platform contains third-party open source software components, and failure to comply with the terms of the underlying open source software licenses could restrict our ability to provide our platform.

We use open source software in our platform and expect to continue to use open source software in the future. In addition, we contribute software source code to open source projects under open source licenses or release internal software projects under open source licenses and anticipate continuing to do so in the future. Additionally, under some open source licenses, if we combine our proprietary software with open source software in a certain manner, certain proprietary software (including our own software) or other intellectual property rights could become subject to obligations to be disclosed in source code form and licensed, including for the purpose of enabling further modification and distribution, and at no charge or for only a nominal fee. Third parties may also seek to enforce the terms of the applicable open source license through litigation which, if successful, could subject us to liability and require us to make our proprietary software source code available under an open source license, seek to purchase a license (which, if available, could be costly), and cease offering the implicated products or services unless and until we can re-engineer them to avoid infringement. This re-engineering process could require significant additional research and development resources, and we may not be able to complete it successfully. Many of the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts, and there is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide or distribute our products or services. While we try to insulate our proprietary code from the effects of such open source license provisions, we cannot guarantee that we will be successful, that all open source software is reviewed prior to use in our products, that our developers have not incorporated open source software into our products in potentially disruptive ways, or that they will not do so in the future. In addition to risks related to open source license requirements, use of certain open source software may pose greater risks than use of third-party commercial software, since open source licensors generally do not provide warranties or controls on the origin of software. Any of these risks could be difficult to eliminate or manage, and, if not addressed, could adversely affect our business, financial condition, and results of operations.

Risks Related to Financial Reporting, Taxation, and Operations as a Public Company

We are an emerging growth company, and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

•

our independent registered public accounting firm will not be required to provide an attestation report on the effectiveness of our internal control over financial reporting, which may increase the risk that weaknesses or deficiencies in our internal control over financial reporting go undetected;

•	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

•	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, our stockholders may not have access to certain information that they may deem important. We will remain an emerging growth company until the earliest of:

•	the last day of the fiscal year in which we have at least U.S. $1.07 billion in annual revenue;

•	the last day of the fiscal year in which we qualify as a “large accelerated filer,” with at least U.S. $700.0 million of equity securities held by non-affiliates;

•	the date on which we have issued, in any three-year period, more than U.S. $1.0 billion in non-convertible debt securities; or

•	the last day of the fiscal year ending after the fifth anniversary of our IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of this extended transition period until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

So long as we qualify as an emerging growth company, we may elect not to provide you with certain information that we would otherwise have been required to provide in filings we make with the Securities and Exchange Commission (the “SEC”), which may make it more difficult for investors and securities analysts to evaluate our company. As a result, investor confidence in our company and the market price of our common stock may be adversely affected. Further, we cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and may decline.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, lead to a decline in the market price of our common stock.

As a public company, we are required to comply with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of Nasdaq. The Sarbanes-Oxley Act, among other things, requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.

Under the Sarbanes-Oxley Act, we will be required to make a formal assessment of the effectiveness of our internal control over financial reporting commencing with our second annual report on Form 10-K, and, once we cease to be an emerging growth company and if we are deemed to be an accelerated filer or large accelerated filer for purposes of the Exchange Act, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we have commenced a process to document and evaluate our internal control over financial reporting, which we anticipate will be costly, challenging, and time consuming. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by Nasdaq, the SEC, and other regulatory authorities.

Operating as a public company requires us to incur substantial costs and administrative burdens, which could have an adverse effect on our business, financial condition and results of operations.

As a public company, we incur substantial legal, accounting, administrative, and other costs and expenses that we did not incur as a private company, and these expenses may increase even more after we are no longer an “emerging growth company.” As a public company, we are subject to additional reporting and other obligations, such as the reporting requirements of the Exchange Act, the applicable requirements of the Sarbanes-Oxley Act, and the applicable listing standards of Nasdaq. For example, the Exchange Act requires, among other things, we file annual, quarterly, and current reports with respect to our business, financial condition, and results of operations. Compliance with these rules and regulations will increase our legal and financial compliance costs and increase demand on our systems, particularly after we are no longer an emerging growth company. In addition, as a public company, we may be subject to stockholder activism, which can lead to additional substantial costs, distract management, and impact the manner in which we operate our business in ways we cannot currently anticipate. Our business and financial condition will become more visible as a result of our reporting obligations as a public company, which may result in threatened or actual litigation, including by competitors.

Many members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies, and certain members joined us more recently. Our management team may not successfully or efficiently manage our transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and results of operations.

Unanticipated changes in our effective tax rate and additional tax liabilities, including as a result of our international operations or implementation of new tax rules, could harm our future results of operations.

We are subject to income taxes in the United States and certain foreign jurisdictions, including Australia, Brazil, India, Ireland, Japan, and Turkey. Our effective tax rate could be subject to volatility or adversely affected by several factors, many of which are outside of our control, including changes in the mix of earnings and losses in countries with differing statutory tax rates, changes in tax laws, rates, treaties, and regulations or the interpretation of the same, changes to the financial accounting rules for income taxes, the outcome of current and future tax audits, examinations or administrative appeals, certain non-deductible expenses, any decision to repatriate non-U.S. earnings for which we have not previously provided for taxes and the valuation of deferred tax assets and liabilities. Increases in our effective tax rate would reduce profitability or increase losses. In addition, we are subject to complex transfer pricing regulations administered by taxing authorities in various jurisdictions. Changes in tax and trade laws, treaties, or regulations, or their interpretation or enforcement, have become more unpredictable and may become more stringent, which could have a material adverse effect on our tax position. We made significant judgments and assumptions in the interpretation of new laws and in our calculations reflected in our financial statements.

As we expand the scale of our international business activities, any changes in the United States or foreign taxation of such activities may increase our worldwide effective tax rate and harm our business, financial condition, and results of operations.

On an ongoing basis, we are subject to examination by federal, state, local, and foreign tax authorities on income, employment, sales, and other tax matters. While we regularly assess the likelihood of adverse outcomes from such examinations and the adequacy of our provision for taxes, there can be no assurance that such provision is sufficient and that a determination by a tax authority would not have an adverse effect on our business, financial condition, and results of operations. We believe our income, employment, and transactional tax liabilities are reasonably estimated and accounted for in accordance with applicable laws and principles, but an adverse resolution of one or more uncertain tax positions in any period could have a material impact on the results of operations for that period. Certain risks relating to employment and sales taxes are described in more detail under Note 8 (“Accrued expenses and other current liabilities”).

Proposed legislation before Congress may make changes to the U.S. tax law, which may include reduced benefits related to the taxation of foreign income. Many countries and organizations such as the Organization for Economic Cooperation and Development are also actively considering changes to existing tax laws or have proposed or enacted new laws, such as those relating to digital tax, that may increase our tax obligations in countries where we do business or cause us to change the way we operate our business. Any of these developments or changes in federal, state, or international tax laws or tax rulings could adversely affect our effective tax rate and our operating results.

Taxing authorities may successfully assert that we have not properly collected or remitted, or in the future should collect or remit, sales and use, gross receipts, value added, or similar taxes, or employment, payroll, or withholding taxes, and may successfully impose additional obligations on us, and any such assessments, obligations, or inaccuracies could adversely affect our business, financial condition, and results of operations.

The application of non-income, or indirect, taxes, such as sales and use tax, value-added tax, goods and services tax, business tax, and gross receipt tax, to businesses like ours is a complex and evolving issue. Significant judgment is required on an ongoing basis to evaluate applicable tax obligations, and as a result, amounts recorded are estimates and are subject to adjustments. In many cases, the ultimate tax determination is uncertain because it is not clear how new and existing statutes might apply to our business. In addition, governments are increasingly looking for ways to increase revenue, which has resulted in discussions about tax reform and other legislative action to increase tax revenue, including through indirect taxes. Such taxes could adversely affect our financial condition and results of operations.

We are subject to indirect taxes, such as sales, use, value-added, and goods and services taxes, in the United States and other foreign jurisdictions, and we do not collect and remit indirect taxes in all jurisdictions in which we operate on the basis that such indirect taxes are not applicable to us. Certain jurisdictions in which we do not collect and remit such taxes may assert that such taxes are applicable, which could result in tax assessments, including penalties and interest, and we may be required to collect such taxes in the future. A successful assertion by one or more tax authorities requiring us to collect taxes in jurisdictions in which we do not currently do so or to collect additional taxes in a jurisdiction in which we currently collect taxes could result in substantial tax liabilities, including taxes on past sales, as well as penalties and interest, could discourage learners, instructors, or organizations from using our platform, could increase the cost for consumers using our platform, or could otherwise harm our business, financial condition, and results of operations. Further, even where we are collecting taxes and remitting them to the appropriate authorities, we may fail to accurately calculate, collect, report, and remit such taxes.

Additionally, one or more states, localities, or other taxing jurisdictions may seek to impose additional reporting, record-keeping, or indirect tax collection obligations on businesses like ours. For example, taxing authorities in the United States and other countries have identified e-commerce platforms as a means to calculate, collect, and remit indirect taxes for transactions taking place over the internet, and are considering related legislation. After the U.S. Supreme Court decision in South Dakota v. Wayfair Inc., certain states have enacted laws that would require tax reporting, collection, or tax remittance on items sold online, even where the online seller lacks a physical presence or nexus in that state. Requiring tax reporting or collection could decrease learner or instructor activity, which would harm our business. These state laws could require us to incur substantial costs in order to comply, including costs associated with tax calculation, collection, and remittance and audit requirements, which could make our offerings less attractive and could adversely affect our business, financial condition, and results of operations.

Also, tax rules of certain countries, including the United States, generally require payors to report payments to unrelated parties to the applicable taxing authority and to withhold a percentage of certain amounts and remit such amounts to the applicable taxing authority. Failure to comply with such reporting and withholding obligations with respect to payments we make to our instructors could result in the imposition of liabilities for the under withheld amounts, fines, and penalties. In addition, a tax authority could assert that we should be withholding employment or other taxes from payments to instructors. In 2020, we began approaching the Internal Revenue Service (the “IRS”), to address our historical withholding amounts for instructors. Due to our large number of instructors and the amounts paid to each, process failures with respect to these reporting obligations could result in financial liability and other consequences to us if we were unable to remedy such failures in a timely manner.

As a result of these and other factors, the ultimate amount of tax obligations owed may differ from the amounts recorded in our financial statements and any such difference may adversely affect our results of operations in future periods in which we change our estimates of our tax obligations or in which the ultimate tax outcome is determined.

Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.

We have incurred net operating losses (“NOLs”) since our inception, and we expect to continue to incur net losses in the near future. As such, there is a risk that our existing NOLs could expire unused and be unavailable to offset future income tax liabilities if we do not achieve profitability. This may require us to pay federal income taxes in future years even if our NOLs were otherwise sufficient to offset our federal taxable income in such years. There is also a risk that due to regulatory and economic changes, such as suspensions on the use of NOLs, or other unforeseen reasons, our existing NOLs could expire or otherwise be unavailable to offset future income tax liabilities. Our NOLs may similarly expire under state laws. We have recorded a full valuation allowance related to our NOLs and other deferred tax assets due to the uncertainty of the realization of the future benefits of these assets. If our NOLs and other tax attributes expire before utilization or are subject to limitations, our business and financial results could be harmed.

In addition, under Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”), if a corporation undergoes an “ownership change,” the corporation’s ability to use its pre-change NOLs and federal tax credit carryforwards to offset its post-change taxable income, or reduce its federal income tax liability, may be limited. In general, an “ownership change” occurs when there is a cumulative change in our equity ownership by “5 percent shareholders” that exceeds 50 percentage points over a rolling three-year period. Certain of our gross U.S. federal NOLs are subject to this limitation as a result of these ownership changes, and if it is determined that we have in the past experienced additional ownership changes, including as a result of our IPO, future transactions in our stock, some of which are outside our control, or both, our ability to use our NOLs and federal tax credit carryforwards to reduce future taxable income and liabilities may be further limited. Similar limitations may apply under state tax laws.

Our results of operations, which we report in U.S. dollars, could be adversely affected if currency exchange rates fluctuate substantially in the future.

We conduct our business across more than 180 countries around the world. As we continue to expand our international operations, we will become more exposed to the effects of fluctuations in currency exchange rates. This exposure is the result of selling in multiple currencies and operating in foreign countries where the functional currency is the local currency. During the three months ended March 31, 2022, 37% of our sales were denominated in currencies other than U.S. dollars, including euros, Indian rupees, British pounds sterling, Brazilian reais, and Japanese yen. Our expenses, by contrast, are primarily denominated in U.S. dollars. As a result, any increase in the value of the U.S. dollar against these foreign currencies could cause our revenue to decline relative to our costs, thereby decreasing our gross margins. Because we conduct business in currencies other than U.S. dollars, but report our results of operations in U.S. dollars, we also face remeasurement exposure to fluctuations in currency exchange rates, which could hinder our ability to predict our future results and earnings and could materially impact our results of operations. We do not currently maintain a program to hedge exposures to non-U.S. dollar currencies.

We could be adversely impacted by the effects of inflation.

Certain of our key markets, including the United States, are experiencing historically high rates of inflation, resulting from a number of macroeconomic and geopolitical factors, including supply chain constraints and rising oil and natural gas prices. Our operating costs may increase due to rising inflation and as a result we may be required to take measures to mitigate the impact of inflation; however, there can be no assurance that any such measures will be effective. Even if such measures are effective, there could be a difference between the timing of when these beneficial actions impact our results of operations and when the cost of inflation is incurred. Any failure to manage the impact of inflation on our business in a timely manner could materially and adversely affect our business, financial condition, and results of operations.

Our reported financial results may be adversely affected by changes in generally accepted accounting principles.

Generally accepted accounting principles are subject to interpretation by the Financial Accounting Standards Board, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on our reported results of operations and could affect the reporting of transactions completed before the announcement of a change. It is difficult to predict the impact of future changes to accounting principles or our accounting policies, any of which could negatively affect our reported results of operations.

Risks Related to Ownership of our Common Stock

The trading price of our common stock may be volatile, and you could lose all or part of your investment.

The market price of our common stock has, and may continue to, fluctuate substantially depending on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include the following:

•	price and volume fluctuations in the overall stock market from time to time;

•	volatility in the trading prices and trading volumes of technology stocks;

•	changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;

•	sales of shares of our common stock by us or our stockholders;

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failure of securities analysts to maintain coverage of us, changes in financial estimates by securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

•	the financial projections we may provide to the public, any changes in those projections, or our failure to meet those projections;

•	announcements by us or our competitors of new services or platform features;

•	the public’s reaction to our press releases, other public announcements, and filings with the SEC;

•	rumors and market speculation involving us or other companies in our industry;

•	actual or anticipated changes in our results of operations or fluctuations in our results of operations;

•	actual or anticipated developments in our business, our competitors’ businesses, or the competitive landscape generally;

•	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

•	actual or perceived privacy or security breaches or other incidents;

•	developments or disputes concerning our intellectual property or other proprietary rights;

•	announced or completed acquisitions of businesses, services, or technologies by us or our competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidelines, interpretations, or principles;

•	any significant change in our management;

•	general economic conditions and slow or negative growth of our markets; and

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other events or factors, including those resulting from wars and other armed conflicts, such as Russia’s invasion of Ukraine, incidents of terrorism, natural disasters, public health concerns or epidemics, such as the COVID-19 pandemic, natural disasters, or responses to these events.

In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources.

Future sales of our common stock could depress the market price of our common stock.

The market price of our common stock could decline as a result of substantial sales of our common stock, particularly sales by our directors, executive officers, and significant stockholders, a large number of shares of our common stock becoming available for sale, or the perception in the market that such sales could occur.

Certain holders of our common stock are entitled to rights with respect to the registration of their shares under the Securities Act under our investors’ rights agreement. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares held by our affiliates as defined in Rule 144 under the Securities Act, which are subject to the limitations of Rule 144. Sales of our securities or the perception that such sales could occur pursuant to these registration rights may make it more difficult for us to issue and sell securities in the future at a time and at a price that we deem appropriate. These sales could also adversely affect the trading price of our common stock and make it more difficult for you to sell shares of our common stock.

Future issuances of our common stock or rights to purchase common stock could result in additional dilution to our stockholders and cause the price of our common stock to decline.

We may issue additional common stock, convertible securities, or other equity from time to time. We also expect to issue common stock to our employees, directors, and other service providers pursuant to our equity incentive plans. Such issuances will be dilutive to investors and could cause the price of our common stock to decline. New investors in such issuances could also receive rights senior to those of holders of our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us, our business or our industry, or if they change their recommendation regarding our common stock adversely, the market price and trading volume of our common stock could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us, our business, our market, or our competitors. The analysts’ estimates are based upon their own opinions and are often different from our estimates or expectations. If any of the analysts who cover us change their recommendation regarding our common stock adversely, provide more favorable relative recommendations about our competitors, or publish inaccurate or unfavorable research about our business, the price of our securities would likely decline. If few securities analysts commence coverage of us, or if one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets and demand for our securities could decrease, which could cause the price and trading volume of our common stock to decline.

We do not expect to pay dividends in the foreseeable future.

We have never declared nor paid cash dividends on our capital stock. We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not anticipate declaring or paying any dividends to holders of our capital stock in the foreseeable future. Consequently, stockholders must rely on sales of their shares of our common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment.

Our directors, executive officers, and principal stockholders beneficially own a substantial percentage of our common stock and are able to exert significant control over matters subject to stockholder approval.

As of June 30, 2022, our directors, executive officers, and holders of more than 5% of our outstanding common stock, together with their respective affiliates, beneficially owned shares representing approximately 46.1% of our outstanding common stock. As a result, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our common stock.

Delaware law and provisions in our amended and restated certificate of incorporation and amended and restated bylaws might delay, discourage or prevent a merger, tender offer or proxy contest, thereby depressing the market price of our common stock.

Our status as a Delaware corporation and the anti-takeover provisions of the Delaware General Corporation Law (the “DGCL”), may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, even if a change of control would be beneficial to our existing stockholders. In addition, our amended and restated certificate of incorporation and amended and restated bylaws contain provisions that may make any acquisition of our company more difficult or delay or prevent changes in control of our management. Among other things, these provisions:

•	provide that our board of directors is expressly authorized to make, alter or repeal our bylaws;

•	authorize our board of directors to issue shares of preferred stock and determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval;

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

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provide that all vacancies on our board of directors and all newly created directorships may only be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, or by a sole remaining director, except as otherwise required by law, our governing documents or resolution of our board of directors, and subject to the rights of the holders of our preferred stock;

•	establish that our board of directors is divided into three classes, with each class serving staggered three-year terms;

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provide that a director may only be removed from the board of directors by the stockholders for cause and only by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding capital stock entitled to vote in the election of directors;

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prohibit cumulative voting (therefore allowing the holders of a plurality of the Shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•	require that stockholders give advance notice to nominate directors or submit proposals for consideration at stockholder meetings;

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provide that special meetings of our stockholders may be called only by the board of directors acting pursuant to a resolution adopted by the majority of the entire board of directors, the Chairperson of the board of directors, our Chief Executive Officer or our President;

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provide that, unless we otherwise consent in writing, a state or federal court located within the State of Delaware shall be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation, and our amended and restated bylaws, or (4) any action asserting a claim against us governed by the internal affairs doctrine;

•	provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; and

•	require a super-majority vote of stockholders to amend some of the provisions described above.

These provisions, alone or together, could delay, discourage, or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for stockholders to elect directors of their choosing and to cause us to take other corporate actions they desire, any of which, under certain circumstances, could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our common stock.

Our amended and restated bylaws provide, to the fullest extent permitted by law, that the Court of Chancery of the State of Delaware and the federal district courts of the United States are the exclusive forum for substantially all disputes between us and our stockholders, which could limit our stockholders’ ability to choose the judicial forum for disputes with us or our directors, officers, stockholders, or employees and, in turn, discourage lawsuits against our directors, officers, or employees.

Our amended and restated bylaws provide that, to the fullest extent permitted by applicable law and unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court in Delaware or the federal district court for the District of Delaware) will be the sole and exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a claim of breach of a fiduciary duty owed by any of our directors, stockholders, officers, or other employees to us or our stockholders; any action arising pursuant to any provision of the DGCL, our certificate of incorporation, or our bylaws; and any other action asserting a claim that is governed by the internal affairs doctrine. This exclusive forum provision would not apply to any action brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

Our amended and restated bylaws also provide that, to the fullest extent permitted by applicable law and unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. The enforceability of similar exclusive federal forum provisions in other companies’ organizational documents has been challenged in legal proceedings, and while the Delaware Supreme Court and certain other state courts have ruled that this type of exclusive federal forum provision is facially valid under Delaware law, there is uncertainty as to whether other courts would enforce such provisions and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. This exclusive federal forum provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts of the United States have exclusive jurisdiction.

These exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our current or former directors, officers, stockholders, or other employees, which may discourage such lawsuits against us and our current and former directors, officers, stockholders, and other employees. Alternatively, if a court were to find either exclusive forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur further significant additional costs associated with resolving such action in other jurisdictions, all of which could have a material adverse effect on our business, financial condition, and results of operations.

THE OFFER

1. Eligibility

An “Eligible Participant” refers to an active employee of Udemy or any of its subsidiaries as of the start of the offer and through the Cancellation Date and the New RSU Grant Date (including our executive officers), and an employee of a professional employer organization who provides services to Udemy or any of its subsidiaries as of the start of the offer and through the Cancellation Date and the New RSU Grant Date. The New RSU Grant Date will be the same U.S. calendar day as the Cancellation Date.

If you do not satisfy all of the requirements of an Eligible Participant, including remaining employed with Udemy or its subsidiaries from the start of the offer through the New RSU Grant Date or, if applicable, remaining employed with a professional employer organization and continuing to provide services to Udemy or its subsidiaries from the start of the offer through the New RSU Grant Date, you will keep your current Eligible Awards and they will vest and expire in accordance with their existing terms. If we do not extend the offer, the New RSU Grant Date will be August 6, 2022. Except as otherwise provided by applicable law and/or any employment agreement or other service agreement between you and Udemy or its subsidiaries, if you are an employee of Udemy or its subsidiaries, your employment with Udemy or its subsidiaries will remain “at-will” and can be terminated by you or Udemy or its subsidiaries at any time, with or without cause or notice. In order to vest in your New RSUs and receive or be able to exercise the Shares subject to your New RSUs, you must remain an employee or service provider to Udemy or its subsidiaries through each relevant vesting date.

2. Number of New RSUs; Expiration Date

Subject to the terms and conditions of this offer, we will accept for exchange Eligible Awards held by Eligible Participants that have a per Share exercise price equal to or greater than U.S. $11.13, whether vested or unvested, that are outstanding and unexercised as of the start of the Offering Period, remain outstanding and unexercised as of the Expiration Date, are properly elected to be exchanged, and are not validly withdrawn on or before the Expiration Date. In order to be eligible, awards must be outstanding on the Expiration Date. For example, if a particular award expires during the Offering Period, that award is not eligible for exchange.

Any options or SARs that have a per Share exercise price below U.S. $11.13 are not Eligible Awards and therefore are not eligible to be exchanged in the offer.

Participation in this offer is completely voluntary. You may not pick and choose which of your outstanding Eligible Award Grants you wish to exchange in the offer if such Eligible Award Grants are within the same Eligible Award Price Band (which are determined based on the exercise price of such Eligible Awards). If you choose to participate in the offer, you must elect to exchange all Eligible Awards within an Eligible Award Price Band. You may not select individual Eligible Awards to exchange. If you decide to participate in this offer to exchange an Eligible Award Grant, you must elect to exchange that entire Eligible Award Grant (that is, all of the Shares subject to that Eligible Award Grant).

For example, if you hold (1) an Eligible Award Grant covering 1,000 Shares with an exercise price of U.S. $11.13, 700 of which you have already exercised, (2) an Eligible Award Grant covering 1,000 Shares with an exercise price of U.S. $11.77, and (3) an Eligible Award Grant covering 3,000 Shares with an exercise price of U.S. $11.77, you may choose to exchange all three Eligible Award Grants, either the first Eligible Award Grant or the second and third Eligible Award Grant, or none at all.

However, if you have an Eligible Award that is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage) and a person who is not an Eligible Participant beneficially owns a portion of that Eligible Award Grant, you may accept this offer with respect to the entire remaining outstanding portion of the Eligible Award Grant as long as you are the legal owner of the Eligible Award. We will not accept partial tenders of award grants, so you may not accept this offer with respect to a portion of an Eligible Award Grant that is beneficially owned by you while rejecting it with respect to the portion beneficially owned by someone else. As you are the legal owner of the Eligible Awards, we will respect an election to exchange such Eligible Award Grant pursuant to the offer that is made by you and accepted by us and we will not be responsible to you or the beneficial owner of the Eligible Award Grant for any action taken by you with respect to such Eligible Award Grant.

For example, if you are an Eligible Participant and you hold an Eligible Award Grant covering 3,000 Shares that is subject to a domestic relations order, one-third (1/3) of which is beneficially owned by your former spouse (that is, the portion covering 1,000 Shares), and you have exercised 600 of the remaining 2,000 Shares subject to the Eligible Award Grant not beneficially owned by your former spouse, then you may elect to exchange the outstanding portion of your Eligible Award Grant covering 2,400 Shares, including the portion covering the 1,000 Shares beneficially owned by your former spouse, or you may elect not to participate in the offer at all with respect to this Eligible Award Grant. These are your only choices with respect to this Eligible Award.

New RSUs

Subject to the terms of this offer and upon our acceptance of your properly tendered Eligible Awards, your Tendered Awards will be canceled and you will be granted New RSUs covering the same number of Shares that were subject to your Tendered Awards as of immediately before they were canceled.

All Eligible Participants who properly tender an Eligible Award Grant pursuant to this offer that we accept will receive New RSUs. RSUs are promises by Udemy to issue Shares of Common Stock in the future provided that the vesting criteria are satisfied. You do not have to make any cash payment to Udemy to receive your New RSUs or Shares of Common Stock upon the vesting of your New RSUs. However, to the extent that we (or our subsidiary or other affiliate, as applicable) have a tax withholding obligation in connection with the vesting of the New RSUs and issuance of Shares thereunder or otherwise, the tax withholding obligations will be satisfied in the manner specified in the 2021 Plan and award agreement between you and Udemy thereunder governing your New RSU Grant, including any applicable country-specific sub-plans, appendices or addenda thereto. (See Section 9, “Source and amount of consideration; terms of New RSUs” below.)

Exchange Ratios

This offer is a one-for-one exchange of your Eligible Awards for New RSUs. Eligible Awards surrendered pursuant to the offer will be canceled and exchanged for New RSUs covering the same amount of Shares that were subject to the corresponding Tendered Awards as of immediately before they were canceled. If you participate in the offer with respect to an Eligible Award Grant, you will receive a New RSU Grant covering the same number of Shares as were subject to the Tendered Award.

Please refer to the personalized information regarding each Eligible Award Grant you hold available via E*Trade that lists: the grant date of the Eligible Award Grant; the per Share exercise price of the Eligible Award Grant; and the total, vested, and unvested numbers of underlying Shares. If you are unable to access your personalized information regarding each Eligible Award Grant you hold, you may email equity@udemy.com.

Example

Assume that you are an Eligible Participant and that you hold an Eligible Award Grant covering 3,000 Shares with an exercise price of U.S. $23.55 per Share. If you exchange this Eligible Award Grant pursuant to the offer, then on the New RSU Grant Date you will receive an RSU Grant covering 3,000 Shares.

All New RSUs will be granted under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy thereunder, including any applicable sub-plans, appendices or addenda thereto. The forms of New RSU agreements under the 2021 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. In addition, a copy of the 2021 Plan has been filed and is available on the SEC website at www.sec.gov. (See Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

The Expiration Date for this offer will be 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless we extend the offer. We may extend the Expiration Date at our discretion. If we extend the offer, the term “Expiration Date” will refer to the time and date at which the extended offer expires. See Section 15 of this Offer to Exchange for a description of our rights to extend, terminate and amend the offer.

3. Purposes of the offer

We believe that this offer will foster retention of valuable employees of Udemy and its subsidiaries, provide meaningful incentive to them, and better align the interests of employees with the interests of our stockholders to maximize stockholder value.

Equity awards are an essential component of our long-term incentive compensation program because they allow us to provide competitive employee compensation and incentives, which enable us to recruit the talented employees necessary to successfully develop and market our products. During the year leading up to our IPO, the exercise prices of stock options and SARs we granted under the 2010 plan were set by an independent valuation firm at levels ranging from U.S. $11.13 up to U.S. $34.14. In October 2021, our IPO debuted at U.S. $29.00, and while our stock briefly traded above that price, it has declined substantially over the past several months and has been trading in the range of U.S. $10.00 to U.S. $12.00 lately. As a result of our stock price decline, a large number of our employees hold equity awards that are substantially “underwater” (which means that the per Share exercise prices of the options and SARs are higher than the current market price of our Common Stock) or close to being underwater, and as a result have little or no perceived value. As of June 30, 2022, the weighted average exercise price per Share of options and SARs held by our employees was U.S. $9.82, while the closing price for our Common Stock was U.S. $10.21. As of that date, approximately 41.6% of the outstanding options and SARs held by our employees were underwater or close to being underwater. These underwater and low-value options and SARs have reduced retention or incentive value to our employees but continue to contribute to equity award overhang by approximately 7.5 million Shares. In addition, under applicable accounting rules, we must continue to recognize compensation expense related to these options and SARs while they are outstanding, even if they are never exercised.

Competition for highly skilled employees is intense. Equity awards are an important part of our employees’ total compensation and are key to our ability to recruit and retain them. For options and SARs to serve their intended purposes, they need to have value. Options and SARs with little or no value do not provide sufficient employee retention and motivation. Failing to address this issue in the near term will make it more difficult for us to retain our key employees. If we cannot retain these employees, our business, results of operations and future stock price could be adversely affected. We believe that offering to replace such options and SARs with new RSUs will aid in both retaining and motivating employees because the new RSUs will be more likely to deliver value to our employees.

Except as otherwise disclosed in this offer or in our SEC filings, we presently have no plans, proposals, or active negotiations that relate to or would result in:

•	Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Udemy;

•	Any purchase, sale or transfer of a material amount of our assets;

•	Any material change in our present dividend rate or policy, or our indebtedness or capitalization;

•

Any change in our present board of directors or management, including, but not limited to, any plans or proposals to change the number or term of directors or to fill any existing board vacancies or to change any named executive officer’s material terms of employment;

•	Any other material change in our corporate structure or business;

•	Our Common Stock being delisted from Nasdaq or not being authorized for quotation in an automated quotation system operated by a national securities association;

•	Our Common Stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

•	The suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	The acquisition by any person of a material amount of our securities or the disposition of a material amount of any of our securities; or

•	Any change in our articles of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your investment and tax advisers. You must make your own decision about whether to participate in this offer.

4. Procedures for electing to exchange Eligible Awards

Proper election to exchange awards.

Participation in this offer is voluntary. If you are an Eligible Participant, at the start of the offer you will have received a launch email from Ken Hirschman, dated July 11, 2022, announcing this offer. If you want to participate in the offer, you must make an election via the process outlined below on or before the Expiration Date, currently expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022. If you do not want to participate, then no action is necessary.

Elections via Workday

1.	To submit an election via Workday, visit the Workday website as instructed in the launch email you received from Ken Hirschman, dated July 11, 2022, announcing the offer.

2.	After logging in to Workday, you will be provided a link to your E*Trade account. Your E*Trade account will contain personalized information regarding each Eligible Award Grant you hold, including:

•	the grant date of the Eligible Award Grant;

•	the per Share exercise price of the Eligible Award Grant; and

•	the total, vested, and unvested numbers of underlying Shares subject to the Eligible Award Grant

3.	Proceed through Workday by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. Then submit your election.

We must receive your properly completed and submitted election on or before the Expiration Date. The Expiration Date will be 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless we extend the offer.

If you elect to exchange any Eligible Award Grant in this offer, you must elect to exchange all Eligible Awards you hold in the same Eligible Award Price Band. You may not select individual Eligible Awards to exchange if such Eligible Awards are in the same Eligible Award Price Band. To help you recall your Eligible Award Grants and give you the information necessary to make an informed decision, please refer to the personalized information regarding each Eligible Award Grant you hold available via E*Trade which lists: the grant date of the Eligible Award Grant; the per Share exercise price of the Eligible Award Grant; and the total, vested, and unvested numbers of underlying Shares.

If you need an election form or other offer documents or are unable to access your personalized information regarding each Eligible Award Grant you hold, please contact the Company via email at equity@udemy.com.

This is a one-time offer, and we will strictly enforce the Offering Period. We reserve the right to reject any election to exchange awards that we determine is not in the appropriate form or that we determine is unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Eligible Awards promptly after the expiration of this offer. (See Section 4, “Procedures for electing to exchange Eligible Awards,” below.)

We may extend the Offering Period. If we extend the Offering Period, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., U.S. Pacific Time, on the U.S. business day following the previously scheduled Expiration Date.

Only elections that are properly completed and submitted and actually received by Udemy on or before the Expiration Date via Workday will be accepted. Elections submitted by any other means, including hand delivery or interoffice delivery are not permitted. We will not accept delivery of any election after expiration of this offer. (See Section 4, “Procedures for electing to exchange Eligible Awards,” below.)

Your election to participate becomes irrevocable after 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless the Offer Period is extended past that time, in which case your election will become irrevocable after the new Expiration Date.

You may change your mind after you have submitted an election and withdraw from the offer at any time on or before the Expiration Date, as described in Section 5. If you wish to withdraw all of the Eligible Awards you elected for exchange, you may do so at any time on or before the Expiration Date by following the procedures described in Section 5.

Only elections that are properly completed and submitted and actually received by Udemy on or before the Expiration Date via Workday will be accepted. Elections submitted by any other means, including hand delivery or interoffice delivery are not permitted. We will not accept delivery of any election after expiration of this offer.

Our receipt of your election is not by itself an acceptance of your Eligible Awards for exchange. For purposes of this offer, we will be deemed to have accepted Eligible Awards for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give oral or written notice to the award holders generally of our acceptance of awards for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Eligible Awards accepted for exchange will be canceled on the Cancellation Date, which we presently expect will be August 6, 2022.

Determination of validity; rejection of awards; waiver of defects; no obligation to give notice of defects.

We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any election of any option or SAR tendered for exchange that we determine is not in an appropriate form or that we determine is unlawful to accept. We will accept all properly tendered Eligible Awards that are not validly withdrawn, subject to the terms of this offer. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular award or for any particular award holder, provided that if we grant any such waiver, it will be granted with respect to all award holders and Tendered Awards in a uniform and nondiscriminatory manner. No tender of awards will be deemed to have been made properly until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any election and we will not incur any liability for failure to give any such notice. This is a one-time offer. We will strictly enforce the Offering Period, subject only to an extension that we may grant in our discretion.

Our acceptance constitutes an agreement.

Your election to exchange awards through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your Eligible Awards for exchange will constitute a binding agreement between Udemy and you upon the terms and subject to the conditions of this offer.

5. Withdrawal rights and change of election

You may change your mind after you have submitted an election and withdraw all of your elected Eligible Awards from the offer at any time before the Expiration Date. The Expiration Date currently is expected to be August 6, 2022, at 6:00 p.m., U.S. Pacific Time. If we extend the Expiration Date, you may withdraw your election of Tendered Awards at any time until the extended offer expires.

To withdraw all of your elected Eligible Awards from the offer, you must deliver a withdrawal form by following the process outlined below on or before the Expiration Date, currently expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022.

Election Withdrawals via Email

1.	Log in to Workday using your login credentials and download the withdrawal form.

2.

Properly complete the withdrawal form, and submit by email to equity@udemy.com, no later than the Expiration Date, which currently is expected to be 6:00 p.m., U.S. Pacific Time, on August 6, 2022, unless we extend the offer. For clarity, your signature must be provided on the paper form after it is printed and, with respect to any forms to be submitted via email, scanned as a PDF thereafter. Udemy will not accept any other method of signature, such as electronic signatures contained in the PDF of the form or a printout of an electronic version of your signature on the form.

General Information:

If you change your election to withdraw all of your Eligible Award Grants, you may not elect later to exchange the withdrawn Eligible Award Grants. All Eligible Award Grants that you withdraw will be deemed not properly tendered for purposes of the offer.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt) and acceptance of any Eligible Awards. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

6. Acceptance of awards for exchange and issuance of New RSUs

Upon the terms and conditions of this offer and promptly following the Expiration Date, we will accept for exchange and cancel all Eligible Awards properly elected for exchange and not validly withdrawn on or before the Expiration Date. Once the Eligible Awards are canceled, you no longer will have any rights with respect to those Eligible Awards. Subject to the terms and conditions of this offer, if your Eligible Awards are properly tendered by you for exchange and accepted by us, these Eligible Awards will be canceled as of the Cancellation Date, which we anticipate to be August 6, 2022.

For purposes of the offer, we will be deemed to have accepted Eligible Awards for exchange that are validly tendered and are not properly withdrawn as of the expiration of the offer and the Cancellation Date. Promptly following the Expiration Date and Cancellation Date, we will give oral or written notice to the award holders generally of our acceptance for exchange of the Eligible Awards. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 16 of this Offer to Exchange, we currently expect that we will accept promptly after the expiration of this offer all properly tendered Eligible Awards that are not validly withdrawn.

We will grant the New RSUs on the New RSU Grant Date, which is the same U.S. calendar day as the Cancellation Date. We expect the New RSU Grant Date to be August 6, 2022. Each New RSU will be granted under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto. The number of New RSUs you will receive will be determined in accordance with the per Share exercise price of your Tendered Awards as described in Section 2 of this Offer to Exchange. Promptly after the Expiration Date, we will send you your New RSU agreement(s) (including any applicable sub-plans, appendices or addenda). You will receive the Shares subject to the RSUs if and when your RSUs vest in accordance with the vesting schedule described in Section 9 of this Offer to Exchange.

Awards that we do not accept for exchange will remain outstanding until they are exercised or canceled or expire by their terms and will retain their current exercise price, vesting schedule, and other terms.

7. Conditions of the offer

Notwithstanding any other provision of this offer, we will not be required to accept any awards tendered for exchange, and we may terminate the offer, or postpone our acceptance and cancellation of any options or SARs tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date this offer begins, and before the Expiration Date, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

•

There will have been threatened in writing or instituted or be pending any action, proceeding or litigation seeking to enjoin, make illegal or delay completion of the offer or otherwise relating in any manner, to the offer;

•

Any order, stay, judgment or decree is issued by any court, government, governmental authority or other regulatory or administrative authority and is in effect, or any statute, rule, regulation, governmental order or injunction will have been proposed, enacted, enforced or deemed applicable to the offer, any of which might restrain, prohibit or delay completion of the offer or impair the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us);

•	There will have occurred:

•	any general suspension of trading in, or limitation on prices for, our securities on any national securities exchange or in an over-the-counter market in the United States,

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States,

•

any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might affect the extension of credit to us by banks or other lending institutions in the United States,

•

in our reasonable judgment, any extraordinary or material adverse change in U.S. financial markets generally, including, a decline of at least 10% in any of the Dow Jones Industrial Average, the Standard & Poor’s 500 Index or the Nasdaq Composite from the date of commencement of this offer,

•

the commencement, continuation, or escalation of a war or other national or international calamity directly or indirectly involving the United States, which reasonably could be expected to affect materially or adversely, or to delay materially, the completion of the offer, or

•	in the case of any of the foregoing existing at the time of commencement of this offer, a material acceleration, worsening or deterioration thereof;

•

A tender or exchange offer, other than this offer by us, for some or all of our Shares of outstanding Common Stock, or a merger, acquisition or other business combination proposal involving us, will have been proposed, announced or made by another person or entity or will have been disclosed publicly or we will have learned that:

•

any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act acquires more than 5% of our outstanding Common Stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

•	any such person, entity or group which had publicly disclosed such ownership prior to such date will acquire additional Common Stock constituting more than 1% of our outstanding Shares, or

•

any new group will have been formed that beneficially owns more than 5% of our outstanding Common Stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of Eligible Awards;

•

There will have occurred any change, development, clarification or position taken in U.S. generally accepted accounting principles that could or would require us to record for financial reporting purposes stock-based compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 12 of this Offer to Exchange);

•

Any event or events occur that have resulted or are reasonably likely to result, in our reasonable judgment, in a material adverse change in our business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects;

•

Any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (see Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us), including, but not limited to, an increase in the value of our Common Stock to $15.00 or higher on or prior to the Expiration Date; or

•

Any rules or regulations by any governmental authority, Nasdaq, or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the offer to us (See Section 3 of this Offer to Exchange, “Purposes of the offer,” for a description of the contemplated benefits of the offer to us).

If any of the above events occur, we may:

•	terminate the offer and promptly return all tendered Eligible Awards to tendering holders;

•	complete and/or extend the offer and, subject to your withdrawal rights, retain all tendered Eligible Awards until the extended offer expires;

•	amend the terms of the offer; or

•	waive any unsatisfied condition and, subject to any requirement to extend the period of time during which the offer is open, complete the offer.

The conditions to this offer are for our benefit. We may assert them in our discretion before the Expiration Date regardless of the circumstances giving rise to them. We may waive any condition, in whole or in part, at any time and from time to time before the Expiration Date, in our discretion, whether or not we waive any other condition to the offer. Any such waiver will apply to all Eligible Participants in a uniform and nondiscretionary manner. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.

8. Price range of Shares underlying the options and SARs

The Udemy common stock that underlies your options or SARs is traded on Nasdaq under the symbol “UDMY.” The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by Nasdaq. There was no established market for Udemy common stock prior to the completion of our initial public offering on October 29, 2021.

	High	Low
Fiscal Year Ending December 31, 2022
Second Quarter	$16.22	$10.12
First Quarter	$18.98	$10.29
Fiscal Year Ending December 31, 2021
Fourth Quarter	$31.10	$17.09

On June 30, 2022 the last reported sale price of our Common Stock, as reported by Nasdaq, was U.S. $10.21 per Share.

You should evaluate current market quotes for our Common Stock, among other factors, before deciding whether or not to accept this offer.

9. Source and amount of consideration; terms of New RSUs

Consideration.

We will issue New RSUs in exchange for Eligible Awards properly elected to be exchanged by you and accepted by us for such exchange. All Eligible Participants who properly tender an Eligible Award Grant pursuant to this offer will receive RSUs. RSUs are equity awards under which Udemy promises to issue Common Stock in the future, provided that the vesting criteria are satisfied. Options are equity awards under which the holder can purchase Shares of Common Stock for a predetermined exercise price, provided that the vesting criteria are satisfied. SARs are equity awards under which the holder can receive cash in an amount equal to the fair market value of Shares of Common Stock for a predetermined exercise price, provided that the vesting criteria are satisfied.

Subject to the terms and conditions of this offer, upon our acceptance of your properly tendered Eligible Awards, you will be entitled to receive New RSUs based on the exercise price of your Tendered Awards as described in Section 2 of this Offer to Exchange. New RSUs will be unvested as of the New RSU Grant Date and will be subject to a new vesting schedule as described below under “Vesting.” If you receive RSUs, you do not have to make any cash payment to Udemy to receive RSUs or the Common Stock upon the vesting of your RSUs.

If we receive and accept tenders from Eligible Participants of all options and SARs, in an Eligible Award Price Band, eligible to be tendered (a total of options and SARs covering 7.5 million Shares outstanding as of June 30, 2022) subject to the terms and conditions of this offer, we will grant RSUs covering a total of approximately 7.5 million Shares of Common Stock, or approximately 5.3% of the total Shares of Common Stock outstanding as of June 30, 2022.

General terms of New RSUs.

New RSUs will be granted under, and subject to, the terms and conditions of our 2021 Plan and an award agreement between you and Udemy thereunder, including any applicable country-specific sub-plans, appendices.

The terms and conditions of the New RSUs will vary from the terms and conditions of the Eligible Awards that you tendered for exchange. RSUs are a different type of equity award from options. Therefore, if you are issued RSUs, the terms and conditions of your RSUs necessarily will be different from your Tendered Awards.

Each of your New RSUs will be subject to a new vesting schedule (even if some or all of your Tendered Awards already were vested immediately before they were canceled in the offer, as described in more detail below). Any Shares subject to New RSUs that do not vest before the New RSUs expire will be forfeited to Udemy and never will vest. As a result, you will not receive any value from that unvested part of your New RSUs.

You will not have any of the rights or privileges of a stockholder of Udemy as to the Shares associated with your New RSUs until you are issued the Shares. Shares subject to the New RSUs will be issued if and when the applicable portion of the New RSU Grant vests and, with respect to New Award Grants, after you have exercised such portion. Once you have been issued the Shares of Common Stock, you will have all of the rights and privileges of a stockholder with respect to those Shares, including the right to vote and to receive dividends, if any.

The following description summarizes the material terms of the 2021 Plan. Our statements in this Offer to Exchange concerning the 2021 Plan and the New RSUs are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, the 2021 Plan and the forms of New RSU agreements under the 2021 Plan, which are available on the SEC website at www.sec.gov. The forms of New RSU agreements under the 2021 Plan and applicable sub-plans, appendices, or addenda thereto are filed as exhibits to the Schedule TO with which this Offer to Exchange has been filed and are available on the SEC website at www.sec.gov. In addition, a copy of the 2021 Plan is available on the SEC website at www.sec.gov. To receive a copy of the 2021 Plan and/or the forms of New RSU agreements, you should email equity@udemy.com. We will promptly furnish to you copies of these documents upon request at our expense.

2021 Equity Incentive Plan

The 2021 Plan permits the granting of options, restricted stock, restricted stock units, performance awards, and stock appreciation rights. As of December 31, 2021, the total number of Shares of Common Stock subject to outstanding awards under the 2021 Plan was 2,545,051, all issuable upon settlement of outstanding restricted stock units. The offer will not affect the total shares of Common Stock authorized for issuance of awards under the 2021 Plan, of which approximately 6.8 million would be available for the issuance of awards other than New RSUs. The 2021 Plan is administered by the compensation committee of our board of directors, which we refer to as the administrator. Subject to the other provisions of the 2021 Plan, the administrator has the power to determine the terms, conditions and restrictions of the awards granted, including the number of Shares covering such award and the vesting criteria.

Exercise price.

The New RSUs will not have an exercise price. The New RSU Grant Date is expected to be August 6, 2022.

Vesting.

The vesting applicable to awards granted under the 2021 Plan generally is determined by the administrator in accordance with the terms of the 2021 Plan.

Each New RSU will represent a right to receive one Share of Common stock on a specified future date, if such New RSU vests according to the following vesting schedule, but only if you remain an employee or other service provider of Udemy or its subsidiaries through each relevant vesting date:

•

With respect to Tendered Award Grants with a per Share exercise price of U.S. $11.13, the vesting schedule will depend on whether the closing price of a Share of Common stock on Nasdaq on the Expiration Date is greater than $11.13:

•	If the closing price of a Share of Common stock on Nasdaq on the Expiration Date is greater than U.S. $11.13:

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that are currently vested or would have vested in calendar year 2022 subject to continued service, an equal number of New RSUs will vest on the First Quarterly Vesting Date;

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2023 subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2024 subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the first 3 quarters of 2024.

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is equal to or less than U.S. $11.13:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 8 quarters following the New RSU Grant Date.

•

With respect to Tendered Awards Grants with a per Share exercise price of U.S. $11.77, the vesting schedule will depend on whether the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.77:

•	If the closing price of a Share of Common Stock on Nasdaq on the Expiration Date is greater than U.S. $11.77:

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that are currently vested or would have vested in calendar year 2022 subject to continued service, an equal number of New RSUs will vest on the First Quarterly Vesting Date;

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar year 2023, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and

•

With respect to the number of Shares of Common Stock subject to such Tendered Award Grants that would have vested in calendar years 2024 and 2025, subject to continued service, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2024.

•	If the closing price of a Share of Common stock on Nasdaq on the Expiration Date is equal to or less than U.S. $11.77:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 9 quarters following the New RSU Grant Date.

•	With respect to Tendered Awards with a per Share exercise price of U.S. $23.55 or U.S. $34.14:

•

With respect to all of the Shares of Common Stock subject to such Tendered Award Grants, an equal number of New RSUs will vest ratably in equal installments on the Quarterly Vesting Dates over the 12 quarters following the New RSU Grant Date.

The first vesting date under the New RSUs is scheduled to occur on the First Quarterly Vesting Date.

•

Upon the termination of your service with us or our subsidiaries for any reason, any unvested part of your New RSU Grant will be forfeited, and you will not be entitled to the Shares of Common Stock underlying the unvested portion of the New RSU Grant. (See Section 1, “Eligibility,” and Section 9, “Source and amount of consideration; terms of New RSUs,” below.)

•

We will make minor modifications to the vesting schedule of any New RSU Grant to eliminate fractional vesting (such that a whole number of Shares subject to the New RSU Grant will vest on each vesting date). As a result, subject to your continued service with Udemy or its subsidiaries through each relevant vesting date, (i) the number of Shares that vest on each vesting date will be rounded down to the nearest whole number of Shares as of the first vesting date on which a fractional Share otherwise will vest, and (ii) fractional Shares, if any, will be accumulated until the first vesting date on which the sum of the accumulated fractional Shares equals or exceeds one whole Share and will vest as an additional whole Share on such vesting date, with any fractional Share remaining thereafter accumulated again.

Example 1 – Eligible Award Grant with a per Share exercise price of U.S. $11.13; Closing price per Share greater than U.S. $11.13 on Expiration Date

For illustrative purposes only, assume that an Eligible Participant holds, and timely elects to exchange in the offer, an Eligible Award Grant covering 10,000 Shares with a per Share exercise price of U.S. $11.13, and of which no Shares subject to the Eligible Award Grant have been exercised. Assume that the Eligible Award Grant is scheduled to vest 25% on June 14, 2021, the first anniversary of the Eligible Participant’s employment commencement date, and then in equal monthly installments thereafter for the following 36 months. Assume also that the Expiration Date, Cancellation Date, and New RSU Grant Date occur on August 6, 2022, and accordingly, the Eligible Participant’s Eligible Award Grant is canceled on that date pursuant to the offer. Finally, assume that on the Expiration Date, the closing price of a Share of Common Stock on Nasdaq is greater than U.S. $11.13.

•	The Eligible Participant will receive a New RSU Grant covering 10,000 Shares.

•

Unlike Eligible Awards, which would be partially vested as of the New RSU Grant Date, the New RSUs will be entirely unvested at the time of grant. Rather, the New RSUs will vest as follows, subject to the Eligible Participant’s continued service with Udemy or its subsidiaries through each vesting date: (i) 6,250 New RSUs, equal to all of the shares subject to the Eligible Award Grant that would have vested through 2022, will vest on November 15, 2022 (the First Quarterly Vesting Date); (ii) 2,500 New RSUs, equal to all of the shares subject to the Eligible Award Grant that would have vested in 2023, will vest ratably in equal installments on the Quarterly Vesting Dates over the 4 quarters of 2023; and (iii) 1,250 New RSUs, equal to all of the shares subject to the Eligible Award Grant that would have vested in 2024, will vest ratably in equal installments on the Quarterly Vesting Dates over the first 3 quarters of 2024.

Example 2 – Eligible Award Grant with a per Share exercise price of U.S. $11.13; Closing price per Share equal to or less than U.S. $11.13 on Expiration Date

For illustrative purposes only, assume the same facts as in Example 1, above, except that on the Expiration Date, the closing price of a Share of Common Stock on Nasdaq is equal to or less than U.S. $11.13.

•	The Eligible Participant will receive a New RSU Grant covering 10,000 Shares.

•

Unlike Eligible Awards, which would be partially vested as of the New RSU Grant Date, the New RSUs will be entirely unvested at the time of grant. Rather, the New RSUs will vest as follows, subject to the Eligible Participant’s continued service with Udemy or its subsidiaries through each vesting date: 10,000 New RSUs, equal to all of the shares subject to the Eligible Award Grant, will vest ratably in equal installments on the Quarterly Vesting Dates over the 8 quarters following the New RSU Grant Date, with the first such Quarterly Vesting Date being November 15, 2022.

Example 3 – Eligible Award Grant with a per Share exercise price of U.S. $23.55

For illustrative purposes only, assume that an Eligible Participant holds, and timely elects to exchange in the offer, an Eligible Award Grant covering 10,000 Shares with a per Share exercise price of U.S. $23.55, and of which no Shares subject to the Eligible Award Grant have been exercised. Assume that the Eligible Award Grant is scheduled to vest 25% on June 14, 2022, the first anniversary of the Eligible Participant’s employment commencement date, and then in equal monthly installments thereafter for the following 36 months. Assume also that the Expiration Date, Cancellation Date, and New RSU Grant Date occur on August 6, 2022, and accordingly, the Eligible Participant’s Eligible Award Grant is canceled on that date pursuant to the offer.

•	The Eligible Participant will receive a New RSU Grant covering 10,000 Shares.

•

Unlike Eligible Awards, which would be partially vested as of the New RSU Grant Date, the New RSUs will be entirely unvested at the time of grant. Rather, the New RSUs will vest as follows, subject to the Eligible Participant’s continued service with Udemy or its subsidiaries through each vesting date: 10,000 New RSUs, equal to all of the shares subject to the Eligible Award Grant, will vest ratably in equal installments on the Quarterly Vesting Dates over the 12 quarters following the New RSU Grant Date, with the first such Quarterly Vesting Date being November 15, 2022.

•

The closing price of a Share of Common Stock on Nasdaq on the Expiration Date does not affect the vesting schedule of the New RSU Grant if the corresponding Eligible Award Grant had a per Share exercise price of U.S. $23.55 or U.S. $34.14.

New RSUs that do not vest will be forfeited to Udemy at no cost to us as set forth in the applicable award agreement.

Form of New RSU payout.

The New RSUs granted under this offer that subsequently vest, will be paid out in an equivalent number of Shares of Common Stock. Udemy will satisfy all tax and social insurance contributions withholding and payment of fringe benefit or other tax obligations with respect to New RSUs in the manner specified in your New RSU award agreement (and any applicable appendices or addenda thereto) and any applicable country-specific sub-plans under the 2021 Plan.

Adjustments upon certain events.

Events Occurring Before the New RSU Grant Date. If, prior to the Expiration Date, we merge or consolidate with or are acquired by another entity, you may choose to change your election with respect to any options or SARs that you tendered for exchange and your awards will be treated in accordance with the applicable plan and award agreement under which they were granted. Further, if Udemy is acquired before the Expiration Date, we reserve the right to withdraw the offer, in which case your awards and your rights under them will remain intact and exercisable for the time period set forth in your award agreement and you will receive no New RSUs in exchange for them. If Udemy is acquired before the Expiration Date but does not withdraw the offer before the Expiration Date, we (or the successor entity) will notify you if the terms of the offer or the New RSUs will change materially as a result of the acquisition, including any adjustments to the number of shares that will be subject to the New RSUs. Under such circumstances, the type of security and the number of shares covered by your New RSUs be adjusted based on the consideration per Share given to holders of our Common Stock in connection with the acquisition. As a result of this adjustment, you may receive New RSUs covering more or fewer shares of the acquirer’s stock than the number of Shares subject to the Eligible Awards that you tendered for exchange or than the number you would have received pursuant to the New RSUs if no acquisition had occurred.

If another company acquires us, that company, as part of the transaction or otherwise, may decide to terminate some or all of the employees or other service providers of Udemy (or its subsidiaries) before the completion of this offer. Termination of your status as an employee or other service provider for this or any other reason before the New RSU Grant Date means that the tender of your Eligible Awards will not be accepted, you will keep your Tendered Awards in accordance with their original terms, and you will not receive any New RSUs or other benefit for your Tendered Awards.

Events Occurring After the New RSU Grant Date. If we are acquired after your Tendered Awards have been accepted, canceled, and exchanged for New RSUs, your New RSUs will be treated in the acquisition transaction in accordance with the terms of the transaction agreement or the terms and conditions of our 2021 Plan and the award agreement between you and Udemy thereunder, including any applicable country-specific sub-plans, appendices or addenda thereto.

If any extraordinary dividend or other extraordinary distribution (whether in cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, reclassification, repurchase, or exchange of shares of our Common Stock or other of our securities, other change in our corporate structure affecting the shares, or any similar equity restructuring transaction affecting our shares occurs (including a change in control), the administrator, to prevent diminution or enlargement of the benefits or potential benefits intended to be provided under our 2021 Plan, will adjust the number and class of shares that may be delivered under our 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in our 2021 Plan. The conversion of any of our convertible securities and ordinary course repurchases of our shares or other securities will not be treated as an event that will require adjustment under our 2021 Plan.

In the event of a merger or “Change in Control” (as defined in the 2021 Plan), each outstanding award under the 2021 Plan will be treated as the administrator of the 2021 Plan determines, including, without limitation, that each such award be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction.

In the event that a successor corporation or its parent or subsidiary does not continue an outstanding award, then such award will fully vest, all restrictions on such award will lapse, all performance goals or other vesting criteria applicable to such award will be deemed achieved at 100% of target levels, and such award will become fully exercisable, if applicable, for a specified period prior to the transaction, unless specifically provided for otherwise under the applicable award agreement or other written agreement with the participant. The award will then terminate upon the expiration of the specified period of time. If an option or stock appreciation right is not continued, the administrator will notify the participant in writing or electronically that such option or stock appreciation right will be exercisable for a period of time determined by the administrator in its sole discretion and the option or stock appreciation right will terminate upon the expiration of such period. However, awards granted under the 2021 Plan may be subject to other terms set forth in an agreement, plan or other arrangement governing the terms of such awards in the event of a merger or other corporate transaction of Udemy, as described in such agreement, plan or other arrangement.

Differences between the 2021 Plan and the 2010 Plan.

With respect to options and stock appreciation right granted under the 2010 Plan, in the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of Udemy, or other change in the corporate structure of Udemy affecting the shares occurs, the administrator of the 2010 Plan, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2010 Plan, would adjust the number, class, and price of shares covered by each outstanding option or stock appreciation right. Such adjustments are generally similar to adjustments to options or stock appreciation rights granted under the 2021 Plan, but the 2010 Plan does not specifically exclude the conversion of any of our convertible securities and ordinary course repurchases of our shares or other securities as an event requiring adjustment under the 2010 Plan. Additionally, because the RSUs do not have an exercise price, no adjustments will be made to the price of shares covering New RSUs received in the exchange. In the event of Udemy’s proposed dissolution or liquidation, the administrator of the 2010 Plan would notify each participant as soon as practicable prior to the effective date of such proposed transaction and, to the extent it has not been previously exercised, options and stock appreciation rights would terminate immediately prior to the consummation of such proposed action. In the event Udemy merges with or into any company or sells substantially all of our assets, each outstanding option and stock appreciation right would be treated as the administrator of the 2010 Plan determines without a participant’s consent, including, without limitation, that (1) options and stock appreciation rights would be assumed, or substantially equivalent options or stock appreciation rights would be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices; (2) upon written notice to a participant, the participant’s options and stock appreciation rights would terminate upon or immediately prior to the consummation of such merger or change in control; (3) outstanding options and stock appreciation rights would vest and become exercisable, realizable or payable, or restrictions applicable to an option or stock appreciation right would lapse, in whole or in part, prior to or upon consummation of such merger or change in control, and, to the extent the administrator of the 2010 Plan determines, terminate upon or immediately prior to the effectiveness of such merger or change in control; (4) (a) the termination of an option or stock appreciation right in exchange for an amount of cash or property, if any, equal to the amount that would have been attained upon the exercise of such option or stock appreciation right or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such option or stock appreciation right or realization of the participant’s rights, then such option or stock appreciation right may be terminated by us without payment) or (b) the replacement of such option or stock appreciation right with other rights or property selected by the administrator of the 2010 Plan in its sole discretion; or (5) any combination of the foregoing. The administrator of the 2010 Plan is not obligated to treat all options or stock appreciation rights, all options or stock appreciation rights a participant holds, or all options or stock appreciation rights of the same type, similarly.

If you exchange Eligible Awards granted under the 2010 Plan for New RSUs granted under the 2021 Plan and in the event of the occurrences described above, your New RSUs will not be treated as described in the paragraph above. Instead, your New RSUs will be treated as described in the section entitled “Events Occurring After the New RSU Grant Date” above.

Transferability

Unless determined otherwise by the 2021 Plan’s administrator, an award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the holder of such award, only by such holder. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Registration and sale of Shares underlying RSUs.

All of Udemy’s Shares of Common Stock issuable upon the vesting of the New RSUs to be granted under the 2021 Plan have been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), on a registration statement on Form S-8 filed with the SEC. Unless you are an employee or other service provider who is considered an affiliate of Udemy for purposes of the Securities Act, you will be able to sell the shares issuable under your New RSUs free of any transfer restrictions under applicable U.S. securities laws.

U.S. federal income tax consequences.

If you are a U.S. tax resident, you should refer to Section 14 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences of the New RSUs and Tendered Awards, as well as the consequences of accepting or rejecting this offer. If you are an employee or other service provider residing outside the U.S., you should refer to Section 15 of this Offer to Exchange for a discussion of the income tax and social insurance contribution consequences and other tax or legal consequences of your participation in the offer and the New RSUs and Tendered Awards. If you are a citizen or resident of more than one country, you should be aware that there might be other income tax and social insurance contribution consequences and other tax or legal consequences that may apply to you. We strongly recommend that you consult with your own advisers to discuss the consequences to you of this offer.

10. Information concerning Udemy

Our principal executive offices are located at 600 Harrison Street, 3rd Floor, San Francisco, CA 94107 U.S.A. and our telephone number is (415) 813-1710. Questions regarding this offer should be posted in the #udemy-equity Slack channel or emailed to equity@udemy.com.

Udemy is a two-sided marketplace where our instructors develop content to meet learner demand. Courses can be accessed through our direct-to-consumer offerings. Courses on both offerings address learning objectives such as reskilling or upskilling in technology and business, enhancing soft skills, and personal development. We analyze data gathered to better determine our learners’ needs, helping us match individuals with relevant courses and, within UB, learning paths for a more personalized experience. Our learners also receive access to interactive learning tools such as quizzes, exercises, and instructor questions-and-answers, or Q&A.

Our UB offering helps over 11,000 global organizations, defined as companies of all sizes, nonprofits, and government agencies, whom we refer to as UB customers or enterprise customers, support employees’ professional growth and personal development through learning. The UB course catalog reflects the continuous curation of our broader platform content; we select for the most engaging, relevant, and high-quality courses that best fit the requirements of organizations. Our rigorous curation process considers factors such as learner feedback and ratings, topic relevance, content quality, and instructor engagement.

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K, as amended, for our fiscal year ended December 31, 2022, and from our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022, is incorporated herein by reference. Please see Section 17 of this Offer to Exchange (“Additional information”) for instructions on how you can obtain copies of our SEC filings, including filings that contain our financial statements.

Our total revenue for the three months ended March 31, 2022 was U.S. $152.2 million. Our total revenue for the fiscal years ended December 31, 2021 and 2020, was U.S. $515.7 million and U.S. $429.9 million, respectively. We have incurred significant net losses since our inception in 2010 and, as of March 31, 2022, our accumulated deficit was U.S. $484.2 million. Please see Section 19 of this Offer to Exchange (“Financial Statements”) for additional information.

11. Interests of directors and executive officers; transactions and arrangements concerning the options and SARs

A list of our current directors and executive officers as of June 30, 2022 is attached to this Offer to Exchange as Schedule A. As of June 30, 2022, our executive officers and directors (13 persons) as a group held options and SARs unexercised and outstanding under the Plans to purchase a total of 9,722,885 of our Shares, which represented approximately 53.12% of the Shares subject to all options and SARs outstanding under the Plans as of that date.

The following table below sets forth the beneficial ownership of each of our current executive officers and directors of options and SARs outstanding under the Plans as of June 30, 2022. The percentages in the table below are based on the total number of outstanding options and SARs (i.e., whether or not eligible for exchange) to purchase our Common Stock under the Plans, which was 18,154,729 as of June 30, 2022. Our executive officers are, but the non-employee members of our board of directors are not, eligible to participate in the offer.

Name	Position	Number of Shares Subject to Outstanding Options and SARs	Percentage of Total Outstanding Options and SARs (%)
Gregg Coccari	President, Chief Executive Officer and Chairperson of the Board of Directors	5,937,516	32.71
Sarah Blanchard	Chief Financial Officer	1,000,000	5.51
Velayudhan Venugopal	Chief Technology Officer	800,000	4.41
Gregory Brown	President, Udemy Business	1,100,000	6.06
Llibert Argerich	Senior Vice President, Marketing	227,869	1.26
Prasad Gune	Senior Vice President, Product	457,500	2.52
Eren Bali	Director	—	—
Kenneth Fox	Director	—	—
Heather Hiles	Director	100,000	0.55
Lawrence Illg	Director	—	—
Jeffery Lieberman	Director	—	—
Lydia Ventura Paterson	Director	100,000	0.55
Natalie Schechtman	Director	—	—
All directors and executive officers as a group (13)		9,722,885	53.56

*	Less than 1%.

Except as described below, neither we, nor, to the best of our knowledge, any of our directors or executive officers, nor any affiliates of ours, were engaged in transactions involving Shares of our Common Stock or derivative securities involving Shares of our Common Stock during the 60 days before and including July 11, 2022:

Name of Executive Officer/Director	Date of Transaction	Amount of Securities Involved	Price Per Share ($)	Where and How the Transaction was Effected

Sarah Blanchard	05/15/2022	175,000	$0.00	Grant of restricted stock units

Prasad Gune	05/15/2022	75,000	$0.00	Grant of restricted stock units

Greg Brown	05/15/2022	175,000	$0.00	Grant of restricted stock units

Velayudhan Venugopal	05/15/2022	105,000	$0.00	Grant of restricted stock units

Llibert Argerich	05/15/2022	75,000	$0.00	Grant of restricted stock units

Gregg Coccari	05/20/2022	2,604	$10.56	Acquisition of Common Stock through employee stock purchase plan pursuant to Rule 16b-3(c)

Velayudhan Venugopal	05/20/2022	2,261	$10.56	Acquisition of Common Stock through employee stock purchase plan pursuant to Rule 16b-3(c)

Prasad Gune	05/20/2022	1,610	$10.56	Acquisition of Common Stock through employee stock purchase plan pursuant to Rule 16b-3(c)

Greg Brown	05/20/2022	2,604	$10.56	Acquisition of Common Stock through employee stock purchase plan pursuant to Rule 16b-3(c)

Sarah Blanchard	05/20/2022	2,485	$10.56	Acquisition of Common Stock through employee stock purchase plan pursuant to Rule 16b-3(c)

Prasad Gune	05/25/2022	1,300	$13.27(1)	Sale of Common Stock pursuant to Rule 10b5-1 trading plan

Prasad Gune	05/25/2022	300	$13.90(1)	Sale of Common Stock pursuant to Rule 10b5-1 trading plan

Natalie Schechtman	05/26/2022	23,316	$0.00	Grant of restricted stock units

Kenneth Fox	05/31/2022	3,452,000	$0.00	Pro rata in-kind distribution of Common Stock by Stripes III, LP(2)

Kenneth Fox	05/03/2022	255,833	$0.00	Acquisition of Common Stock pursuant to pro rata in-kind distribution

Jeffrey Lieberman	06/16/2022	15,490	$0.00	Grant of restricted stock units

Lawrence Illg	06/16/2022	15,490	$0.00	Grant of restricted stock units

Lydia Ventura Paterson	06/16/2022	15,490	$0.00	Grant of restricted stock units

Heather Hiles	06/16/2022	15,490	$0.00	Grant of restricted stock units

Natalie Schechtman	06/16/2022	848	$0.00	Grant of restricted stock units

Kenneth Fox	06/16/2022	15,490	$0.00	Grant of restricted stock units

Eren Bali	06/16/2022	15,490	$0.00	Grant of restricted stock units

(1)	The reported transactions were executed in multiple trades. The price reflected above represents the weighted average sale price for the transactions.
(2)

Stripes GP III, LLC, or Stripes GP, the general partner of Stripes III, LP has sole voting and dispositive power over such shares and voting decisions with respect to such shares are made by Stripes Holdings, LLC, or Stripes Holdings, as the managing member of Stripes GP. Kenneth Fox owns and controls Stripes Holdings but disclaims beneficial ownership of the shares of Common Stock held thereby except to the extent of his pecuniary interest therein.

12. Status of awards acquired by us in the offer; accounting consequences of the offer

Tendered Awards that we acquire through the offer will be canceled and returned to the pool of Shares available for grants of awards under the 2021 Plan, including any New RSUs granted under the offer. To the extent Shares returning to the 2021 Plan are not fully reserved for issuance upon receipt of the New RSUs to be granted in connection with the offer, the Shares will be available for issuance pursuant to future equity awards to employees and other eligible 2021 Plan participants without further stockholder action, except as required by applicable law or the rules of Nasdaq or any other securities quotation system or any stock exchange on which our Shares are then quoted or listed.

We account for stock-based compensation expense under the provisions of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation (“Topic 718”). Under Topic 718, the offer would be considered a modification event because it would simultaneously cancel the existing equity-classified Eligible Awards and concurrently grant New RSUs as replacement awards. As a result, we may be required to recognize incremental stock-based compensation expense resulting from the New RSUs granted in the offer. The incremental stock-based compensation expense will be measured as the excess, if any, of the fair value of each New RSU granted to employees in exchange for the canceled options and SARs, measured as of the date the New RSUs are granted, over the fair value of the Eligible Awards exchanged for the New RSUs, measured immediately prior to the exchange. The incremental stock-based compensation expense associated with the modification, as well as the unrecognized expense associated with the original, canceled Eligible Awards, will be recognized over the remaining requisite service period of the New RSUs. In the event that any of the New RSUs are forfeited prior to their vesting due to termination of employment or other service, any incremental stock-based compensation expense of the forfeited New RSUs will not be recognized.

13. Legal matters; regulatory approvals

We are not aware of any license or regulatory permit that appears to be material to our business that might be affected adversely by our exchange of awards and issuance of New RSUs as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any Nasdaq listing requirements that would be required for the acquisition or ownership of our awards as contemplated herein, except for certain exemptive or notice filings that may be required in certain countries outside the U.S. Should any additional approval, exemptive or notice filing or other action be required, we presently contemplate that we will seek such approval, make such filings or take such other action. However, we cannot assure you that we will seek such approval, make such filings or take such other action or that any such approval, filing or other action, if needed, could be obtained or made or what the conditions imposed in connection with such approvals or filings would entail or whether the failure to obtain any such approval, to make such filings or take any other action would result in adverse consequences to our business. Our obligation under the offer to accept Tendered Awards for exchange and to issue New RSUs for Tendered Awards is subject to the conditions described in Section 7 of this Offer to Exchange.

If we are prohibited by applicable laws or regulations from granting New RSUs or required to obtain a license or regulatory permit or make any other filing before granting New RSUs on the New RSU Grant Date, we will not grant any New RSUs unless we obtain the necessary license or make the requisite filing. We are unaware of any such other prohibition at this time which cannot be satisfied by obtaining a license or permit or making a filing, and we will use reasonable efforts to effect the grant. If the grant is prohibited or seems not feasible to be made on the New RSU Grant Date, we will not grant any New RSUs and you will not receive any other benefit for the awards you tendered.

14. Material income tax consequences

Material U.S. federal income tax consequences.

The following is a general summary of the material U.S. federal income tax consequences of the exchange of Eligible Awards for New RSUs pursuant to the offer for those Eligible Participants subject to U.S. federal income tax. This discussion is based on the U.S. Internal Revenue Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this offering circular, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of award holders. If you are a citizen or a resident of the U.S., but also are subject to the tax laws of another country, you should be aware that there might be other income tax and social security consequences that may apply to you. We strongly recommend that you consult with your advisers to discuss the consequences to you of this offer.

We recommend that you consult your tax adviser with respect to the U.S. federal, state and local tax consequences and any non-U.S. tax consequences of participating in the offer, as the tax consequences to you are dependent on your individual tax situation.

In addition, if you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance contribution consequences for more than one country that may apply to you. Moreover, if you received your Eligible Awards when you resided and/or worked in one country but now reside and/or work in a different country, you may have a tax or social insurance contribution obligation in the country of the original grant in connection with the New RSUs received in this Offer to Exchange. We strongly recommend that you consult with your own advisers to discuss the consequences to you of this offer.

Eligible Participants who exchange outstanding Eligible Awards for New RSUs under the offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

Restricted stock units.

If you are a U.S. taxpayer, you generally will not have taxable income at the time you are granted an RSU. Instead, you will recognize ordinary income as the shares subject to the RSUs vest, at which time they no longer can be forfeited and we will deliver the shares to you. At the same time, Udemy also typically will have a tax withholding obligation. The amount of ordinary income you recognize will equal the fair market value of the shares. With regard to the shares issued pursuant to the RSUs granted under the offer, you will not have paid any amount for the shares. The Company will satisfy all tax withholding obligations in the manner specified in your RSU award agreement (and any applicable country-specific sub-plans, appendices or addenda thereto), including, in the Company’s discretion, by requiring a cash payment rather than through the sale of shares. Any gain or loss you recognize upon the sale or exchange of shares that you acquire through a grant of RSUs generally will be treated as capital gain or loss and will be long-term or short-term depending upon how long you have held the shares. Shares held more than 12 months are subject to long-term capital gain or loss, while shares held 12 months or less are subject to short-term capital gain or loss.

You also should note that if (1) your RSUs constitute “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), (2) the vesting of all or a portion of your RSUs is accelerated in connection with your separation from service with us, and (3) you are a “specified employee” (generally, a highly placed officer of the Company) at that time, then the delivery of accelerated shares under your RSU award may need to be delayed by six (6) months in order to allow you to avoid the imposition of additional taxation under Section 409A.

This offer currently is expected to remain open for 29 calendar days. If we extend this offer such that it is open for 30 calendar days or more, incentive stock options that are Eligible Awards but that are not exchanged in the offer will be considered to have been modified. The commencement date of the offer (July 11, 2022) will be considered the modification date for purposes of determining whether the employee will receive favorable tax treatment with respect to the incentive stock options. As a result, in order to receive favorable tax treatment with respect to any such incentive stock option, you must not dispose of any shares acquired with respect to the incentive stock option until the passage of more than two years from the date this offer commenced (July 11, 2022) (i.e., the date of the deemed modification) and more than one year after the exercise of the option. If these holding periods (and all other incentive stock option requirements) are met, the excess of the sale price of the option shares over the exercise price of the option will be treated as long-term capital gain.

We recommend that you consult your tax adviser with respect to the federal, state, and local tax consequences of participating in the offer.

15. Material income tax consequences and certain other considerations for Eligible Participants who reside outside the U.S.

This discussion summarizes the likely tax consequences associated with the tender of Eligible Awards for cancellation and the grant of New RSU Awards by Udemy. This summary assumes that you are and will continue to be resident in the relevant country and is based upon tax laws as well as administrative and judicial interpretations in effect as of May 2022. If these tax laws, or interpretations of these laws, change in the future, possibly with retroactive effect, the information provided in this summary may no longer be accurate. This summary is limited to a general description of the national tax laws, and is not intended to address local, city, regional, or other provincial tax laws that may be applicable to you.

The tax consequences of the RSUs are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with the tender of Eligible Awards for cancellation and the grant of New RSU Awards. Moreover, it may not apply to your particular tax or financial situation, and we are not in a position to assure you of any particular tax result.

If you are a citizen or resident or are otherwise subject to the tax laws of more than one country, you should be aware that there might be tax and social insurance contribution consequences for more than one country that may apply to you. Moreover, if you received your Eligible Awards when you resided and/or worked in one country but now reside and/or work in a different country, you may have a tax or social insurance contribution obligation in the country of the original grant in connection with the New RSUs. We strongly recommend that you consult with your own advisers to discuss the consequences to you of this offer.

You should review the information carefully and consult your own tax adviser regarding your personal situation before deciding whether or not to participate in the offer.

Australia

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer may be subject to tax in Australia at the time of the exchange. The taxable amount at the time of the exchange should be the market value of the Eligible Awards at the time of the exchange. The market value of the Eligible Awards is either (1) an amount determined under a valuation, or (2) calculated in accordance with the Australian Income Tax Assessment (1997 Act) Regulations 2021. You should consult your tax adviser to determine the market value of your Eligible Awards and whether tax will be due at the time of the exchange.

When the New RSU Awards vest, you will be taxed on the market value (as determined under Australian tax law) of the Shares delivered upon vesting of the New RSU Awards, or, if sooner, upon termination of your employment (with respect to any unvested RSUs that do not terminate in conjunction with the termination of employment). Medicare Levy and Temporary Budget Repair Levy also apply.

If you sell the underlying Shares more than 30 days after vesting (assuming this is the deferred taxing point), you are subject to capital gains tax (CGT) on any additional gain realized upon the sale of those shares over the value of those shares on the vesting date.

The amount included in your net capital gain is the excess of (1) the sale price of the Shares, over (2) the “cost base.” If you sell the Shares after holding them for more than 12 months following vesting, the amount included in your net capital gain is limited to 50% of the excess of (1) the sale price of the Shares, over (2) the “cost base.”

The “cost base” of the Shares for CGT purposes is the amount previously included in your taxable income for the year in which the New RSU Awards vested.

If the consideration received upon sale of your Shares is less than the “cost base,” a capital loss will be available to offset current or future year capital gains. Note that a capital loss may not be used as a deduction from assessable income.

Your employer will not withhold income tax and Medicare Levy recognized as a result of the vesting of the New RSU Awards or sale of the Shares received, provided that you have notified your employer of your Australian Tax File Number (TFN).

Generally, you must report the taxable amount on your annual tax return upon vesting of the New RSU Awards or upon sale of Shares received upon vesting of the New RSU Awards within 30 days of vesting. In addition, you must report any taxable capital gain or loss when you sell your Shares.

It is important to note that income from the New RSU Awards in one year may impact upon the calculation and requirement to pay additional PAYG tax installments in the following income year. Please contact your tax advisor for more details.

Austria

Eligible Participants who tender outstanding Eligible Awards for cancellation and a grant of New RSUs under the offer generally will not be subject to tax in Austria at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

Upon vesting of the New RSU Awards, you will be subject to tax and social insurance contributions on the fair market value of the Shares issued upon vesting.

When you sell the Shares acquired upon vesting of the New RSU Awards, the “capital gain” (i.e., the difference between the sales proceeds and the fair market value of the Shares at vesting) is subject to tax and social surtaxes.

Your employer will not report and withhold income and applicable social insurance contributions upon vesting of the New RSU Awards. You will be responsible for reporting and paying all applicable taxes and social insurance contributions that are due in connection with the New RSU Awards.

Canada

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer may be subject to tax in Canada at the time of the exchange. The taxable amount at the time of the exchange would equal to the value of the New RSU Awards. You should consult your tax adviser to determine the value of the New RSU Awards and whether tax will be due at the time of the exchange.

When the New RSU Awards vest, you will be subject to tax and social insurance contributions on the fair market value of the Shares delivered upon vesting of the New RSU Awards minus the amount of any tax paid at the time of the exchange.

When you sell the Shares acquired upon vesting of the New RSU Awards, the “capital gain” (the difference between the sales proceeds and the fair market value of the Shares at vesting) is subject to tax.

Udemy is required to withhold and report applicable taxes and social insurance contributions upon the exchange and upon vesting of the New RSU Awards. You will be responsible for reporting and paying taxes upon the sale of Shares.

France

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in France at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event. Note that the New RSU Awards will not qualify for favorable tax treatment in France.

Upon vesting of the New RSU Awards, you will be subject to tax and social insurance contributions on the fair market value of the Shares issued upon vesting.

When you sell the Shares acquired upon vesting of the New RSU Awards, the “capital gain” (i.e., the difference between the sales proceeds and the fair market value of the Shares at vesting) is subject to tax and social surtaxes.

If your employer does not report and withhold income and applicable social insurance contributions upon vesting of the New RSU Awards, you will be responsible for reporting and paying any applicable taxes in connection with the New RSU Awards.

Germany

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSU Awards under the offer generally will not be subject to tax in Germany at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to income tax, a solidary surcharge, and social insurance contributions (subject to an annual threshold) on the fair market value of the Shares at the time of vesting. You also may be subject to church tax on the amount of your income tax liability, depending on the tax district in which you reside and whether you are a registered member of a church.

When you sell the Shares you acquired upon vesting of the New RSU Awards, the “capital gain” (i.e., the difference between the sales proceeds and the fair market value of the Shares at vesting) will be subject to tax at a flat rate (plus solidarity surcharge and church tax, if applicable). Any gains you realize from the sale of Shares is allowed an annual lump sum deduction applicable to all investment income (including any dividends you receive on the Shares) for the relevant tax year.

If you are subject to church tax, the required amounts will generally be withheld by the bank carrying the German brokerage account. If church tax is not withheld, you will be required to report and remit such amounts in connection with your personal income tax return.

If your employer does not report and withhold income and applicable social insurance contributions upon vesting of the New RSU Awards, you will be responsible for reporting and paying any applicable taxes in connection with the New RSU Awards.

India

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally may be subject to tax in India at the time of the exchange depending on whether the Tendered Awards are vested.

Vested Options and Vested SARs – the Indian tax authority may view the exchange as a taxable transfer subject to capital gains tax based on the difference between the cost of acquiring the vested options or vested SARs (in this case, nil) and the value of the New RSUs, as determined by an Indian Category I Merchant Bank registered with the Securities and Exchange Board of India. The applicable tax rate may be long-term or short-term capital gain depending on the period that the vested options have been held by you. Alternatively, the vested options and vested SARs could be seen as consideration for the grant of New RSUs for purposes of determining the taxable value upon vesting of the New RSUs. You should consult your tax adviser to determine whether tax will be due at the time of the exchange.

Unvested Options and Unvested SARs—Cancellation of unvested options or unvested SARs and the grant of New RSU Awards should be treated as a non-taxable event.

Your employer will report and withhold applicable taxes in connection with the exchange or the vesting of New RSU Awards, as applicable. You are responsible for reporting and paying taxes due upon the sale of Shares.

Ireland

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in Ireland at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to income tax and employee PRSI and USC on the fair market value of the Shares at the time of vesting.

When you sell the Shares you acquired upon vesting of the New RSU Awards, the “capital gain” (i.e., the difference between the sales proceeds and the fair market value of the Shares at vesting) will be subject to tax at capital gains rates.

Your employer will report and withhold income tax and employee PRSI and USC when the New RSU Awards vest. You are responsible for reporting and paying taxes due upon the sale of Shares.

Mexico

Eligible Participants who tender outstanding Eligible Awards for cancellation and a grant of New RSUs under the offer generally will not be subject to tax in Mexico at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to income tax on the fair market value of the Shares at the time of vesting.

When you sell the Shares received from the vesting of your New RSU Awards, you may be subject to capital gains tax. Your gain is equal to the difference between the amount for which you sell the Shares, and the aggregate fair market value of the Shares on the date when the New RSU Awards vest.

Your employer is not required to withhold applicable taxes at the time of vesting. You will be responsible for reporting and paying applicable taxes in connection with the vesting of New RSU Awards and the subsequent sale of Shares.

Portugal

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in Portugal at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to tax on the fair market value of the Shares at the time of vesting.

When you sell the Shares received from the vesting of your New RSU Awards, you may be subject to capital gains tax. Your gain is equal to the difference between the amount for which you sell the Shares, and the aggregate fair market value of the Shares on the date when your New RSU Awards vested.

Your employer is not required to withhold applicable taxes at the time of vesting. You will be responsible for reporting and paying applicable taxes in connection with vesting of the New RSU Awards and the subsequent sale of shares.

Singapore

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in Singapore at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to tax on the fair market value of the Shares at the time of vesting.

When you sell the Shares received from the vesting of your New RSU Awards, you will not be subject to tax.

Your employer is not required to withhold taxes when the New RSU Awards vest. It is your responsibility to pay any applicable taxes in connection with the New RSU Awards. However, withholding may apply in certain circumstances if you leave Singapore.

Spain

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in Spain at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to tax and social insurance contributions (unless you have already met the monthly cap) on the fair market value of the Shares at the time of vesting.

When you sell the Shares received from the vesting of the New RSU Awards, you may be subject to capital gains tax. Your gain is equal to the difference between the amount for which you sell the Shares, and the aggregate fair market value of the Shares on the date when the New RSU Awards vest.

Your employer is not required to withhold applicable taxes at the time of vesting. You will be responsible for reporting and paying applicable taxes in connection with vesting of the New RSU Awards and the subsequent sale of Shares.

Turkey

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in Turkey at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to tax on the fair market value of the Shares at the time of vesting.

When you sell the Shares received from the vesting of the New RSU Awards, you may be subject to capital gains tax. Your gain is equal to the difference between the amount for which you sell the Shares, and the aggregate fair market value of the Shares on the date when the New RSU Awards vest.

Your employer is not required to withhold applicable taxes at the time of vesting. You will be responsible for reporting and paying applicable taxes in connection with vesting of the New RSU Awards and the subsequent sale of Shares.

United Arab Emirates

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in the United Arab Emirates at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will not be subject to tax on the fair market value of the Shares at the time of vesting.

When you sell the Shares received from the vesting of the New RSU Awards, you will not be subject to capital gains tax.

United Kingdom

Eligible Participants who tender outstanding Eligible Awards for cancellation and are granted New RSUs under the offer generally will not be subject to tax in the United Kingdom at the time of the exchange. We believe that the cancellation of Eligible Awards and the grant of New RSU Awards will be treated as a non-taxable event.

When you vest in the New RSU Awards, you will be subject to income tax and National Insurance Contributions (“NICs”) on the fair market value of the Shares at the time of vesting.

If you enter into a “Joint Election” with your employer, you also may be responsible for the employer’s NICs with respect to the vesting of the New RSU Awards.

When you sell the Shares you acquired upon vesting of the New RSU Awards, the “capital gain” (i.e., the difference between the sales proceeds and the fair market value of the Shares at vesting) will be subject to tax. Your aggregate gain will be subject to an annual exemption designated by Her Majesty’s Revenue & Customs (“HMRC”).

Your employer will report the income and withhold income tax and NICs due upon vesting of the New RSU Awards. In addition, your employer will report the details of your New RSU Awards.

You also are required to report the taxable benefits arising in connection with the New RSU Awards and remit any difference between the actual tax due and the amount withheld to HMRC on your personal self-assessment tax return.

If you are subject to tax in more than one country, you should be aware that there may be other tax and social insurance consequences that may apply to you. In addition, if you have been employed by us (or one of our subsidiaries) in more than one tax jurisdiction, you should be aware that there may be tax and social insurance contribution consequences in each jurisdiction that may apply to you. If you received your Eligible Awards when you resided and/or worked in one country but now reside and/or work in a different country, you may have a tax obligation in the country of the original grant in connection with the New RSUs received under this Offer to Exchange. We strongly recommend that you consult your own tax adviser to discuss these consequences.

16. Extension of offer; termination; amendment

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to extend the period of time during which the offer is open and delay the acceptance for exchange of any options or SARs. If we elect to extend the period of time during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the Expiration Date, we also will extend your right to elect or withdraw tenders of Eligible Awards until such extended Expiration Date. In the case of an extension, we will issue a press release, email or other form of communication no later than 6:00 a.m., U.S. Pacific Time, on the next U.S. business day after the previously scheduled Expiration Date.

We also reserve the right, in our reasonable judgment, on or before the Expiration Date to terminate or amend the offer and to postpone our acceptance and cancellation of any options or SARs elected to be exchanged if any of the events listed in Section 7 of this Offer to Exchange occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and cancellation of options or SARs elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act which requires that we must pay the consideration offered or return the options or SARs promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, on or before the Expiration Date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Exchange has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by decreasing or increasing the consideration offered in this offer to option or SAR holders or by decreasing or increasing the number of options or SARs being sought in this offer. As a reminder, if a particular option or SAR expires after the start of, but before cancellation under the offer, that particular option or SAR is not eligible for exchange. Therefore, if we extend the offer for any reason and if a particular option or SAR that was tendered before the originally scheduled expiration of the offer expires after such originally scheduled Expiration Date but before the actual Cancellation Date under the extended offer, that option or SAR would not be eligible for exchange.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the consideration being offered by us or a change in the amount of existing options or SARs sought, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the number of Eligible Awards being sought in this offer or the consideration being offered by us for the Eligible Awards in this offer, the offer will remain open for at least ten (10) U.S. business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of Eligible Awards, we promptly will disclose the amendments in a manner reasonably calculated to inform holders of Eligible Awards of such amendment, and we will extend the offer’s period so that at least two (2) U.S. business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

17. Fees and expenses

We will not pay any fees or commissions to any broker, dealer or other person for soliciting awards to be exchanged through this offer.

18. Additional information

This Offer to Exchange is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your awards:

1.	Our annual report on Form 10-K for our fiscal year ended December 31, 2021, filed with the SEC on March 25, 2022, as amended April 13, 2022;

2.	Our definitive proxy statement on Schedule 14A for our 2022 annual meeting of stockholders, filed with the SEC on April 20, 2022;

3.	Our quarterly report on Form 10-Q for our fiscal quarter ended March 31, 2022, filed with the SEC on May 4, 2022;

4.

The description of our Common Stock contained in our registration statement on Form 8-A filed with the SEC on October 21, 2021, and any further amendment or report filed thereafter for the purpose of updating such description; and

5.	The information contained in our current reports on Form 8-K filed with the SEC, except to the extent that information therein is furnished and not filed with the SEC.

These filings, our other annual, quarterly, and current reports, our proxy statements, and our other SEC filings are available to the public on the SEC’s Internet site at http://www.sec.gov.

Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by contacting:

Udemy, Inc.

600 Harrison Street, 3rd Floor

San Francisco, California 94107

United States of America

Attention: Legal Department

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

The information contained in this Offer to Exchange about us should be read together with the information contained in the documents to which we have referred you, in making your decision as to whether or not to participate in this offer.

19. Financial information

The financial information, including financial statements and the notes thereto, included in our annual report on Form 10-K for the fiscal year ended December 31, 2021, and our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022, are incorporated herein by reference. Attached as Schedule B to this Offer to Exchange is a summary of our financial information from our annual report on Form 10-K for our fiscal year ended December 31, 2021, and from our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2022. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 17 of this Offer to Exchange.

We had a book value per share of U.S. $2.73 on March 31, 2022.

20. Miscellaneous.

We are not aware of any jurisdiction in which the making of the offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, or if we choose not to comply with such law, the offer will not be made to, nor will awards be accepted from the award holders residing in such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange your awards through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Exchange and in the related offer documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation, or information as having been authorized by us.

Udemy, Inc.

July 11, 2022

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS

AND DIRECTORS OF UDEMY, INC.

The directors and executive officers of Udemy, Inc. as of June 30, 2022, are set forth in the following table:

Name	Position and Offices Held

Gregg Coccari	President, Chief Executive Officer and Chairperson of the Board of Directors

Sarah Blanchard	Chief Financial Officer

Velayudhan Venugopal	Chief Technology Officer

Gregory Brown	President, Udemy Business

Llibert Argerich	Senior Vice President, Marketing

Prasad Gune	Senior Vice President, Product

Eren Bali	Director

Lawrence Illg	Director

Jeffrey Lieberman	Director

Lydia Paterson	Director

Heather Hiles	Director

Kenneth Fox	Director

Natalie Schechtman	Director

The address of each executive officer and director is:

Udemy, Inc.

600 Harrison Street, 3rd Floor

San Francisco, California 94107

United States of America

Our executive officers are eligible to participate in the offer. The non-employee members of our board of directors are not eligible to participate in this offer.

A-1

SCHEDULE B

Summary Financial Information of Udemy, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(in thousands, except share and per share amounts)

(quarterly amounts are unaudited)

	Year Ended December 31,		Three Months Ended March 31,
	2020	2021	2021	2022
Revenue	$429,899	$515,657	$124,550	$152,223
Cost of Revenue	209,253	236,024	57,923	66,438
Gross profit	220,646	279,633	66,627	85,785
Loss from operations	(73,380)	(77,907)	(16,438)	(25,316)
Net loss attributable to common stockholders	(77,620)	(80,026)	(17,989)	(25,649)
Net loss per share, basic and diluted	$(2.33)	$(1.46)	$(0.50)	$(0.18)
Shares used in computing net loss per share, basic and diluted	33,384,438	54,972,827	36,178,304	139,405,294

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(quarterly amounts are unaudited)

	December 31, 2020	December 31, 2021	March 31, 2022
Total current assets	$236,964	$641,873	$617,017
Total assets	282,096	739,851	738,890
Total current liabilities	263,813	341,343	339,598
Total liabilities	268,677	350,151	358,382
Total stockholders’ equity (deficit)	(260,685)	389,700	380,508
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	282,096	739,851	738,890

B-1